As filed with the Securities and Exchange Commission on February 8 , 2019

Registration No. 333-227385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 10

to

FORM S-1

REGISTRATION STATEMENT

under the Securities Act of 1933

IMAC Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	8093	83-0784691
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey S. Ervin

Chief Executive Officer

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Ralph V. DeMartino, Esq. F. Alec Orudjev, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, D.C. 20001 (202) 778-6400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Units, each consisting of one share of Common Stock and two Warrant s to purchase Common Stock (4)(9)	$5,009,687.50	$607.17

Common Stock, par value $0.001 per share (“Common Stock”)(10)	$-	$-	(6)

Warrants to purchase Common Stock (10)	-	-	(6)

Common Stock issuable upon exercise of Warrants to purchase Common Stock (5)	$9,775,000.00	$1,184.73

Underwriters’ Unit Purchase Option:

Units underlying the Unit Purchase Option (7)	-	-	(6)

Common Stock included in the Units underlying the Unit Purchase Option (7)	$239,526.60	$29.03

Warrants to purchase shares of Common Stock included in the Units underlying the Unit Purchase Option (7)	782.00	0.10

Common Stock issuable upon exercise of Warrants included in the Units underlying the Unit Purchase Option (7)	$479,053.20	$58.06

Total	$15,504,049.30	$1,879.09	(8)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(4)

Each Unit consists of one share of Common Stock and two Warrant s, each to purchase a share of Common Stock, and the price per Unit represents the aggregate value of $5.105 per share of Common Stock and $0.01 per Warrant.

(5)	For every share of Common Stock offered as part of a Unit, there will be issued two Warrants, each for the purchase of one share of Common Stock.

(6)	No additional filing fee is required.

(7)	Represents the underwriters’ unit purchase option to purchase up to 4% of the securities sold in this offering at an exercise price equal to 120% of the public offering price per security issued in the offering.

(8)	The Registrant previously paid $2,250.72 in connection with the initial filing of the Registrant’s Form S-1 registration statement on September 17, 2018, and an additional $74.03 was paid in connection with Amendment No. 2 to cover an increase in the principal maximum aggregate offering price by $610,800. No additional registration fee is due with this Amendment No. 10 .

(9)	Includes shares of Common Stock and Warrants that the underwriters have the option to purchase to cover over-allotments, if any.

(10)	Component security underlying the Units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion—Dated February 8, 2019

PRELIMINARY PROSPECTUS

Units Consisting of 850,000 Shares of Common Stock

And Warrants to Purchase Up to 1,700,000 Shares of Common Stock

( 1,700,000 Shares of Common Stock Underlying the Warrants)

IMAC Holdings, Inc.

This is the initial public offering of securities of IMAC Holdings, Inc. We are offering 850,000 units consisting of 850,000 shares of our common stock and a total of 1,700,000 warrants to purchase up to 1,700,000 shares of our common stock, divided into two separate equal warrants each to purchase up to 850,000 shares, with each unit consisting of one share of common stock and two warrants, at an initial public offering price of $5.125 per unit. The shares and warrants will be separately issued but will be purchased together as units in this offering. Units will not be issued or certificated. Purchasers of units will receive a number of shares equal to the number of units purchased and a number of total warrants equal to two times the number of units purchased. The terms of the warrants will be identical and will have an exercise price equal to $5.00 per share, be exercisable upon issuance and expire five years after the date of this prospectus. This prospectus also relates to the offering of the shares of common stock issuable from time to time upon exercise of the warrants.

Prior to this offering, no public market has existed for any of our securities.

Our common stock and warrants have been approved for listing on The NASDAQ Capital Market under the symbols “IMAC” and “IMACW,” respectively. We do not intend to apply for listing the units on any securities exchange or market, and we do not expect that they will be quoted in the over-the-counter market.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 18.

	Per Unit(3)	Total
Initial public offering price	$5.125	$4,356,250
Underwriting discounts and commissions (1)(2)	$0.320	$272,266
Proceeds to us, before expenses	$4.805	$4,083,984

(1)

Represents underwriting discounts and commissions equal to 6.25% per unit (or $0.319 per share and $0.001 per warrant), which is the underwriting discount we have agreed to pay to the underwriters in this offering.

(2)

Does not include a non-accountable expense allowance equal to 0.75% of the gross proceeds of this offering, payable to the underwriters, or for the reimbursement of certain expenses of the underwriters.

(3)

Each unit consists of one share of common stock and two warrant s, each to purchase a share of common stock. The public offering price and underwriting discount correspond to public offering price per unit of $5.125 (comprised of a public offering price per share of common stock of $5.105 and a public offering price per warrant of $0.01).

In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue upon the closing of this offering a unit purchase option to Dawson James Securities, Inc., as representative of the several underwriters, entitling it to purchase a number of our securities equal to 4% of the securities sold in this offering. The underwriters’ unit purchase option will have an exercise price equal to 120% of the public offering price of the units set forth on the cover page of this prospectus (or $6.15 per share and two warrant s ) and may be exercised on a cashless basis. The underwriters’ unit purchase option is not redeemable by us. This prospectus also covers the sale of the underwriters’ unit purchase option and the shares of common stock and warrants (and shares of common stock underlying such warrants) issuable upon the exercise of the underwriters’ unit purchase option. For additional information regarding our arrangements with the underwriters, see “Underwriting” beginning on page 92. We have granted the underwriters the right to purchase up to an additional 127,500 shares of common stock and/or warrants to purchase up to 255,000 shares of common stock, in any combination, from us at the initial public offering price per security, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriters can exercise this option within 45 days after the date of this prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements after this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our securities to purchasers on or about February   , 2019.

DAWSON JAMES SECURITIES, INC.	CUTTONE & CO., LLC

The date of this prospectus is February   , 2019

i

About this Prospectus

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell units consisting of our shares of common stock and warrants, and are seeking offers to buy such securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units consisting of our shares of common stock and warrants and the distribution of this prospectus outside of the United States. See “Underwriting.”

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations. The sources of the third-party industry publications referred to in this prospectus are:

●	Orbis Research, an independent market research firm; and

●	IBIS World, an independent industry research company.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

References in this prospectus to “IMAC Group” represent IMAC Holdings, Inc. on a pro forma basis after consummation of business transactions involving companies owning or managing IMAC Regeneration Centers and the related issuance of shares of common stock, debt and/or cash payments in such transactions, which were completed in June and August 2018. The business transactions refer to the following five transactions with entities for which IMAC Holdings currently has either no ownership or control, or varying degrees of ownership or control: Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, and BioFirma LLC.

References in this prospectus to “we,” “us,” “our,” “our company,” “our business” or “IMAC Holdings” are to IMAC Holdings, Inc., a Delaware corporation, and prior to the Corporate Conversion discussed in this prospectus, IMAC Holdings, LLC, a Kentucky limited liability company, and in each case, their consolidated subsidiaries.

OUR COMPANY

We are a growing chain of Integrated Medicine and Chiropractic (IMAC) Regeneration Centers, combining life science advancements with traditional medical care for movement-restricting diseases and conditions. Our mix of medical and physical procedures is designed to improve patient experiences and outcomes, and to reduce healthcare costs as compared to other available treatment options. We own six and manage five outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. Our treatments are performed by licensed medical practitioners through our regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of our patients. We do not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. Our employees focus on providing exceptional customer service to give our patients a memorable and caring experience. We believe that we have priced our treatments to be affordable by 95% of the population and are well positioned in the expanding regenerative medical sector.

Our licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 31% of our revenue) with traditional, minimally invasive (minimizing incisions and skin punctures) medical procedures (representing 33% of our revenue) in combination with physical therapies (representing 31% of our revenue from physical therapy, and remaining 5% of our revenue from chiropractic). We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We have successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, our procedures comply with all professional athletic league drug restriction policies, including the National Football League (NFL), National Basketball League (NBA), National Hockey League (NHL), and Major League Baseball (MLB).

Dr. Matthew Wallis, DC, our Chief Operating Officer, opened the first IMAC Regeneration Center in Paducah, Kentucky 18 years ago in August 2000, which remains the flagship location of our current business. Dr. Jason Brame, DC joined Dr. Wallis in 2008. In 2015, Drs. Wallis and Brame hired Jeffrey S. Ervin as our Chief Executive Officer to collectively create and implement their growth strategy. The result was the formal creation of IMAC Holdings, LLC to expand IMAC clinics outside of western Kentucky, with such facilities to remain owned or operated under the group using the IMAC Regeneration Center name and services. In June 2018, we completed a corporate conversion in which IMAC Holding, LLC was converted to IMAC Holdings, Inc. to consolidate ownership of existing clinics and implement our growth strategy.

Since May 2016 to the date of this prospectus, IMAC has opened six outpatient medical clinics and acquired four physical therapy practices for a total of 11 clinics in Kentucky, Missouri and Tennessee. We intend to use a significant portion of the net proceeds of this offering to further expand the reach of our facilities to other strategic locations throughout the United States. In order to enhance our brand, we have partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and one Tony Delk IMAC Regeneration Center. We have also signed former NBA player George Gervin to be a brand ambassador for future clinics in Texas. Our brand ambassadors help deliver awareness to our non-opioid services, emphasizing our ability to treat sports and orthopedic injuries as an alternative to traditional surgeries for joint repair or replacement.

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Over the past few years we have seen a rapid growth in demand for our services as measured by patient visits. The demand for our services continues at a rapid rate fueled by growth for organic healthcare solutions over traditionally invasive orthopedic practices. For the eight months ended August 31, 2018, IMAC Group had 62,916 patient visits, which was 18% higher than the 53,287 visits for the comparable period in 2017. We also believe that our regenerative rehabilitation treatments are provided to patients at a much lower price than our primary competitors such as orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. The average cost of inpatient care alone for a knee replacement was $16,300 in 2014 (excluding therapy). The average cost of a knee treatment for a patient that qualified for a knee replacement was $4,200 in 2017 (excluding therapy).

Most Costly Inpatient Stays by First-Listed Operating Room Procedure in 2014

Rank	First-Listed Operating Room Procedure Type	Aggregate costs for inpatient stays in billions of dollars	Percent of aggregate costs for all stays for such procedure	Mean cost per stay in thousands of dollars
1	Spinal fusion	12.0	7.3	28.9
2	Arthroplasty of knee	11.8	7.2	16.3
3	Hip replacement, total and partial	8.3	5.1	17.1
4	Percutaneous coronary angioplasty (PTCA)	8.1	4.9	21.5
5	Cesarean section	7.0	4.3	6.1

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Source: Healthcare Cost and Utilization Project, Agency for Healthcare Research and Quality, December 2017

We own our medical clinics directly or have entered into long-term management services agreements to operate and control medical clinics by contract. Our preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, our managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a limited liability company or corporation) under common control with us or eligible members of our company in order to comply with state laws regulating the ownership of medical practices. We are compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

Orbis Research, an independent market research firm, reported that the regenerative healthcare industry in the United States is estimated to be $67.6 billion by 2019, and independent industry research company IBIS World estimated that outpatient rehabilitation in the U.S. is an approximately $30 billion industry, with approximately 90% of that revenue generated from physical rehabilitation services, including orthopedic, sports, geriatric and other forms of physical medicine. Outpatient rehabilitation is anticipated to grow at a rate of 2% to 7% in the coming years, according to these industry research companies, due to the aging baby boomer generation, sustained high rates of obesity and healthcare reform. We believe that as healthcare insurance providers seek to reduce medical costs and government regulation restricts access to opioid pain prescriptions, our outpatient medical clinics are poised to capture a larger share of healthcare spending.

Outpatient Rehabilitation Spending by Segment

We believe that we have positioned ourselves to take advantage of current trends in healthcare spending. According to the Centers for Medicare & Medicaid Services’ National Health Expenditure Projections 2017-2026, national healthcare expenditures continue to rise and are projected to grow from an estimated $3.5 trillion in 2017 to $5.7 trillion by 2026, representing an average annual rate of growth of 5.5%, reaching a projected 19.7% of U.S. gross domestic product in 2026, as shown below.

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Demand for minimally invasive movement corrections and non-opioid pain management has surged with the growth of the baby boomer generation. The U.S. Census estimates that the U.S. population over 65 years of age is projected to more than double from 47.8 million to nearly 98.2 million persons and the 85 and older population is expected to more than triple, from 6.3 million to 19.7 million persons, between 2015 and 2060. Additionally, according to the U.S. Census Bureau, the number of older Americans is increasing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 14.9% of the total U.S. population in 2015 and projected to grow to 23.6% by 2060.

Source: U.S. Census Bureau

This significant demographic shift is changing healthcare consumption patterns. At the same time, individuals who are not eligible for Medicare have faced a significant rise in health insurance premiums. As consumers assume the burden of greater healthcare costs, they are price shopping and considering second opinions from conservative treatment providers like our company.

Our Operations

We currently operate 11 outpatient medical clinics in three states. Our original clinic opened 18 years ago in August 2000 and remains the flagship location of our current business, which was formally organized in March 2015 with the mission of expanding the reach of our facilities to other strategic locations throughout the United States. Our flagship medical clinic has been operated during the last 18 years by Matthew C. Wallis, DC and Jason Brame, DC, two of our co-founders, and, since March 2015, together with Jeffrey S. Ervin, our third co-founder and the current Chief Executive Officer of the company. This management team continues today throughout the organization incorporating the same strategies used to build and operate the company’s flagship location. During 2016 and 2017, we opened five medical clinics and expanded into two new states, Missouri and Tennessee. This year, to date, we opened one medical clinic and acquired four physical therapy clinics.

Below is a list of our outpatient medical clinics and information about how we own or control these medical clinics:

Clinic Name	Location of Clinic	Date Opened or Acquired	Form and Date of Control	Operations Included in 2017 Consolidated Pro Forma Results	Operations Included in September 30, 2018 Consolidated Pro Forma Results

IMAC Regeneration Center	Paducah, Kentucky	August 2000	Managed since June 28, 2018	12 months	9 months

Ozzie Smith Center	Chesterfield, Missouri	May 2016	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	12 months	9 months

IMAC Regeneration Center	Murray, Kentucky	February 2017	Managed since June 28, 2018	11 months	9 months

David Price Center	Brentwood, Tennessee	May 2017	Managed since November 1, 2016	8 months	9 months

Ozzie Smith Center	St. Peters, Missouri	August 2017	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	5 months	9 months

David Price Center	Murfreesboro, Tennessee	November 2017	Managed since November 2017	2 months	9 months

Tony Delk Center	Lexington, Kentucky	July 2018	Managed since July 2, 2018	None	3 months

Advantage Therapy	South Springfield, Missouri	August 2018 (originally opened August 2004)	Full ownership effective August 1, 2018, when 100% interest was acquired	None	1 month

Advantage Therapy	North Springfield, Missouri	August 2018 (originally opened March 2013)	Full ownership effective August 1, 2018, when 100% interest was acquired	None	1 month

Advantage Therapy	Monett, Missouri	August 2018 (originally opened May 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired	None	1 month

Advantage Therapy	Ozark, Missouri	August 2018 (originally opened November 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired	None	1 month

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Given the number of acquisitions that we have completed in the last several years, as illustrated above, it is important to note that prior to January 1, 2017, we managed only the IMAC Regeneration Center in Paducah, Kentucky and the Ozzie Smith Center in Chesterfield, Missouri. Beginning in 2017, our financial information includes the results of operations of these two clinics as well as our IMAC Regeneration Center in Murray, Kentucky, David Price Center in Brentwood, Tennessee, Ozzie Smith Center in St. Peters, Missouri and David Price Center in Murfreesboro, Tennessee. The results of operations for the remaining medical clinics listed above are reflected in our 2018 financial statements.

All employees who provide direct medical services to patients are employed by the professional service corporation. We employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We are compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation. Under our management services agreements, all obligations owed to us by the professional service corporations are secured by all accounts receivable, contract rights, revenues and general intangibles of the applicable professional service corporation. The management services agreements may be terminated by mutual agreement of the parties, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the other party.

Our Services

The licensed healthcare professionals at our clinics work with each patient to create a protocol customized for each patient by utilizing a combination of the following traditional and innovative treatments:

Medical Treatments. Our specialized team of doctors work together to provide the latest minimally invasive, prescription-free treatments for movement challenges or pain related to orthopedic conditions. The treatments are customized to treat the underlying condition instead of addressing the challenge with prescriptions or surgeries.

● Regenerative Medicine. Regenerative therapy at IMAC Regeneration Centers utilizes undifferentiated cellular tissue to regenerate damaged tissue. The majority of our procedures utilize cells from the patient, harvested under minimal manipulation, and applied during the same visit to the clinic. These autologous cells help to heal degenerative soft tissue conditions, which cause pain or compromise the patient’s quality of life. Independent studies in this area, including a recent safety and feasibility study published by Dr. Peter B. Fodor, “Adipose Derived Stromal Cell Injections for Pain Management of Osteoarthritis in the Human Knee Joint” (Aesthetic Surgery Journal, February 2016), have supported claims that autologous cell treatments using stromal vascular fraction (adipose) and bone marrow lead to improved function and decreased pain within joints, muscles and connective tissue and can help alleviate osteoarthritis and degenerative disease. We believe that we have generally followed the increasingly accepted protocols described in these studies in connection with our regenerative therapies.

Physical Medicine. Our team of sports medicine practitioners start by collaboratively building a personalized physical medicine treatment plan designed to help patients get back to living the life they deserve.

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● Physical Therapy. With a combination of biomechanical loading and tissue mobilization, our licensed physical rehabilitation therapists work with each patient to help the body restore skill within the joint or soft tissue.

● Spinal Decompression. During this treatment, the spine is stretched and relaxed intermittently in a controlled manner, creating a negative pressure in the disc area that can pull herniated or bulging tissue back into the disc. Whether caused by trauma or degeneration, we realize the impact a spinal injury can have on the quality of one’s life and seek to provide innovative, minimally invasive medical technology and care to relieve back pain and restore function.

● Chiropractic Manipulation. Common for spine conditions, manual manipulation is used to increase range of motion, reduce nerve irritability and improve function.

Our Growth and Expansion Strategy

We have developed a comprehensive approach and well-defined model for new clinic openings ranging from site selection to staffing. Our original clinic in Paducah, Kentucky, which opened in August 2000, has shown consistent growth in patient visits, and is profitable. We will continue to apply this extensive experience and knowledge to new clinic openings as well as acquisitions. Our six recently opened clinics, combined with our August 2018 acquisition of four physical therapy clinics, are expected to provide us with significant revenue growth as these sites mature. In 2018, we have also made investments in our corporate infrastructure and life science product development, which we believe will position us well to support our planned expansion.

We have plans to open additional IMAC Regeneration Centers in the states in which we currently operate, as well as in other strategic locations throughout the United States, building on our familiarity with the demographic market and our reputation in the area to attract new patients and endorsements. Our strategic partnerships with regional and national sports celebrities have enabled us to increase our visibility in our markets and become known for providing innovative regenerative-based therapies. We continue to seek opportunities to work with more athletes to draw awareness to our services. In addition, we have enlisted a wide range of medical and alternative medicine professionals to continue providing innovative outpatient treatments to our patients without major surgery or prescription pain medication. The key elements of our growth and expansion strategy are:

Open New Outpatient Locations and Facilities. We are in the process of identifying strategic new locations at which to lease and develop new IMAC Regeneration Centers. We anticipate initial expansion in the Midwest and southern United States, including in Illinois, Kansas, Oklahoma and Texas within the first 12 months following this offering. By branching into states adjacent to existing centers, we will expand our regional market familiarity, with our outpatient clinics and focus our marketing efforts. We believe our strong regional operations will provide brand awareness and allow us to leverage our established administrative infrastructure and will provide a foundation to support our expansion.

Expand Our Service Offerings to Employers and Self-Insured Health Plans. We have received inquiries from employers researching conservative treatment options for their employees. The inquiries primarily focus on minimizing employee time away from work related to injuries or occupational hazards and the cost of aggressive orthopedic treatments and threat of opioid abuse for employees enrolled in an employer health plan. We intend to use a portion of the net proceeds from this offering for the purpose of creating simple conservative treatment protocols for employers seeking to reduce employee downtime, prescription narcotic usage and surgical expenditures within their health plan.

Continue to Obtain Endorsements from Well-Known Sports Celebrities. We continue to attract celebrity sports endorsers for each market in which we operate and plan to expand. By collaborating and co-branding with well-known sports figures, patients become more familiar with our brand and associate our company with physical fitness and well-being. Working with sports celebrities that are well-known in our markets and personally recommend our treatments helps establish credibility with patients in those markets.

Accelerate Research and Development of New Regenerative Products. Our recent investment in BioFirma, LLC was executed in order to research and develop regenerative medicine products and supplies. We intend to use a portion of the net proceeds from the offering to fund this research with the goal of identifying innovative treatments to deliver within IMAC Regeneration Centers, as well as producing approved products for distribution into the broader medical community.

Expand Our Advertising and Marketing. We intend to increase our advertising and marketing efforts and reach throughout our primary service areas in order to grow patient volume at our existing facilities and spur interest in newer locations. Our current marketing efforts include a combination of local television, internet and event advertising. We will introduce employer marketing initiatives with help from our celebrity endorsers. While we welcome patients that are referred to us by other healthcare providers, we believe that direct marketing will generate more new patients for our outpatient clinics than relying solely on antiquated medical referral practices.

Offer State-of-the-Art Orthopedic Treatments. Our regenerative medicine techniques are used to prevent arthritis, treat meniscus tears, defeat muscle deterioration and address other damaged tissue conditions. We will continue offering innovative therapies and recently approved medical technologies, including alternative medicine treatments, and will adapt our treatment offerings as new treatments are developed and come to market. By bringing together a diverse array of medical specialists, we are able to treat more health conditions and attract a larger base of patients.

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Our Revenue Model

Our revenue mix is diversified between medical treatments and physiological treatments. Our medical treatments are further segmented into traditional medical and regenerative medicine procedures. For the last two full fiscal years and the first quarter of this year, traditional medical treatments comprised approximately 33% of IMAC Group’s total net patient revenues, while regenerative medicine accounted for approximately 31% of total net patient revenues. Physiological treatments generated the remainder of the total net patient revenues as physical therapy amounted to 31% and chiropractic care amounted to 5% of such revenues. We are an in-network provider for traditional physical medical treatments, such as physical therapy, chiropractic services and medical evaluations, with most private health insurance carriers. Regenerative medical treatments are typically not covered by insurance, but paid by the patient. Approximately 25% of IMAC Group’s total net patient revenues are attributable to insurance payments, 22% to payments from the Centers for Medicare & Medicaid Services (“CMS”) and 53% to cash payments from patients.

References in the following paragraph are to IMAC Holdings, Inc. and prior to June 1, 2018, IMAC Holdings, LLC. IMAC Holdings, Inc. represents our consolidated financial statements prior to the consummation of certain business transactions. The business transactions refer to the following five transactions with entities for which IMAC Holdings acquired ownership or control, or varying degrees of ownership or control, as of September 30, 2018: Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC.

IMAC Holdings recorded consolidated patient billings of $8,020,071 (unaudited) and $1,378,313 and realized total net patient revenues, less allowances for contractual adjustments with third-party payers, of $3,364,190 (unaudited) and $654,625 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, and had no revenues in 2016. No revenues were recorded in 2016 because IMAC Holdings did not own or manage any clinics in its name in 2016 and the clinics with which it had entered into management service agreements in 2016 did not open until early 2017. IMAC Holdings’ net (loss) for the nine months ended September 30, 2018 and year ended December 31, 2017 were $(2,116,284) (unaudited) and $(57,181), respectively. The net loss for the nine months ended September 30, 2018 included one-time costs of approximately $145,000 related to this offering.

References in the following paragraph to IMAC Group represent IMAC Holdings, Inc. on a pro forma basis after consummation of certain business transactions. The business transactions refer to the following five transactions with entities for which IMAC Holdings acquired ownership or control, or varying degrees of ownership or control, as of September 30, 2018: Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC.

IMAC Group, which includes the unaudited pro forma results from the acquisitions of Integrated Medicine and Chiropractic Regeneration Center PSC and IMAC of St. Louis, LLC in June 2018 and the acquisitions of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC in August 2018, as if they each occurred on January 1, 2017, had patient billings of $19,351,574 and $25,812,212 and total net patient revenues of $7,243,288 and $9,596,315 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. IMAC Group’s pro forma net (loss) for the nine months ended September 30, 2018 and year ended December 31, 2017 were $(3,425,330) and $(1,328,513), respectively. The net loss for IMAC Group for the nine months ended September 30, 2018 included one-time costs of approximately $145,000 related to this offering.

Our Competitive Advantages

While some of our competitors offer regenerative medical treatments, we believe that few companies have the multi-disciplinary approach of combining physical therapy and medical professionals working together to generate optimal regenerative health outcomes.

Competitive factors affecting our business include quality of care, cost, treatment outcomes, convenience of location, and relationships with, and ability to meet the needs of, referral and insurance payor sources. Our clinics compete, directly or indirectly, with many types of healthcare providers including the physical therapy departments of hospitals, private therapy clinics, physician-owned therapy clinics, and chiropractors. We may face more intense competition if consolidation of the therapy industry continues.

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Our Minimally Invasive Approach to Traditional Orthopedic Care. We pay particular attention to rehabilitating our patients’ musculoskeletal system to reduce pain and enhance mobility without major surgery or anesthesia. By combining physical therapy and regenerative medicine, we are able to treat a variety of physical conditions by using a patient’s own body to help heal itself.

Strong Regional Presence. We own six and manage five clinics in three states, providing us significant leverage for implementation of our marketing strategies and utilization of our staff. We believe we offer a broader platform of regenerative therapies than our regional competitors.

We Do Not Prescribe Addictive Opioids. We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We focus on preventing the potential for addiction through our regenerative-based therapies that help alleviate chronic pain.

We Employ a Regenerative Medicine Scientist. Few medical providers employ scientists. Our regenerative medicine scientist works at our BioFirma office in Miami, Florida and provides direction to our medical professionals as to the availability of regenerative medicine advancements in the marketplace. Collaborative work among our medical professionals and our regenerative medicine scientist through regular meetings, in person visits and telephonic communication yields broad discussions on the potential to develop proprietary techniques or services using such advancements.

We Utilize Diverse Medical Specialists for Customized Care. Our treatment protocols are customized by a team of medical doctors, nurse practitioners, chiropractors and physical therapists and are designed to heal damaged tissue without major surgery or prescription pain medication. This team approach delivers comprehensive service while avoiding the higher costs of major reconstructive surgery by medical specialists.

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Our Leadership Team

We are led by senior executive officers who together have more than 70 years of combined experience in the healthcare service industry. Jeffrey S. Ervin, our Chief Executive Officer, co-founded our company in March 2015. Mr. Ervin has a history of managing private equity operations in the healthcare and other growth-oriented industries. Before co-founding our company, Mr. Ervin was the senior financial officer at Medx Publishing, an online healthcare marketing and technology firm and parent company of Medicare.com, where he was responsible for the successful sale and disposition of Medicare.com. Mr. Ervin earned an M.B.A. degree from Vanderbilt University.

Another co-founder of our company, Matthew C. Wallis, DC, a licensed chiropractor, is our Chief Operating Officer. Dr. Wallis has implemented strategies in the company to create consistent operating efficiencies for our sales, marketing and service delivery across all of our IMAC Regeneration Centers.

D. Anthony Bond, CPA joined us as our Chief Financial Officer in October 2017. Prior to joining our company, Mr. Bond held CFO and other senior finance positions with healthcare organizations managing multi-state operations.

Ian A. White, Ph.D. joined us as our Chief Scientific Officer in August 2018. He is the President of BioFirma, LLC, a stem cell regenerative medicine research firm, and Chairman of the Scientific Committee for the American Association of Stem Cell Physicians. Dr. White received his Ph.D. in Physiology, Biophysics and Systems Biology from Cornell University at its Ansary Stem Cell Institute.

Business Transactions

In June 2018, we completed the following transactions with Clinic Management Associates, LLC (which merged into IMAC Management Services, LLC), IMAC of St. Louis, LLC and IMAC Regeneration Management of Nashville, LLC (the “June Transactions”). In August 2018, we completed transactions with Advantage Therapy, LLC and BioFirma, LLC (the “August Transactions” and, with the June Transactions, the “Transactions”). We intend to make additional acquisitions following this offering and, in the ordinary course of business, we frequently engage in discussions with potential acquisition candidates and/or their representatives. We have no current commitments or agreements for any acquisitions. Information concerning our recent transactions is set forth below.

Integrated Medicine and Chiropractic Regeneration Center PSC. Our wholly-owned subsidiary, IMAC Management Services, LLC, holds a long-term Management Services Agreement with Integrated Medicine and Chiropractic Regeneration Center PSC, a professional service corporation controlled by our co-founders Matthew C. Wallis, DC and Jason Brame, DC, which operates two IMAC Regeneration Centers in Kentucky. The Management Services Agreement is exclusive, extends through June 2048 and will automatically renew annually each year thereafter unless written notice is given within 180 days prior to the completion of the extended term. On June 29, 2018, Clinic Management Associates, LLC, controlled by Drs. Wallis and Brame, merged with and into our subsidiary IMAC Management Services, LLC. IMAC Management Services, LLC provides exclusive comprehensive management and related administrative services to the IMAC Regeneration Centers under the Management Services Agreement. Pursuant to the merger agreement with Clinic Management Associates, LLC, we agreed to pay cash or issue shares of our common stock having a value of $4,598,576 to its former owners. In August 2018, Drs. Wallis and Brame agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the merger agreement. Under the Management Services Agreement, we will receive service fees based on the cost of the services we provide, plus a specified markup percentage, and a discretionary annual bonus.

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IMAC of St. Louis, LLC. We entered into a Unit Purchase Agreement with the equity owners of IMAC of St. Louis, LLC to acquire the remaining 64% of the outstanding units of the limited liability company membership interests we did not already own. This entity, doing business as the Ozzie Smith Center, operates two locations in Missouri. Pursuant to the terms of the Unit Purchase Agreement, we agreed to pay IMAC of St. Louis, LLC’s former owners upon the closing of this offering $1,000,000 in cash and the remainder in shares of common stock for aggregate consideration of $1,490,632. The former owners of IMAC of St. Louis, LLC have agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the Unit Purchase Agreement. The effective date of the transaction was June 1, 2018.

IMAC Regeneration Management of Nashville, LLC. We entered into a Unit Purchase Agreement with the equity owners of IMAC Regeneration Management of Nashville, LLC to acquire the remaining 24% of the outstanding units of the limited liability company membership interests we did not already own for $110,000 payable in shares of our common stock upon the closing of this offering and $190,000 principal amount of 4% convertible notes (on the same terms as in our 2018 private placement described below). The effective date of this transaction was June 1, 2018. IMAC Regeneration Management of Nashville, LLC, now our 100%-owned subsidiary, and IMAC Regeneration Center of Nashville, P.C. previously agreed to a long-term, exclusive management services agreement on November 1, 2016.

Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC Management Services, LLC, IMAC of St. Louis, LLC and IMAC Regeneration Management of Nashville, LLC are related companies having common ownership with us and our controlling stockholders and have been operating together with us as a single group since 2015. See “Unaudited Pro Forma Condensed Consolidated Financial Information” to show the impact of these transactions on our financial statements.

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC. In August 2018, we purchased 100% of the outstanding units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, a physical and occupational therapy business with four clinics serving the Springfield, Missouri metropolitan area. The purchase price was $22,930 in cash (which was paid at the closing of the Unit Purchase Agreement) and $870,000 payable in shares of our common stock upon the closing of this offering.

BioFirma, LLC. On August 20, 2018, we acquired a 70% ownership position in BioFirma, LLC for $1,000 in cash. The acquisition of this entity was not considered significant as measured under specific financial tests of the SEC. BioFirma was formed to produce and commercialize NeoCyte, an umbilical cord-derived mononuclear cell product following the FDA’s current Good Clinical Practices (or cGCPs) regulations. We intend to use approximately $500,000 of the net proceeds of this offering for further research and product development of NeoCyte and other regenerative medicine products, including obtaining approvals, certifications or designations from the FDA. A portion of the funds for BioFirma will be used for the employment of Ian A. White, Ph.D., Chief Scientific Officer, for a three-year period, as well as for equipment and manufacturing of the product. When it is market-ready, we intend to sell the NeoCyte product at our IMAC Regeneration Centers and other medical clinics.

2018 Private Placement

In the first six months of 2018, we received gross proceeds of $1,530,000 from a private placement of our 4% convertible promissory notes. The $1,530,000 and an additional $200,000 in existing equity and payments to investors (plus accrued interest) is convertible into 445,559 shares of our common stock, pursuant to the terms of a Securities Purchase Agreement with 23 accredited investors. The principal amount of the promissory notes is convertible into shares of common stock automatically upon the closing of this offering. The conversion price of the promissory notes is an amount reflecting a 20% discount to the initial public offering price per share in this offering.

On June 1, 2018, we entered into a note payable to the Edward S. Bredniak Revocable Trust in the amount of up to $2,000,000. An existing note payable with this entity with an outstanding balance of $379,675.60 will be combined into the new note payable. The note carries an interest rate of 10% per annum and all outstanding balances are due and payable 13 months after the closing of this offering. The proceeds of this note are being used to satisfy ongoing working capital needs, expenses related to the preparation for this offering, equipment and construction costs related to new clinic locations and potential business combination and transaction expenses.

Selected Risks Associated with Our Business

Despite our growth and expansion strategy and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

●	We operate in an intensely competitive market for healthcare solutions against a number of large, well-known hospital systems and outpatient medical clinics.

●	We have a limited operating history and we cannot ensure the long-term successful operation of our business.

●	IMAC Group had unaudited net losses of $(3,425,330) and $(1,328,513) for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. There can be no assurance we will have net income in future periods.

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●	As part of our growth strategy following this offering, we intend to develop or acquire other outpatient medical clinics; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits.

●	Our business depends on the availability to us of Jeffrey S. Ervin, our Chief Executive Officer, who has unique knowledge regarding our roll-out of IMAC Regeneration Centers, and Matthew C. Wallis, DC, our Chief Operating Officer, who has business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if either of their services were to become unavailable to us.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act (the “Sarbanes-Oxley Act”);

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. See “Risk Factors,” at page 18 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information and Incorporation

The first IMAC Regeneration Center was organized in August 2000 as a Kentucky professional service corporation. That center was the forerunner to our current business and remains our flagship location. Matthew C. Wallis, DC and Jason Brame, DC, together with Jeffrey S. Ervin, became the founding members of IMAC Holdings, LLC, a Kentucky limited liability company organized in March 2015, to expand our management team to support our clinical expansion while meeting the requirements of state healthcare practice guidelines and ownership laws.

The following chart reflects the corporate structure of our key operating units:

Percentages above refer to our ownership of subsidiaries’ limited liability company membership interests as of February 8 , 2019.

(1)	As required by applicable state law, our medical clinics in Kentucky and Tennessee are held in professional service corporations owned entirely by licensed medical practitioners because the clinics are engaged in the practice of medicine through physicians and nurse practitioners. We are able to manage these medical clinics through limited liability companies that enter into management services agreements with the professional service corporations that own the clinics. Under these agreements, we provide exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, our financial statements consolidate the financial results of the professional service corporations. See “Prospectus Summary – Our Company; Our Operations.”

(2)	Our medical clinics in Kentucky are held in Integrated Medicine and Chiropractic Regeneration Center PSC, a professional service corporation owned by Matthew C. Wallis, DC and Jason Brame, DC. IMAC Management Services LLC, our 100%-owned subsidiary, and Integrated Medicine and Chiropractic Regeneration Center PSC agreed to a long-term, exclusive management services agreement on June 28, 2018. See “Prospectus Summary – Our Company; Business Transactions.”

(3)	We previously owned 36% of the outstanding limited liability company membership interests of IMAC of St. Louis, LLC, and acquired the remaining 64% of the outstanding units on June 1, 2018. See “Prospectus Summary – Our Company; Business Transactions.”

(4)	We acquired 100% of the outstanding units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC in August 2018. See “Prospectus Summary – Our Company; Business Transactions.”

(5)	We previously owned 76% of the outstanding limited liability company membership interests of IMAC Regeneration Management of Nashville, LLC, and acquired the remaining 24% of the outstanding units on June 1, 2018. Our medical clinics in Tennessee are held in IMAC Regeneration Center of Nashville, P.C., a professional service corporation headed by David Smithson, M.D., the centers’ medical director. IMAC Regeneration Management of Nashville, LLC, now our 100%-owned subsidiary, and IMAC Regeneration Center of Nashville, P.C. agreed to a long-term, exclusive management services agreement on November 1, 2016. See “Prospectus Summary – Our Company; Business Transactions.”

(6)	We acquired a 70% ownership position in BioFirma, LLC on August 20, 2018. BioFirma was formed to produce and commercialize NeoCyte, an umbilical cord-derived mononuclear cell product following the FDA’s cGCPs regulations. We are investing in BioFirma to support further research and product development of NeoCyte and other regenerative medicine products. See “Prospectus Summary – Our Company; Business Transactions.”

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Our consolidated financial statements include the accounts of IMAC Holdings, Inc. and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity: IMAC Management Services, LLC and IMAC Regeneration Management of Nashville, LLC; the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC; and the following entities which were held as a minority interest prior to June 1, 2018: IMAC of St. Louis, LLC and due to control by contract, as of June 29, 2018, Integrated Medicine and Chiropractic Regeneration Center PSC. Additionally, our consolidated financial statements include the financial results of our acquisition of all of the outstanding units of Advantage Therapy and Orthopedic Rehabilitation LLC and 70% of the outstanding units of BioFirma, LLC as of August 2018.

Effective June 1, 2018, IMAC Holdings converted into a Delaware corporation and we changed our name to IMAC Holdings, Inc., which is referred to herein as the Corporate Conversion. In conjunction with the conversion, all of our outstanding membership interests were exchanged on a proportional basis into shares of common stock. As a result of the Corporate Conversion, we are now a federal corporate taxpayer as opposed to a pass-through entity for tax purposes. For more information, see the section entitled “Corporate Conversion.”

Our principal executive offices are located at 1605 Westgate Circle, Brentwood, Tennessee 37027 and our telephone number is (844) 266-IMAC (4622). We maintain a corporate website at http://www.imacregeneration.com.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the registered mark “IMAC Regeneration Center.” All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate with the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found http://www.imacregeneration.com, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels.

We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

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THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our common stock and warrants.

Securities offered by us

850,000 units, each unit consisting of one share of common stock and two warrant s, each to purchase one share of common stock. The shares and warrants may only be purchased together as units in this offering. Delivery of the units shall be made by way of delivery of a number of shares equal to the number of units purchased and a number of total warrants equal to two times the number of units purchased.

I nitial public offering price	$5.125 per unit, with the common stock and warrants priced at $5.105 per share and $0.01 per warrant, respectively.

Warrants

Each share of our common stock offered is being sold together as a unit with two warrant s, each to purchase one share of common stock. The terms of the warrants will be identical and will have an exercise price equal to $5.00 per share, be exercisable upon issuance and expire five years after the date of this prospectus . This prospectus also relates to the offering of the shares of common stock issuable from time to time upon exercise of the warrants.

Underwriters’ over-allotment option

We have granted the underwriters a 45-day option to purchase up to an additional 127,500 shares of our common stock and/or warrants to purchase up to 255,000 shares of our common stock, in any combination, from us at the price per security to the public, less underwriting discounts and commissions, to cover over-allotments, if any.

Reverse stock split

Prior to the effectiveness of this offering, we intend to effect a 0.68856-for-1 reverse stock split of our outstanding shares of common stock. As a result of the reverse stock split, we will have 4,533,623 outstanding shares of common stock prior to the effectiveness of this offering, plus an additional 1,859,401 shares of common stock issuable contemporaneously with the effectiveness of this offering in connection with our recent business transactions and 2018 private placement, for an aggregate of 6,393,024 shares of common stock before the issuance and sale of the securities offered by us in this offering. Unless otherwise indicated, all share and per share information in this prospectus reflects the reverse stock split.

Securities to be outstanding after this offering

7,243,024 shares (or 7,370,524 shares if the underwriters’ option to purchase additional shares from us is exercised in full) and 1,700,000 warrants (or 1,955,000 warrants if the underwriters’ option to purchase additional warrants from us is exercised in full). (1)

Use of proceeds after expenses

We estimate that the net proceeds of this offering will be approximately $3,781,812 (or approximately $4,389,510 if the underwriters exercise their option in full to purchase additional shares of our common stock and warrants), based on an initial public offering price of $5.125 per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (i) to finance the costs of leasing, developing and acquiring new IMAC Regeneration Center medical clinics, (ii) to fund research and new product development activities and (iii) for working capital and general corporate purposes. We currently have no commitments in place with respect to any acquisitions or investments. See “Use of Proceeds” for more information.

Dividend policy	We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Ownership after this offering	Jeffrey S. Ervin, our Chief Executive Officer, Matthew C. Wallis, DC, our Chief Operating Officer, and our other executive officers and directors beneficially own approximately 42.5% of our outstanding shares of common stock before this offering and will continue to own a significant percentage of our outstanding shares after this offering.

Underwriters’ unit purchase option

We have agreed to issue upon the closing of this offering a unit purchase option to Dawson James Securities, Inc., as representative of the several underwriters, entitling it to purchase a number of our securities equal to 4% of the securities sold in this offering. The underwriters’ unit purchase option will have an exercise price equal to 120% of the public offering price of the units set forth on the cover page of this prospectus (or $6.15 per share and two warrant s ) and may be exercised on a cashless basis. The underwriters’ unit purchase option is not redeemable by us. This prospectus also covers the sale of the underwriters’ unit purchase option and the shares of common stock and warrants (and shares of common stock underlying such warrants) issuable upon the exercise of the underwriters’ unit purchase option. For additional information regarding our arrangements with the underwriters, see “Underwriting” beginning on page 92.

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Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock and warrants.

Lock-up agreements	Our executive officers, directors and stockholders have agreed with the representative of the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of 180 days following the closing of this offering. See “Underwriting.”

Proposed Nasdaq trading symbols	Common Stock – IMAC Warrants – IMACW

(1)	In this prospectus, except as otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering and the other information based thereon:

●	an initial public offering price of $5.125 per unit;

●	assumes no exercise of the warrants issued in the offering;

●

includes the issuance pursuant to enforceable commitments of 445,559 shares of common stock upon the conversions of our convertible promissory notes in the principal amount of $1,730,000 (plus interest) issued in the first six months of 2018;

●

includes the issuance of (i) 919,716 shares of common stock under the terms of a merger agreement in connection with our acquisition of Clinic Management Associates, LLC, (ii) 298,126 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC of St. Louis, LLC, (iii) 22,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC Regeneration Management of Nashville, LLC, and (iv) 174,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC;

●	excludes 1,000,000 shares of our common stock reserved for future issuance under our 2018 Incentive Compensation Plan;

●

excludes 34,000 shares of common stock and warrants to purchase 68,000 shares of common stock reserved for issuance upon the exercise of the unit purchase option to be issued to the underwriters in this offering; and

●

no exercise of the underwriters’ option to purchase up to an additional 127,500 shares of common stock and/or warrants to purchase up to 255,000 shares of common stock from us in this offering to cover over-allotments, if any.

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SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated statements of operations data for 2017 and 2016 and the summary consolidated balance sheet data as of December 31, 2017 from our audited consolidated financial statements included elsewhere in this prospectus. No revenues were recorded in 2016 because we did not own any clinics in our name in 2016 and the clinics with which we entered into management services agreements in 2016 did not open until early 2017. The summary consolidated statements of operations for the nine months ended September 30, 2018 and 2017 and the summary consolidated balance sheet data as of September 30, 2018 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	IMAC Holdings, Inc.
	Nine Months Ended September 30,		Years Ended December 31,
Consolidated Statements of Operations Data:	2018	2017	2017	2016
	(unaudited)
Patient revenues	$8,020,071	$685,252	$1,378,313	$-
Contractual adjustments	(4,655,881)	(354,990)	(723,688)	-
Total patient revenue, net	3,364,190	330,262	654,625	-

Management fees	64,000	97,800	131,400	15,000
Total revenue	3,428,190	428,062	786,025	15,000

Total operating expenses	6,142,192	1,081,188	1,701,092	234,047

Operating loss	(2,714,002)	(653,126)	(915,067)	(219,047)
Total other income (expenses)	(76,195)	(10,681)	(15,074)	4

Loss before equity in earnings (loss) of non-consolidated affiliate	(2,790,197)	(663,807)	(930,141)	(219,043)

Equity in earnings (loss) of non-consolidated affiliate	(105,550)	14,273	13,609	(178,397)

Net loss	$(2,895,747)	$(649,534)	$(916,532)	$(397,440)

Net loss attributable to the non-controlling interest	$779,463	$712,570	$859,351	$16,643

Net loss attributable to IMAC Holdings, Inc.	$(2,116,284)	$63,036	$(57,181)	$(380,797)

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The pro forma financial information below reflects the completion of our Transactions consummated through September 30, 2018 as if they had occurred on January 1, 2017. The pro forma operating data are not necessarily indicative of the actual results of our company had the Transactions occurred as of the beginning of 2017 or of our future operations.

	IMAC Group
	Nine Months Ended	Year Ended
	September 30,	December 31,
	2018	2017
	(unaudited)
Pro Forma Condensed Consolidated Statements of Operations Data:
Patient revenues	$19,351,574	$25,812,212
Contractual adjustments	(12,108,286)	(16,215,897)
Total patient revenue, net	7,243,288	9,596,315

Total operating expenses	11,303,320	11,116,523
Operating loss	(4,060,032)	(1,520,208)
Total other income (expenses)	(101,539)	(667,799)
Net loss	$(4,161,571)	$(2,188,007)
Net loss attributable to the non-controlling interest	736,241	859,494
Net loss attributable to IMAC Holdings, Inc. stockholders	$(3,425,330)	$(1,328,513)

The following table summarizes our historical liabilities and equity at September 30, 2018 and on a pro forma basis, giving effect to (a) the issuance of units consisting of 850,000 shares of our common stock and warrants to purchase up to 1,700,000 shares of our common stock in this offering at an initial public offering price of $5.125 per unit, net of expenses (assuming no exercise of warrants sold in this offering), (b) the conversion of our convertible promissory notes in the principal amount of $1,730,000 (plus interest) into 445,559 shares of our common stock   pursuant to enforceable commitments , and (c) the issuance of an aggregate of 1,413,842 shares of our common stock in payment of the deferred purchase prices in our transactions with Integrated Medicine and Chiropractic Regeneration Center PSC of $4,598,576, IMAC of St. Louis, LLC of $1,490,632, IMAC Regeneration Management of Nashville, LLC of $110,000 and Advantage Hand Therapy and Orthopedic Rehabilitation, LLC of $870,000, which in total have the effect of reducing our total liabilities and increasing our total stockholders’ equity by approximately $7,069,210 as of September 30, 2018.

	As of September 30, 2018
		Pro Forma,
	Actual	As Adjusted
	(unaudited)
Current liabilities	$13,244,924	$4,445,711
Long-term liabilities	$1,252,297	$1,252,297
Total liabilities	$14,497,221	$5,698,011
Stockholders’ equity
Common stock, $0.001 par value, 30,000,000 shares authorized, 6,582,737 shares issued and outstanding, actual; 7,243,024 shares issued and outstanding, pro forma	$6,583	$7,243
Additional paid-in capital	$1,231,917	$13,812,279
Accumulated deficit	$(2,607,362)	$(2,607,362)
Non-controlling interest	$(1,674,168)	$(1,674,168)
Total stockholders’ equity	$(3,043,030)	$9,537,992
Total liabilities and stockholders’ equity	$11,454,191	$15,236,003

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock and/or warrants. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Relating to Our Company Business and Industry

We are in an early stage of development and have a limited operating history upon which to base an estimate of our future performance.

Our current business was formally organized in March 2015 and we currently have open 11 outpatient clinics. Accordingly, we have a limited operating history on which to base an estimate of our future performance. Because we lack a long operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a company with a more substantial operating history. Our growth and expansion strategy is in the early stages of implementation and there can be no assurance that we will be able to implement our strategy or that we will be commercially successful. Our ability to continue as a growing concern is contingent upon our ability to:

●	raise sufficient capital, both through the sale of shares in this offering and through other debt and equity raises;

●	hire and retain a number of highly skilled employees, including medical and chiropractic doctors, physical therapists and other practitioners;

●	lease and develop acceptable premises for our IMAC Regeneration Centers;

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●	build a consistent patient base within the areas of our medical clinics;

●	secure and maintain arrangements with third-party payers, sports celebrity endorsers and other service providers, all on terms favorable or acceptable to our company;

●	implement the other numerous necessary portions of our growth and expansion strategy; and

●	attain profitable operations.

There can be no assurance that we will be able to accomplish any of the above objectives.

Further, because of our small size and limited to no operating history, our company is particularly susceptible to adverse effects from changes in the law, economic conditions, consumer tastes, competition and other contingencies or events beyond our control. It may be more difficult for us to prepare for and respond to these types of risks than it would be for a company with an established business and operating cash flow. Due to changing circumstances or an inability to implement any portion of our growth and expansion strategy, we may be forced to change dramatically our planned operations.

We may fail completely to implement key elements of our growth and expansion strategy, which could adversely affect our operations and financial performance.

If we cannot implement one or more key elements of our growth and expansion strategy, including raising sufficient capital, hiring and retaining qualified staff, leasing and developing acceptable premises for our medical clinics, securing necessary service contracts on favorable or adequate terms, generating sufficient revenue and achieving numerous other objectives, our projected financial performance may be materially adversely affected. Even if all of the key elements of our growth and expansion strategy are successfully implemented, we may not achieve the favorable results, operations and financial performance that we anticipate.

We have a history of annual net losses which may continue and which may negatively impact our ability to compete and achieve our growth and expansion strategy.

IMAC Holdings has a history of annual net losses. For the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, we had losses of $(2,116,284) (unaudited), $(57,181), and $(380,797), respectively. IMAC Group has a history of annual net losses. For the nine months ended September 30, 2018 and the year ended December 31, 2017, IMAC Group had unaudited pro forma net losses of $(3,425,330) and $(1,328,513), respectively. The net loss for the nine months ended September 30, 2018 included one-time costs of approximately $145,000 related to this offering. Our growth and expansion strategy may be unsuccessful and no assurance can be given that we will ever have net income. Accordingly, our prospects must be considered in light of the competition, risks, expenses and difficulties frequently encountered by an emerging company. Our inability to effectively meet our competition could have an adverse effect on our prospects, operating results and financial condition.

The development and operation of our medical clinics will require more capital than we will raise in this offering, and we may not be able to obtain additional capital on favorable or even acceptable terms. We may also have to incur additional debt, which may adversely affect our liquidity and operating performance.

Our ability to successfully grow our business and implement our growth and expansion strategy depends in large part on the availability of adequate capital to finance operations. We can give no assurance that the funds raised in this offering will provide sufficient capital to support the continued operations of our company. Changes in our growth and expansion strategy, lower than anticipated revenue for the medical clinics, unanticipated and/or uncontrollable events in the credit or equity markets, changes to our liquidity, increased expenses, and other events may cause us to seek additional debt or equity financing. Financing may not be available on favorable or acceptable terms, or at all, and our failure to raise capital could adversely affect our operations and financial condition.

Additional equity financing may result in a dilution of the pro rata ownership stake of the holders of shares sold in this offering. Further, we may be required to offer subsequent investors investment terms, such as preferred distributions and voting rights, that are superior to the rights of the holders of shares sold in this offering, which could have an adverse effect on the value of your investment.

Additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs. As a consequence, our operating performance may be materially adversely affected.

We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries or controlled companies could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of any future indebtedness, may limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries also control and manage the non-professional aspects of certain other professional service corporations under management services agreements, which could (although they do not currently) contain contractual restrictions on a professional service corporation’s ability to pay service fees to us. The assets of these professional service corporations are not included in our consolidated balance sheets. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

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We will incur substantial start-up expenses and do not expect to make a profit at any medical clinic until at least six months after opening each medical clinic.

We will incur substantial expenses to implement our growth and expansion strategy, including costs for leasing and developing the premises for each medical clinic, purchasing medical and office equipment, purchasing medical supplies and inventory, marketing and advertising, recruiting and hiring staff, and other expenses. We estimate that it will take at least $700,000 to open each clinic, with an additional $300,000 of operating capital and $200,000 credit line needed to purchase equipment and fund operating losses during the first six months of operation. These start-up costs may increase if there are any delays, problems or other events not currently anticipated. Although we expect each medical clinic to become profitable approximately six months after opening based on our experience with opening the Ozzie Smith Centers in Chesterfield, Missouri in May 2016 and in St. Peters, Missouri in August 2017, and the IMAC Regeneration Center in Murray, Kentucky in February 2017, no guarantee can be made that any of the clinics or our company overall will operate profitably. The David Price Center in Brentwood, Tennessee, which opened in May 2017, initially experienced unforeseen delays in staffing, construction and marketing launch. If we do not reach profitability and recover our start-up expenses and other accumulated operating losses, investors will likely suffer a significant decline in the value of their investment.

We may be unable to obtain financing on acceptable terms, or at all, which could materially adversely affect our operations and ability to successfully implement our growth and expansion strategy.

Our growth and expansion strategy relies on obtaining sufficient financing, including one or more equipment lines to purchase medical and office equipment and one or more lines of credit for operating and related expenses. We may not be able to obtain financing on acceptable terms or in the amount anticipated by our growth and expansion strategy. If unable to secure the amount of financing anticipated by our growth and expansion strategy, we may be unable to implement one or more portions of our growth and expansion strategy. If we accept less favorable terms for our financing than anticipated, we may incur additional expenses and restrictions on operations and may be less liquid and less profitable than expected. Should either of these events occur, we could suffer material adverse effects to our ability to implement our growth and expansion strategy and operate successfully.

We plan to incur indebtedness to implement our growth and expansion strategy and, as a consequence, may be unprofitable and unsuccessful in achieving our financial and operating goals.

We plan to finance some of our start-up and operating costs through debt leveraging, including one or more equipment lines and one or more lines of credit. This debt could adversely affect our financial performance and ability to:

●	implement our growth and expansion strategy;

●	recoup start-up costs;

●	operate profitably;

●	maintain acceptable levels of liquidity;

●	obtain additional financing in the future for working capital, capital expenditures, development and other general business purposes;

●	obtain additional financing on favorable terms; and

●	compete effectively or operate successfully under adverse economic conditions.

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We will manage, but will not own, certain of the medical clinics or employ the medical service providers who will treat patients at the clinics.

Several of our medical clinics will be owned exclusively by a professional service corporation in order to comply with state laws regulating the ownership of medical practices. We will, in turn, through a contractual arrangement, provide long-term, exclusive management services to those professional service corporations and their medical professionals. All employees who provide direct medical services to patients will be employed by the professional service corporation. These management services agreements protect us from certain liability and provide a structured engagement to deliver non-medical, comprehensive management and administrative services to help the medical professionals operate the business. The management services agreements authorize us to act on behalf of the professional service corporation, but do not authorize the professional service corporations to act on our behalf or enter into contracts with third parties on our behalf. We will employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We may also loan money to the professional service corporation for certain payroll and development costs, although we have no obligation to do so. This arrangement makes our financial and operational success highly dependent on the professional service corporation. Under our management service agreements, we provide exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, our financial statements consolidate the financial results of the professional service corporations. However, we will have little, if any, tangible assets as to those operations. These characteristics increase the risk associated with an investment in our company.

Our management services agreements may be terminated.

The management services agreements we have with several of our clinics may be terminated by mutual agreement of us and the applicable clinic, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the clinic. The termination of a management services agreement would result in the termination of payment of management fees from the applicable clinic, which could have an adverse effect on our operating results and financial condition.

We do not control the delivery of medical care at any of our facilities.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. For this reason, the medical practitioners are solely responsible for making medical decisions with their abilities and experience. We run the risk of being associated with a medical practitioner that performs poorly or does not comply with medical board legislation. When we are responsible for the recruitment or staffing of medical professionals, we may hire a professional that delivers care outside of medical protocols. Our inability to exercise control over the medical care and managed centers increases the risks associated with an investment in our company.

State medical boards may amend licensing requirements for medical service providers, service delivery oversight for midlevel practitioners, and ownership or location requirements for the delivery of medical treatments.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. Each state medical board controls the level of licensing required for each medical practitioner and the requirements to obtain such a license to deliver medical care. Furthermore, the state medical board typically determines the required practitioner oversight for medical practitioners based on their license achieved, earned degrees and continuing education. The current requirements for these practitioners may change in the future and we run the risk of additional expenses necessary to meet the state medical board requirements. The state medical board may also determine the location in which services are delivered. We risk the loss of revenue or retrofitting expense if the state medical board amends location requirements for the delivery of certain treatments. Similarly, state medical boards may amend ownership or management requirements for the operation of medical clinics within their respective state. The board may also investigate or dispute the legal establishment of owned or managed medical clinics. We risk a material loss of ownership of or management control and subsequent fee from medical clinics that are in our possession or control.

Adverse medical outcomes are possible with conservative and minimally invasive treatments.

Medical practitioners performing services at our IMAC facilities run the risk of delivering treatments for which the patient may experience a poor outcome. This is possible with non-invasive and minimally invasive services alike, including the use of autologous treatments in which a patient’s own cells are used to regenerate damaged tissues. At our IMAC Regeneration Centers, a minimally invasive treatment involves puncturing the skin with a needle or a minor incision which could lead to infection, bleeding, pain, nausea, or other similar results. Non-invasive and conservative physical medicine treatments may possibly cause soft tissue tears, contusions, heart conditions, stroke, and other physically straining conditions. The treatments or potential clinical research studies may yield further patient risks. An adverse outcome may include but not be limited to a loss of feeling, chronic pain, long-term disability, or death. We have obtained medical malpractice coverage in the event an adverse outcome occurs. However, the insurance limits may be exceeded or liability outside of the coverage may adversely impact the financial performance of the business, including any potential negative media coverage on patient volume.

Potential conflicts of interest exist with respect to the management services agreement that we have entered into concerning our clinics in Kentucky, and it is possible our interests and the affiliated owners of those clinics may diverge.

Our medical clinics in Kentucky are held by a professional service corporation that is owned by Matthew C. Wallis, DC, our Chief Operating Officer, a director and co-founder of our company, and Jason Brame, DC, a co-founding member of our company, in order to comply with the state’s laws regulating the ownership of medical practices. The professional service corporation directs the provision of medical services to patients and employs the physicians and registered nurses at the clinics, we do not. Rather, pursuant to the terms of a long-term, exclusive management services agreement, we employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We believe that the service fees and other terms of our management services agreement are standard in the outpatient healthcare practice area. Nonetheless, the management services agreement presents the possibility of a conflict of interest in the event that issues arise with regard to the respective medical and non-medical services being provided at the clinics, including quality of care issues of which we become aware and billing and collection matters that we handle on behalf of the physician practices, where our interests may diverge from those of Drs. Wallis and Brame acting on behalf of the professional service corporation. No such issues, however, have occurred during this arrangement.

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The management services agreement provides that we will have the right to control the daily operations of the medical clinics subject, in the case of practicing medicine, to the direction of Drs. Wallis and Brame acting on behalf of the professional service corporation. Our interests with respect to such direction may be at odds with those of Drs. Wallis and Brame, requiring them to recuse themselves from our decisions relating to such matters, or even from further involvement with our company.

We comply with applicable state law with respect to transactions (including business opportunities and management services agreements) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors.

Before this offering, Drs. Wallis and Brame beneficially own approximately 37.0% and 12.3% of our outstanding shares of common stock, respectively, and following the completion of this offering, will continue to own a significant percentage of our outstanding shares. Dr. Wallis founded our original IMAC medical clinic in Paducah, Kentucky in August 2000 and, with Jeffrey S. Ervin, our Chief Executive Officer, founded our current company in March 2015. Dr. Wallis, working with Mr. Ervin, will be substantially responsible for selecting the business direction we take, the medical clinics we open in the future and the services we may provide. The management services agreement may present Drs. Wallis and Brame with conflicts of interest.

The loss of the services of Jeffrey S. Ervin or Matthew C. Wallis, DC for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Jeffrey S. Ervin, our Chief Executive Officer, and Matthew C. Wallis, DC, our Chief Operating Officer. Mr. Ervin, who has unique knowledge regarding the roll-out of our IMAC Regeneration Centers, and Dr. Wallis, who has extensive business contacts, would be extremely difficult to replace. We have not entered into an employment arrangement with Mr. Ervin or Dr. Wallis, and there can be no assurance that Mr. Ervin or Dr. Wallis will continue to provide services to us. A voluntary or involuntary departure by either executive could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for him in a timely manner. We plan to obtain a $1.0 million key-man life insurance policy for our benefit on the life of each of Mr. Ervin and Dr. Wallis.

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We may fail to obtain the business licenses and any other licenses necessary to operate our medical clinics, or the necessary engineering, building, occupancy and other permits to develop the premises for the clinics, which would materially adversely affect our growth and expansion strategy.

If we cannot obtain approval for business licenses or any other licenses necessary to operate our medical clinics, it could materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy. Failure to obtain the necessary engineering, building, occupancy and other permits from applicable governmental authorities to develop the premises for our medical clinics could also materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy.

We may face strong competition from other providers in our primary service areas, and increased competition from new competitors, which may hinder our ability to obtain and retain customers.

We will be in competition with other more established companies using a variety of treatments for the conditions and ailments that our services are intended to treat, including orthopedic surgeons, pain management clinics, hospital systems and outpatient surgery centers providing joint reconstruction and related surgeries. These companies may be better capitalized and have more established name recognition than us. We may face additional competition in the future if other providers enter our primary service areas. Competition from existing providers and providers that may begin competing with us in the future could materially adversely affect our operations and financial performance.

Further, the services provided by our company are relatively new and unique. We cannot be certain that our services will achieve or sustain market acceptance, or that a sufficient volume of patients in the Kentucky, Missouri and Tennessee areas will utilize our services. We will be in competition with alternative treatment methods, including those presently existing and those that may develop in the future. As such, our growth and expansion strategy carries many unknown factors that subject us and our investors to a high degree of uncertainty and risk.

We are competing in a dynamic market with risk of technological change.

The market for medical, physical therapy and chiropractic services is characterized by frequent technological developments and innovations, new product and service introductions, and evolving industry standards. The dynamic character of these products and services will require us to effectively use leading and new technologies, develop our expertise and reputation, enhance our current service offerings and continue to improve the effectiveness, feasibility and consistency of our services. There can be no assurance that we will be successful in responding quickly, cost-effectively and sufficiently to these and other such developments.

Our success will depend largely upon general economic conditions and consumer acceptance in our primary service areas.

Our current primary service areas are located in certain geographical areas in the states of Kentucky, Missouri and Tennessee. Our operations and profitability could be adversely affected by a local economic downturn, changes in local consumer acceptance of our approach to healthcare, and discretionary spending power, and other unforeseen or unexpected changes within those areas.

A decline in general economic conditions may adversely affect consumer behavior and spending, including the affordability of elective medical procedures, and as a result may adversely affect our revenue and operating results.

The country may experience an economic downturn or decline in general economic conditions. We are unable to predict the timing and severity of the next economic downturn. Any decline in general economic conditions may cause a decrease in consumer and commercial spending, especially spending on elective medical procedures, which could negatively impact our revenue and operating results.

We are required to comply with numerous government laws and regulations, which could change, increasing costs and adversely affecting our financial performance and operations.

Medical and chiropractic service providers are subject to extensive federal, state and local regulation, including but not limited to regulation by the U.S. Food and Drug Administration, Centers for Medicare & Medicaid Services, and other government entities. We are subject to regulation by these entities as well as a variety of other laws and regulations. Compliance with such laws and regulations could require substantial capital expenditures. Such regulations may be changed from time to time, or new regulations adopted, which could result in additional or unexpected costs of compliance.

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Changes to national health insurance policy and third-party insurance carrier fee schedules for traditional medical treatments could decrease patient revenue and adversely affect our financial performance and operations.

Political, economic and regulatory influences are subjecting medical and chiropractic service providers, health insurance providers and other participants in the healthcare industry in the United States to potential fundamental changes. Potential changes to nationwide health insurance policy are currently being debated. We cannot predict what impact the adoption of any federal or state healthcare reform or private sector insurance reform may have on our business.

We receive payment for the services we render to patients from their private health insurance providers and from Medicare and Medicaid. If third-party payers change the expected fee schedule (the amount paid by such payers for services rendered by us), we could experience a loss of revenue, which could adversely affect financial performance.

At the present time, most private health insurance providers do not cover the regenerative medical treatments provided at our medical clinics. However, traditional physical medical treatments provided at our medical clinics, such as physical therapy, chiropractic services and medical evaluations, are covered by most health insurance providers. Medicare and Medicaid take the same position as private insurers and reimburse patients for traditional physical medical treatments but not for regenerative medical treatments. If private health insurance providers and Medicare and Medicaid were to begin covering regenerative medical treatments, the revenue we would receive on a per-treatment basis would likely decline given their tighter fee schedules. Further, such a change might result in increased competition as additional healthcare providers begin offering our customized services.

We could be adversely affected by changes relating to the IMAC Regeneration Center brand name.

We are a holding company in which our medical clinics are formed in separate subsidiaries. Our subsidiaries are currently operating in Kentucky, Missouri and Tennessee. As a consequence of this entity structure, any adverse change to the brand, reputation, financial performance or other aspects of the IMAC Regeneration Center brand at any one location could adversely affect the operations and financial performance of the entire company.

We will depend heavily on the efforts of our key personnel, as well as sports celebrity endorsers.

Our success depends, to a significant extent, upon the efforts and abilities of our officers and key employees, including medical and chiropractic doctors and other practitioners, and our sports celebrity endorsers. Loss or abatement of the services of any of these persons, or any adverse change to the sports celebrity endorsers, could have a material adverse effect on us and our business, operations and financial performance.

Our success also will depend on our ability to identify, attract, hire, train and motivate highly skilled managerial personnel, medical doctors, chiropractors, licensed physical therapists, and other practitioners. Failure to attract and retain key personnel could have a material adverse effect on our business, prospects, financial condition and results of operation. Further, the quality, philosophy and performance of key personnel could adversely affect our operations and performance.

We may incur losses that are not covered by insurance.

We maintain insurance policies against professional liability, general commercial liability and other potential losses of our company. All of the regenerative, medical, physical therapy and chiropractic treatments performed at our clinics are covered by our malpractice insurance; however, there is an upper limit to the payout allowable in the event of our malpractice. Poor patient outcomes for healthcare providers may result in legal actions and/or settlements outside of the scope of our malpractice insurance coverage. Regenerative medicine represents approximately 5% of our patient visits and 31% of our revenue. Future innovations in regenerative medicine may require review or approval of such innovations by governmental regulators. During formal research studies performed in collaboration with regulators, we may be required to obtain new insurance policies and there is no assurance that insurance policy underwriters will provide coverage for such research initiatives. If an uninsured loss or a loss in excess of insured limits occurs, our financial performance and operation could suffer material adverse effects.

We are susceptible to risks relating to investigation or audit by the Centers for Medicare & Medicaid Services (“CMS”), health insurance providers and the IRS.

We may be audited by CMS or any health insurance provider that pays us for services provided to patients. Any such audit may result in reclaimed payments, which would decrease our revenue and adversely affect our financial performance. Our federal tax returns may be audited by the IRS and our state tax returns may be audited by applicable state government authorities. Any such audit may result in the challenge and disallowance of some of our deductions or an increase in our taxable income. No assurance can be made with regard to the deductibility of certain tax items or the position taken by us on our tax returns. Further, an audit or any litigation resulting from an audit could unexpectedly increase our expenses and adversely affect financial performance and operations.

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The Food and Drug Administration is actively pursuing bad actors in the regenerative medicine therapy industry, and we could be included in any broad investigation.

The U.S. Food and Drug Administration is actively pursuing bad actors in the regenerative medicine therapy industry. Since we provide regenerative medicine treatments, we may be subject to broad investigations from the FDA or state medical boards regarding the marketing and medical delivery of our treatments. In November 2017, we engaged a medical consulting group to advise us on current protocols in this area and to organize a clinical trial towards an investigational new drug application with the FDA, while pursuing a voluntary regenerative medicine advanced therapy (RMAT) designation under Section 3033 of the 21st Century Cures Act. We have not initiated conversations with the FDA and no assurance can be given that we are able to engage with the FDA or that the FDA will approve us for RMAT designation.

We are very early in our product development efforts with respect to the NeoCyte stem cell regenerative product. If we are unable to advance this or other regenerative medicine products to obtain regulatory approval and ultimately commercialize these products, or experience significant delays in doing so, our business will be harmed.

In August 2018, we acquired a 70% ownership position in BioFirma, LLC. BioFirma was formed to produce and commercialize NeoCyte, an umbilical cord-derived mononuclear cell product. NeoCyte is in development and is expected to be produced within an FDA-registered cGMP laboratory. Once fully developed, we intend to provide NeoCyte to IMAC Regeneration Centers and other physicians’ clinics in the United States. NeoCyte has been evaluated by an independent third party laboratory to determine high quality and biological characteristics. BioFirma has applied for a trademark on the product name NeoCyte. BioFirma has determined not to pursue a patent on this product at its current stage of development, nor considers the success of its future product development to be dependent upon obtaining a patent.

The FDA has not approved any stem cell-based products for use, other than cord blood-derived hematopoietic progenitor cells for certain indications. NeoCyte is defined as an HCT/P (human cells, tissues, and cellular and tissue-based product), which is intended for implantation, transplantation, infusion, or transfer into a human recipient. Examples of HCT/Ps include, but are not limited to, bone, ligament, skin, dura mater, heart valve, cornea, hematopoietic stem/progenitor cells derived from peripheral and cord blood, manipulated autologous chondrocytes, epithelial cells on a synthetic matrix, and semen or other reproductive tissue. Under current law, certain types of minimally manipulated HCT/Ps do not require premarket approval or the registration, manufacturing, and reporting steps that must be taken to prevent the introduction, transmission, and spread of communicable disease. We believe NeoCyte to be a minimally manipulated HCT/P under current regulations.

We intend to use a portion of the net proceeds of this offering to fund research and applications of NeoCyte and other regenerative medicine products. Our ability to generate product revenue, which we do not expect to occur, if at all, for the foreseeable future, will depend heavily on the successful research and application of our regenerative medicine products, which may never occur. We currently generate no revenue from the sale of any product and we may never be able to sell NeoCyte or other products at a profit.

Even if BioFirma obtains regulatory approval for product candidates, the products may not gain market acceptance among physicians, patients, and others in the medical community.

The use of lab-engineered regenerative cellular products for healthcare may not become broadly accepted by physicians, patients and others in the medical community. Various factors will influence whether BioFirma product candidates are accepted in the market, including:

●	the clinical indications for which the product candidates are licensed;

●	physicians and patients considering the product candidates as a safe and effective treatment;

●	the potential and perceived advantages of the product candidates over alternative treatments;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA or other regulatory authorities;

●	limitations or warnings contained in the labeling approved by the FDA;

●	the timing of market introduction of the product candidates as well as competitive products;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

●	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

●	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

●	the effectiveness of BioFirma’s sales and marketing efforts.

Although BioFirma is not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the therapeutic use of such technologies, and reported side effects from any clinical trials using these technologies or the failure of such clinical trials to demonstrate that these therapies are safe and effective may limit market acceptance of our product candidates. If the product candidates are licensed but fail to achieve market acceptance among physicians and patients, BioFirma will not be able to generate significant revenue.

Further, while BioFirma product candidates differ in certain ways from other engineered stem cell products, serious adverse events or deaths in other clinical trials involving engineered stem cells, even if not attributable to BioFirma product or product candidates, could result in increased government regulation, unfavorable public perception and publicity, potential regulatory delays in the testing or licensing of BioFirma product candidates, stricter labeling requirements for those product candidates that are licensed, and a decrease in demand for any such product candidates.

Even if the products achieve market acceptance, BioFirma may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than BioFirma products, are more cost effective or render BioFirma products obsolete.

Any significant disruption in our computer systems or those of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our patients and users is dependent upon the reliable performance of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make our service unavailable or impair our ability to deliver content to our customers. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our services to existing and potential patients.

Our servers and those of third parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt our service or otherwise access our systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and, to date, hackers have not had a material impact on our service or systems. However, this is no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of patients and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party data center. In addition, we utilize third-party internet-based or “cloud” computing services in connection with our business operations. We also utilize third-party content delivery networks to help us stream content to our patients and other parties over the internet. Problems faced by us or our service providers, including technological or business-related disruptions, could adversely impact the experience of our audiences and users.

Our reputation and relationships with patients would be harmed if our patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

We maintain personal data regarding our patients, including their names and other information. With respect to personally identifying data, we rely on licensed encryption and authentication technology to secure such information. We also take measures to protect against unauthorized intrusion into our patients’ data. Despite these measures, we could experience, though we have not to date experienced, a cyber-attack or other unauthorized intrusion into our patients’ data. Our security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event our security measures are breached, or if our services are subject to attacks that impair or deny the ability of patients to access our services, current and potential patients may become unwilling to provide us the information necessary for them to become users of our services or may curtail or stop using our services. In addition, we could face legal claims for such a breach. The costs relating to any data breach could be material and exceed the limits of the insurance we maintain against the risks of a data breach. For these reasons, should an unauthorized intrusion into our patients’ data occur, our business could be adversely affected. Changes to operating rules could increase our operating expenses and adversely affect our business and results of operations.

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Our business is subject to reporting requirements that continue to evolve and change, which could continue to require significant compliance effort and resources.

Following this offering, we will be subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board (PCAOB), the SEC and The NASDAQ Capital Market, periodically issue new requirements and regulations and legislative bodies also review and revise applicable laws. As interpretation and implementation of these laws and rules and promulgation of new regulations continues, we will continue to be required to commit significant financial and managerial resources and incur additional expenses to address such laws, rules and regulations, which could in turn reduce our financial flexibility and create distractions for management. Any of these events, in combination or individually, could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

Changes in accounting principles or guidance, or in their interpretations, could result in unfavorable accounting charges or effects, including changes to our previously filed consolidated financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant negative effect on our reported results and retrospectively affect previously reported results, which, in turn, could cause our stock price to decline.

We will incur increased costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.

As a public reporting company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, stock exchange listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and administrative staff will need to devote a substantial amount of time to compliance with these requirements. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing periodic and current public reports in compliance with our obligations under the securities laws. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention away from product development activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

In connection with this offering, we intend to obtain directors’ and officers’ liability insurance coverage, which will increase our insurance cost. In the future, it may be more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

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In addition, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of our periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate consolidated financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we could be subject to sanctions or investigations by the stock exchange where we are listed, the SEC or other regulatory authorities, and we may not be able to remain listed on a national securities exchange.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

Our auditors have identified material weaknesses in our internal controls over our financial reporting.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2017 and 2016, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of in-house accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired a consulting firm to advise on technical issues related to U.S. generally accepted accounting principles as related to the maintenance of our accounting books and records and the preparation of our consolidated financial statements. Although we are aware of the risks associated with not having dedicated accounting personnel, we are also at an early stage in the development of our business. We anticipate expanding our accounting functions with dedicated staff and improving our internal accounting procedures and separation of duties when we can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. In addition, if we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

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●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

Risks Related to Ownership of Our Common Stock and Warrants and this Offering

Our stock price may be volatile and your investment could decline in value.

The market price of our common stock following this offering may fluctuate substantially as a result of many factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of the value of your investment in our common stock and/or warrants. Factors that could cause fluctuations in the market price of our common stock include the following:

●	quarterly variations in our results of operations;

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates by securities analysts;

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●	publication of research reports about us or the outpatient medical clinic business;

●	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

●	announcements by third parties of significant claims or proceedings against us;

●	changes affecting the availability of financing in the outpatient medical services market;

●	regulatory developments in the outpatient medical clinic business;

●	significant future sales of our common stock;

●	additions or departures of key personnel;

●	the realization of any of the other risk factors presented in this prospectus; and

●	general economic, market and currency factors and conditions unrelated to our performance.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies. These broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s attention and resources.

None of our units, common stock or warrants have traded in any public market and our stock price may decline after the offering.

Prior to this offering, no public market has existed for any of our securities. Although our common stock and warrants have been approved for listing on The NASDAQ Capital Market, an active trading market for our common stock and warrants may not develop or, if it develops, may not be sustained after this offering. In addition, we do not intend to apply for listing our units on any securities exchange or market, and do not expect that they will be quoted in the over-the-counter market.

Our company and the underwriters will negotiate to determine the initial public offering price of our common stock. The initial public offering price may be higher than the market price of our common stock after the offering and you may not be able to sell your shares of common stock at or above the price you paid for them in this offering. As a result, you could lose all or part of your investment.

The warrants are speculative in nature.

The warrants issued in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price equal to the initial public offering price of the units in this offering, subject to certain adjustments, prior to the fifth anniversary of the date such warrants are issued, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. Our warrants have been approved for listing on The NASDAQ Capital Market. There can be no assurance that an active trading market for the warrants will develop or, if it develops, will be sustained after this offering, or that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Investors purchasing securities in this offering will experience immediate dilution.

The initial public offering price of shares of our common stock is higher than the pro forma as adjusted net tangible book value per outstanding share of our common stock. Therefore, if you purchase shares of common stock and warrants in this offering, you will incur immediate dilution of $(4.56) per share in the pro forma as adjusted net tangible book value of the shares of common stock, based on an initial public offering price of $5.00 per share and two warrant s . To the extent outstanding options are ultimately exercised, there will be further dilution of the common stock sold in this offering.

Future sales, or the perception of future sales, of a substantial number of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell a substantial number of our shares of common stock in the public market following this offering or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Immediately upon completion of this offering, based on the number of shares outstanding as of February 8 , 2019, we will have 30,000,000 shares of common stock authorized and 7,243,024 shares of common stock outstanding. Of these shares, the 850,000 shares to be sold in this offering (assuming the underwriters do not exercise their option to purchase additional shares in this offering to cover over-allotments, if any) will be freely tradable. We, our executive officers and directors, and all of our stockholders have entered into agreements with the underwriters not to sell or otherwise dispose of shares of our common stock for a period of 180 days following completion of this offering, with certain exceptions. Immediately upon the expiration of this lock-up period, 4,467,712 shares will be freely tradable pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), by non-affiliates and another 1,925,312 shares will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

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In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 registering the issuance of approximately 1,000,000 shares of common stock subject to stock options or other equity awards issued or reserved for future issuance under our 2018 Incentive Compensation Plan. Shares registered under the registration statement on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and the restrictions of Securities Act Rule 144 in the case of our affiliates.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents, to be effective upon completion of this offering, and the Delaware General Corporation Law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt;

●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;

●	provide that stockholders are only entitled to call a special meeting upon written request by 33 1/3% of the outstanding common stock; and

●	require supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws.

In addition, Delaware law prohibits large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

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We have 5,000,000 authorized unissued shares of preferred stock, and our board has the ability to designate the rights and preferences of this preferred stock without your vote.

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. As indicated in the preceding risk factor, the ability to issue preferred stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of our company thereby discouraging, delaying or preventing a change in control of our company. We currently have no outstanding shares of preferred stock, or plans to issue any such shares in the future.

Concentration of ownership of our common stock among our existing executive officers and directors may limit new investors from influencing significant corporate decisions.

Jeffrey S. Ervin, our Chief Executive Officer, Matthew C. Wallis, DC, our Chief Operating Officer, and our other executive officers and directors will beneficially own approximately 42.5% of our outstanding shares of common stock before this offering and will continue to own a significant percentage of our outstanding shares after this offering. These persons, acting together, would be able to influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We currently expect to retain all future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends to holders of our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we must comply with the covenants in our credit agreements in order to be able to pay cash dividends, and our ability to pay dividends generally may be further limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “aim,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our dependence upon external sources for the financing of our operations;

●	our ability to effectively execute our growth and expansion strategy;

●	changes in the outpatient medical services market;

●	our limited operating history;

●	the valuation of assets reflected in our consolidated financial statements;

●	our reliance on continued access to financing;

●	our reliance on information provided and obtained by third parties;

●	federal, state, and local regulatory matters;

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●	additional expenses, not reflected in our operating history, related to being a public reporting company;

●	competition, not only in the outpatient medical clinic market, but also for traditional hospital and medical treatment generally; and

●	covenants contained in our master services agreements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result, of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CORPORATE CONVERSION

Prior to June 1, 2018, we operated as a Kentucky limited liability company under the name IMAC Holdings, LLC. Effective June 1, 2018, we converted into a Delaware corporation pursuant to a statutory merger and changed our name to IMAC Holdings, Inc. In order to consummate the Corporate Conversion, a certificate of merger was filed with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Kentucky. Holders of membership interests in IMAC Holdings, LLC received, on a proportional basis, shares of common stock of IMAC Holdings, Inc.

Following the Corporate Conversion, IMAC Holdings, Inc. continues to hold all property and assets of IMAC Holdings, LLC and all of the debts and obligations of IMAC Holdings, LLC. We are now governed by a certificate of incorporation filed with the Secretary of State of the State of Delaware and bylaws, the material portions of which are described in the section of this prospectus entitled “Description of Capital Stock.” On the effective date of the Corporate Conversion, the officers of IMAC Holdings, LLC became the officers of IMAC Holdings, Inc. As a result of the Corporate Conversion, we are now a federal corporate taxpayer as opposed to a pass-through entity for tax purposes.

The purpose of the Corporate Conversion was to reorganize our corporate structure so that the top-tier entity in our corporate structure – the entity that is offering shares of common stock to the public in this offering – is a corporation rather than a limited liability company and so that our existing owners own shares of our common stock rather than membership interests in a limited liability company.

Except as otherwise noted herein, the consolidated financial statements included in this prospectus are those of IMAC Holdings, Inc. and its consolidated subsidiaries.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of our securities in this offering will be approximately $3,781,812 (or approximately $4,389,510 if the underwriters exercise their option to purchase additional shares and warrants in full), based upon an initial public offering price of $5.125 per unit, consisting of one share of common stock at $5.105 per share and two warrant s at $0.01 per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If all of the warrants sold in this offering were to be exercised in cash at the exercise price of $5.00 per share, we would receive additional proceeds of approximately $8,500,000 . We cannot predict when or if these warrants will be exercised. It is possible that these warrants may expire and may never be exercised.

We intend to use the net proceeds from this offering approximately as follows:

Application of Net Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds

Financing the costs of leasing, developing and acquiring new clinic locations	$2,000,000	52.9%
Funding research and new product development activities	350,000	9. 2%
Working capital and general corporate purposes	1,431,812	37.9%
Total	$3,781,812	100.0%

A significant portion of the net proceeds will be utilized to finance the costs for leasing and developing the premises for each medical clinic, purchasing medical and office equipment, purchasing medical supplies and inventory, spending on advertising and marketing, as well as recruiting and hiring staff, and other expenses. We estimate that it will take at least $700,000 to open each new clinic, with an additional $300,000 of operating capital and $200,000 credit line needed to purchase equipment and fund operating losses during the first six months of operation. These start-up costs may increase if there are any delays, problems or other events not currently anticipated. Although we expect each medical clinic to become profitable approximately six months after opening based on our experience with opening the Ozzie Smith Centers in Chesterfield, Missouri in May 2016 and in St. Peters, Missouri in August 2017, and with the IMAC Regeneration Center in Murray, Kentucky in February 2017, no assurances can be given that any of the clinics or our company overall will operate profitably. For example, the David Price Center in Brentwood, Tennessee, which opened in May 2017, initially experienced unforeseen delays in staffing, construction and marketing. We also plan to use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses as a part of our growth strategy. We currently have no commitments in place with respect to any such acquisitions or investments.

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A portion of the net proceeds will also be used to fund the purchase of equipment and other research-related materials for the development and testing of BioFirma’s NeoCyte product, as well as the costs associated with hiring additional personnel, engaging with the FDA and obtaining requisite FDA regulatory certifications for the NeoCyte product. We believe that NeoCyte has the potential to be an important part of our overall service and treatment offerings in the future. We recognize the benefits of developing the NeoCyte product and quantifying scientific advancements with primary data collected within our IMAC medical clinics.

Funds for working capital and general corporate purposes include amounts required to pay officers’ salaries, consulting fees, professional fees, ongoing public reporting costs, computer equipment costs, data streaming transmission costs, office-related expenses and other corporate expenses.

We believe that, with the net proceeds of this offering, our current cash and our available lines of credit, we will have sufficient cash reserves available to cover expenses for at least 12 months following the closing of this offering. Given the volatility in U.S. equity markets and our normal working capital fluctuations, and depending on the actual level of net proceeds raised in this offering, we may seek to raise additional capital following this offering to supplement our operating cash flows to the extent we can do so on competitive market terms. In such event, an equity financing may dilute the ownership interests of our stockholders and investors in this offering. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

The expected use of net proceeds from this offering represents our intention based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

Our board of directors will determine our future dividend policy based on our result of operations, financial condition, capital requirements and other circumstances. We have not previously declared or paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and finance the growth of our business, as described in this prospectus. Accordingly, it is not anticipated that any cash dividends will be paid on our common stock in the foreseeable future. Previously, as a limited liability company, we made periodic minimal distributions to our members, primarily to cover the members’ tax obligations.

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CAPITALIZATION

The following table summarizes our historical liabilities and equity at September 30, 2018 and on a pro forma basis, giving effect to (a) the issuance and sale of units consisting of 850,000 shares of our common stock and warrants to purchase up to 1,700,000 shares of common stock in this offering at an initial public offering price of $5.125 per unit, consisting of one share of common stock at $5.105 per share and two warrants at $0.01 per warrant, net of expenses (assuming no exercise of warrants sold in this offering), (b) the conversion of our convertible promissory notes in the principal amount of $1,730,000 (plus interest) into 445,559 shares of our common stock   pursuant to enforceable commitments , and (c) the issuance of an aggregate of 1,413,842 shares of our common stock in payment of the deferred purchase prices in our transactions with Integrated Medicine and Chiropractic Regeneration Center PSC of $4,598,576, IMAC of St. Louis, LLC of $1,490,632, IMAC Regeneration Management of Nashville, LLC of $110,000 and Advantage Hand Therapy and Orthopedic Rehabilitation, LLC of $870,000, which in total have the effect of reducing our total liabilities and increasing our stockholder equity by approximately $7,069,210 as of September 30, 2018.

	As of September 30, 2018
		Pro Forma,
	Actual	As Adjusted

Current liabilities	$13,244,924	$4,445,714
Long-term liabilities	$1,252,297	$1,252,297
Total liabilities	$14,497,221	$5,698,011
Stockholders’ equity
Common stock, $0.001 par value, 30,000,000 shares authorized, 6,582,737 shares issued and outstanding, actual; 7,243,024 shares issued and outstanding, pro forma	$6,583	$7,243
Additional paid-in capital	$1,231,917	$13,812,279
Accumulated deficit	$(2,607,362)	$(2,607,362)
Non-controlling interest	$(1,674,168)	$(1,674,168)
Total stockholders’ equity	$(3,043,030)	$9,537,992
Total liabilities and stockholders’ equity	$11,454,191	$15,236,003

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of common stock.

As of September 30, 2018, we had a net tangible book value of $(9,286,074) (unaudited) or $(2.05) per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of September 30, 2018, after giving effect to the proposed reverse stock split, but without giving effect to the stock issuances described in the following paragraph.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to (a) the issuance and sale of units consisting of 850,000 shares of our common stock and warrants to purchase up to 1,700,000 shares of common stock in this offering at an initial public offering price of $5.125 per unit, consisting of one share of common stock at $5.105 per share and two warrants at $0.01 per warrant, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of warrants sold in this offering), and (b) the conversion of our convertible promissory notes in the principal amount of $1,730,000 (plus interest) issued in the first six months of 2018 into 445,559 shares of our common stock   pursuant to enforceable commitments , upon the closing of this offering, the issuance of 298,126 shares of our common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC of St. Louis, LLC, 919,716 shares of common stock under the terms of a merger agreement in connection with our acquisition of Clinic Management Associates, LLC, 22,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC Regeneration Management of Nashville, LLC and the issuance of 174,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of Advantage Hand Therapy, our as adjusted net tangible book value as of September 30, 2018, would have been approximately $3,196,136, or $0.44 per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $2.49 per share to existing stockholders and an immediate decrease of $4.56 per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution on a per share basis:

Amount

Initial public offering price per share of common stock	$5.00 *

Pro forma net tangible book value (deficit) before offering	(2.05)

Increase in pro forma net tangible book value attributable to new investors	2.49

Pro forma as adjusted net tangible book value after offering	0.44

Dilution in pro forma net tangible book value to new investors	$(4.56)

* For convenience, $5.00 per share is used rather than $5.105 per share.

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If the underwriters exercise their over-allotment option in full to purchase an additional 127,500 shares of common stock and/or warrants to purchase up to 255,000 shares of common stock, in any combination, from us in this offering to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after the offering would be $0.51 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $2.56 per share and the dilution per share to new investors purchasing common stock in this offering would be $(4.49) per share.

The following table illustrates, on a pro forma as adjusted basis as of September 30, 2018, after giving effect to the Corporate Conversion, the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering based on an initial public offering price of $5.125 per share and/or warrants in this offering, and before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	6,393,024	88.3%	10,262,512	70. 2%	$1.610
New investors	850,000	11.7%	4,356,250	29. 8%	$5.125
Total	7,243,024	100.0%	14,618,762	100.0%	$2.018

The number of shares of common stock shown above to be outstanding after this offering is based on 7,243,024 shares of our common stock outstanding as of February 8 , 2019, assuming the sale of 850,000 shares of our common stock offered for sale in this offering and the conversion of our convertible promissory notes in the principal amount of $1,730,000 (plus interest) issued in the first six months of 2018 into 445,559 shares of our common stock   pursuant to enforceable commitments , and the issuance of 298,126 shares of our common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC of St. Louis, LLC, 919,716 shares of common stock under the terms of a merger agreement in connection with our acquisition of Clinic Management Associates, LLC, 22,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of IMAC Regeneration Management of Nashville, LLC and 174,000 shares of common stock under the terms of a unit purchase agreement in connection with our acquisition of Advantage Hand Therapy, and excludes 1,000,000 shares of our common stock reserved for future issuance under our 2018 Incentive Compensation Plan.

In addition, if the underwriters exercise their over-allotment option to purchase additional shares in full, the number of shares held by new investors would increase to 977,500, or 13. 3 % of the total number of shares of our common stock outstanding after this offering.

To the extent that new stock options are issued under our 2018 Incentive Compensation Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes of IMAC Holdings, Inc. as well as the Pro Forma Financial Statements of IMAC Group and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and in this prospectus, particularly under the heading “Risk Factors.”

Information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations gives a financial perspective of IMAC Holdings, Inc. and retrospective effect to the consummation of business transactions involving three companies owning or managing IMAC Regeneration Centers and two companies for which IMAC Holdings, Inc. had no prior ownership or management relationships, along with the related issuance of shares of common stock and/or cash payments in such transactions, each of which were completed between June and August 2018, the company herein referred to as “IMAC Group.” Management has used best efforts to clearly document the entities in correlation to the information presented below. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “we,” “us,” “our,” “our company,” “our business” and “IMAC Holdings” are to IMAC Holdings, Inc., a Delaware corporation and prior to the Corporate Conversion discussed in this prospectus, IMAC Holdings, LLC, a Kentucky limited liability company, and in each case, their consolidated subsidiaries. The business transactions referenced above are with Integrated Medicine and Chiropractic Regeneration Center PSC (through its Management Services Agreement with a wholly owned subsidiary) and IMAC of St. Louis, LLC, which were each consummated in June 2018, and Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, and BioFirma, LLC, which were each consummated in August 2018. A fifth acquisition relates to the buy-out of the minority ownership of other parties of IMAC Regeneration Management of Nashville, LLC.

Overview

We are a provider of movement and orthopedic therapies and minimally invasive procedures performed through our regenerative and rehabilitative medical treatments to improve the physical health of our patients at our fast-growing chain of IMAC Regeneration Centers which we own or manage. Our outpatient medical clinics provide conservative, minimally invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. Our licensed healthcare professionals evaluate each patient and provide a custom treatment plan that integrates traditional medical procedures and innovative regenerative medicine procedures in combination with physical medicine. We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. The original IMAC Regeneration Center opened in Kentucky in August 2000 and remains the flagship location of our current business, which was formally organized in March 2015. To date, we have opened seven and acquired four outpatient medical clinics in Kentucky, Missouri and Tennessee, and plan with the net proceeds of this offering to further expand the reach of our facilities to other strategic locations throughout the United States. We have partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers and two David Price IMAC Regeneration Centers, and recently opened a Tony Delk IMAC Regeneration Center in July 2018. Our outpatient medical clinics emphasize our focus around treating sports and orthopedic injuries as an alternative to traditional surgeries for repair or joint replacement.

Revenue Model

Our revenue mix is diversified between medical treatments and physiological treatments. Our medical treatments are further segmented into traditional medical and regenerative medicine practices. For the last two full fiscal years and the first quarter of this year, traditional medical treatments comprised approximately 33% of total net patient revenues of IMAC Group, while regenerative medicine accounted for approximately 31% of IMAC Group total net patient revenues. Physiological treatments generated the remainder of our total net patient revenues as physical therapy amounted to 31% and chiropractic care at 5% of such revenues. We are an in-network provider for traditional physical medical treatments, such as physical therapy, chiropractic services and medical evaluations, with most private health insurance carriers. Regenerative medical treatments are typically not covered by insurance, but paid by the patient. Approximately 25% of IMAC Group total net patient revenues are attributable to insurance payments, 25% to CMS payments and 53% to cash payments from patients. For more information on our revenue recognition policies, see “Critical Accounting Policies and Estimates - Revenue Recognition.”

IMAC Holdings, Inc. recorded consolidated patient billings of $8,020,071 (unaudited) and $1,378,313 and realized total net patient revenues, less allowances for contractual adjustments with third-party payers, of $3,364,190 (unaudited) and $654,625 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, and had no revenues in 2016. No revenues were recorded in 2016 because IMAC Holdings did not own any clinics in its name in 2016 and the clinics with which it had entered into management services agreements in 2016 did not open until early 2017. IMAC Holdings’ net loss for the nine months ended September 30, 2018 and year ended December 31, 2017 were $(2,116,248) (unaudited) and $(57,181), respectively. The net loss for the nine months ended September 30, 2018 included one-time costs of approximately $145,000 related to this offering. Patient visits, which are an indication of business activity, showed an increase of 21% for the nine months ended September 30, 2018 compared to the same period in 2017. Patient visits increased from 60,084 for the nine months ended September 30, 2017 to 72,499 for the nine months ended September 30, 2018.

On a pro forma basis to reflect the Integrated Medicine and Chiropractic Regeneration Center PSC and IMAC of St. Louis, LLC transactions, which occurred in June 2018, and the Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC transactions which occurred in August 2018, but as if they each occurred on January 1, 2017, the patient billings of IMAC Group were $19,351,574 (unaudited) and $25,812,212 (unaudited) and total net patient revenues of $7,243,288 (unaudited) and $9,596,315 (unaudited) for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. IMAC Group’s pro forma net loss for the nine months ended September 30, 2018 and the year ended December 31, 2017 was $(3,425,330) (unaudited) and $(1,328,513) (unaudited), respectively. The net loss for IMAC Group for the nine months ended September 30, 2018 included one-time costs of approximately $145,000 related to this offering.

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Corporate Conversion

Prior to June 1, 2018, we were a Kentucky limited liability company named IMAC Holdings, LLC. Effective June 1, 2018, we converted into a Delaware corporation pursuant to a statutory merger, or the Corporate Conversion, and changed our name to IMAC Holdings, Inc. All of our outstanding membership interests were exchanged on a proportional basis into shares of common stock of IMAC Holdings, Inc.

Following the Corporate Conversion, IMAC Holdings, Inc. continues to hold all of the property and assets of IMAC Holdings, LLC and all of the debts and obligations of IMAC Holdings, LLC continue as the debts and obligations of IMAC Holdings, Inc. The purpose of the Corporate Conversion was to reorganize our corporate structure so that the top tier entity in our corporate structure — the entity that is offering common stock to the public in this offering — is a corporation rather than a limited liability company and so that our existing owners own shares of our common stock rather than membership interests in a limited liability company. Except as otherwise noted herein, the consolidated financial statements included in this prospectus are those of IMAC Holdings, Inc. and its consolidated subsidiaries.

Business Transactions

IMAC Management Services, LLC holds a long-term Management Services Agreement with Integrated Medicine and Chiropractic Regeneration Center PSC, a professional service corporation controlled by our co-founders Matthew C. Wallis, DC and Jason Brame, DC, which operates two IMAC Regeneration Centers in Kentucky. The Management Services Agreement is exclusive, extends through June 2048 and will automatically renew annually each year thereafter unless written notice is given within 180 days prior to the completion of the extended term. On June 29, 2018, Clinic Management Associates, LLC, controlled by Drs. Wallis and Brame, merged with and into our subsidiary IMAC Management Services, LLC. IMAC Management Services, LLC provides exclusive comprehensive management and related administrative services to the IMAC Regeneration Centers under the Management Services Agreement. Pursuant to the merger agreement with Clinic Management Associates, LLC, we agreed to pay cash or issue shares of our common stock having a value of $4,598,576 to its former owners stock upon the closing of this offering. In August 2018, Drs. Wallis and Brame agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the merger agreement. Dr. Wallis is an executive officer and greater than 5% beneficial owner in our company and will receive 75% of the sale price of Clinic Management Associates, LLC. Dr. Brame is a greater than 5% beneficial owner in our company and will receive 25% of the sale price of Clinic Management Associates, LLC. Under the Management Services Agreement, we will receive service fees based on the cost of the services we provide, plus a specified markup percentage, and a discretionary annual bonus.

We entered into a Unit Purchase Agreement with the equity owners of IMAC of St. Louis, LLC to acquire the remaining 64% of the outstanding units of the limited liability company membership interests we did not already own. This entity, doing business as the Ozzie Smith Center, operates two locations in Missouri. Pursuant to the terms of the Unit Purchase Agreement, we agreed to pay IMAC of St. Louis, LLC’s former owners upon the closing of this offering $1,000,000 in cash and the remainder in shares of our common stock in the aggregate amount of $1,490,632. The former owners of IMAC of St. Louis, LLC have agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the Unit Purchase Agreement. The effective date of the transaction was June 1, 2018. Dr. Wallis is an executive officer and greater than 5% beneficial owner in our company and will receive cash and stock of $372,658.

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We entered into a Unit Purchase Agreement with the equity owners of IMAC Regeneration Management of Nashville, LLC to acquire the remaining 24% of the outstanding units of the limited liability company membership interests we did not already own for $110,000 payable in shares of our common stock upon the closing of this offering and $190,000 principal amount of 4% convertible notes (on the same terms as in our 2018 private placement). The effective date of this transaction was June 1, 2018. IMAC Regeneration Management of Nashville, LLC, now our 100%-owned subsidiary, and IMAC Regeneration Center of Nashville, P.C. previously agreed to a long-term, exclusive management services agreement on November 1, 2016. Mr. Ervin and Dr. Wallis are executive officers and greater than 5% beneficial owners in our company and Mr. Ervin received $50,000 principal amount of 4% convertible notes and Dr. Wallis will receive $100,000 in shares of our common stock under our 2018 Incentive Compensation Plan upon the closing of this offering.

We are compensated under each of our management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation. Under our management services agreements, all obligations owed to us by the professional service corporations are secured by all accounts receivable, contract rights, revenues and general intangibles of the applicable professional service corporation. The management services agreements may be terminated by mutual agreement of the parties, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the other party.

Integrated Medicine and Chiropractic Regeneration Center, PSC, IMAC Management Services, LLC, IMAC of St. Louis, LLC and IMAC Regeneration Management of Nashville, LLC are related companies having common ownership with us and our controlling stockholders and have been operating together with us as a single group since 2015. We intend to make additional acquisitions following this offering and, in the ordinary course of business, we frequently engage in discussions with potential acquisition candidates and/or their representatives. We currently have no commitments or agreements for any acquisitions.

In August 2018, we purchased 100% of the outstanding units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, a physical and occupational therapy business with four clinics serving the Springfield, Missouri metropolitan area. The purchase price was $22,930 in cash (which was paid at the closing of the Unit Purchase Agreement) and $870,000 payable in shares of our common stock upon the closing of this offering.

On August 20, 2018, we acquired a 70% ownership position in BioFirma, LLC for $1,000 in cash. The acquisition of this entity was not considered significant as measured under specific financial tests of the SEC. BioFirma was formed to produce and commercialize NeoCyte, an umbilical cord-derived mononuclear cell product following the FDA’s cGMP regulations. We intend to use approximately $500,000 of the net proceeds of this offering for further research and product development of NeoCyte and other regenerative medicine products, including obtaining regulatory approvals, certifications or designations from the FDA. A portion of the funds for BioFirma will be used for the employment of Ian A. White, Ph.D., Chief Scientific Officer, for a three-year period, as well as for equipment and manufacturing of the product. When it is market-ready, we intend to sell the NeoCyte product at our IMAC Regeneration Centers and other medical clinics.

Matters that May or Are Currently Affecting Our Business

We believe that the growth of our business and our future success depend on various opportunities, challenges, trends and other factors, including the following:

●	Our ability to identify, contract with, install equipment and operate a large number of outpatient medical clinics and attract new patients to them;

●	Our need to hire additional healthcare professionals in order to operate the large number of clinics we intend to open;

●	Our ability to enhance revenue at each facility on an ongoing basis through additional patient volume and new services;

●	Our ability to obtain additional financing for the projected costs associated with the acquisition, management and development of new clinics, and the personnel involved, if and when needed;

●	Our ability to attract competent, skilled medical and sales personnel for our operations at acceptable prices to manage our overhead; and

●	Our ability to control our operating expenses as we expand our organization into neighboring states.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, we evaluate our estimates, including those related to insurance adjustments and provisions for doubtful accounts. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

We believe that, of the significant accounting policies discussed in our Notes to the Consolidated Financial Statements, the following accounting policies require our most difficult, subjective or complex judgments in the preparation of our financial statements.

Revenue Recognition

Our patient service revenue is derived from minimally invasive procedures performed at our outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third-party payer, including Medicare. We recognize patient service revenue, net of contractual allowances, which we estimate based on the historical trend of our cash collections and contractual write-offs in the period in which services are performed.

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Other management service fees are derived from management services where we provide billings and collections support to the clinics and where management services are provided based on state specific regulations known as the corporate practice of medicine (“CPM”). Under the CPM, a business corporation is precluded from practicing medicine or employing a physician to provide professional medical services. In these circumstances, we provide all administrative support to the physician-owned PC through an LLC. The PC is consolidated due to control by contract (an “SMA” or Service Management Agreement). The fees we derive from these management arrangements are based on a percentage mark-up on the costs of the LLC. We recognize other management service revenue in the period in which services are rendered. These revenues are eliminated in consolidation.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, we typically require up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, we are paid from the outsourced credit vendor and the risk is transferred to the credit vendor for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. Our ability to collect outstanding receivables is critical to our results of operations and cash flows. Accordingly, accounts receivable reported in our consolidated financial statements is recorded at the net amount expected to be received. Our primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in our receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to us when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent us from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay us for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance), and (vi) the risk of non-payment from uninsured patients.

Our accounts receivables from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of our facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, we expect that any such changes would be minimal and, therefore, would not have a material effect on our financial condition or results of operations. Our collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage our patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. We analyze accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

Income Taxes

Prior to June 1, 2018, IMAC Holdings, IMAC Management Services, IMAC Texas, IMAC of St. Louis and IMAC Nashville were limited liability companies and taxed as partnerships. As a result, income tax liabilities were passed through to the individual members. Any future tax benefit arising from post conversion corporate losses have been offset by a valuation allowance. Accordingly, no provision for income taxes is reflected in the consolidated financial statements. For more information, see “Corporate Conversion.”

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References in this section of the MD&A to “IMAC Holdings, Inc.” and prior to June 1,2018,” IMAC Holdings, LLC” represent our consolidated financial statements prior to the consummation of certain business transactions. The business transactions refer to the following five transactions with entities for which IMAC Holdings acquired ownership or control, or varying degrees of ownership or control, as of September 30, 2018: Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC.

Results of Operations for the Twelve Months Ended December 31, 2017 Compared to Twelve Months Ended December 31, 2016 – IMAC Holdings, Inc.

We own our medical clinics directly or have entered into long-term management services agreements to operate and control these medical clinics by contract. Our preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, our managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a limited liability company or corporation) under common control with us or eligible members of our company in order to comply with state laws regulating the ownership of medical practices. We are compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

The following table sets forth a summary of IMAC Holdings, Inc.’s statements of operations for the years ended December 31, 2017 and 2016, and the unaudited nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016
	(unaudited)
Patient revenues	$8,020,071	$685,252	$1,378,313	$-
Contractual adjustments	(4,655,881)	(354,990)	(723,688)	-
Total patient revenue, net	3,364,190	330,262	654,625	-

Management fees	64,000	97,800	131,400	15,000
Total revenue	3,428,190	428,062	786,025	15,000

Total operating expenses	6,142,192	1,081,188	1,701,092	234,047

Operating loss	(2,714,002)	(653,126)	(915,067)	(219,047)

Total other income (expenses)	(76,195)	(10,681)	(15,074)	4

Loss before equity in earnings (loss) of non-consolidated affiliate	(2,790,197)	(663,807)	(930,141)	(219,043)

Equity in earnings (loss) of non-consolidated affiliate	(105,550)	14,273	13,609	(178,397)

Net loss	$(2,895,747)	$(649,534)	$(916,532)	$(397,440)

Net loss attributable to the non-controlling interest	$779,463	$712,570	$859,351	$16,643

Net earnings (loss) attributable to IMAC Holdings, Inc.	$(2,116,284)	$63,036	$(57,181)	$(380,797)

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The following table sets forth a summary of the change in IMAC Holdings, Inc.’s statements of operations at the entity level for the year ended December 31, 2017 as compared to the year ended December 31, 2016. IMAC Holdings, Inc.’s actual condensed statements of operations for the years ended December 31, 2017 and 2016 are set forth in IMAC Holdings, Inc.’s consolidated financial statements included in this prospectus.

IMAC Holdings, Inc.

Change in Statements of Operations Entity Level

For the Year Ended December 31, 2017 variance to the Year Ended December 31, 2016	IMAC Regeneration Center of Nashville, P.C.	IMAC Regeneration Management of Nashville, LLC	IMAC Management Services, LLC	IMAC Holdings	Consolidated	Eliminations	IMAC Holdings Inc.

Patient Revenues	$1,378,313	$-	$-	$-	$1,378,313	0	$1,378,313
Contractual Adjustments	(723,688)	-	-	-	(723,688)	-	(723,688)
Total Patient Revenue, net	654,625	-	-	-	654,625	0	654,625

Other Revenue	-	-	-	-	-	-	-
Management Fees	-	985,243	168,000	-	1,153,243	(1,036,843)	116,400
Total Revenue	654,625	985,243	168,000	-	1,807,868	(1,036,843)	771,025

Operating expenses:
Patient expenses	-	63,216	-	(4,266)	58,950	0	58,950
Salaries and benefits	540,280	220,593	173,165	-	934,037	0	934,037
Share-based compensation	-	-	-	(131,253)	(131,253)	0	(131,253)
Advertising and marketing	-	82,367	-	12,500	94,867	0	94,867
General and administrative	995,915	395,349	285	89,842	1,481,391	(1,036,843)	444,548
Depreciation	-	65,895	-	-	65,895	-	65,895
Total operating expenses	1,536,195	827,420	173,450	(33,177)	2,503,888	(1,036,843)	1,467,046

Operating Loss	(881,570)	157,822	(5,450)	33,177	(696,020)	-	(696,020)

Other income (expense):
Interest income	-	-	-	23,169	23,169	(8,352)	14,816
Other Income	-	-	-	-	-	-	-
Loss on disposal of assets	-	-	-	(2,744)	(2,744)	0	(2,744)
Interest expense	(833)	(698)	-	(25,619)	(27,151)	-	(27,151)
Total other income (expenses)	(833)	(698)	-	(5,194)	(6,726)	(8,352)	(15,078)

Loss before equity in earnings (loss) of non-controlling interest	(882,403)	157,124	(5,450)	27,983	(702,746)	(8,352)	(711,099)

Equity in earnings (loss) of non-consolidated affiliate	-	-	-	192,006	192,006	-	192,006

Net Loss	(882,403)	91,246	(2,928)	(114,094)	(908,180)	-	(519,093)

Net loss attributable to the non-controlling interest	882,403	(39,695)	-	-	842,708	-	842,708

Net loss attributable to IMAC Holdings, Inc.	$(0)	$51,551	$(2,928)	$(114,094)	$(65,472)	0	$323,615

The following discussion relates to IMAC Holdings, Inc. and the change in its statements of operations for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

Revenues

Gross revenues for the twelve months ended December 31, 2017 were $1,378,313, compared to no revenues for the year ended December 31, 2016. Revenue increased solely due to revenues from IMAC Regeneration Center of Nashville, P.C which opened in May 2017.

Net revenue (gross revenues less contractual adjustments) for the twelve months ended December 31, 2017 was $654,625 as compared to no net revenue for the year ended December 31, 2016.

IMAC Holdings, Inc. had non-patient related revenues for the twelve months ended December 31, 2017 of $131,400. All of the revenue was related to billing services provided by IMAC Management Services, LLC to other IMAC facilities and such revenue to IMAC Holdings, Inc. was not eliminated in consolidation due to ownership.

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Operating Expenses

Operating expenses consist of patient expenses, salaries and benefits, advertising and marketing, general and administrative expenses and depreciation expenses.

Total operating expenses for the twelve months ended December 31, 2017 increased by $1,467,045 compared to the same period in 2016. The increase was primarily attributable to increased costs in Tennessee and overhead costs at IMAC Holdings related to preparation for this offering.

Patient expenses consist of medical supplies for services rendered.

Patient expenses increased for the year ended December 31, 2017 compared to the year ended December 31, 2016 by $58,950. IMAC of Tennessee patient expenses were $63,216 in 2017 and it had no expenses in 2016. IMAC Holdings had a reduction in patient expenses of $4,266 in the year ended December 31, 2017 compared to the year ended December 31, 2016.

Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and benefits increased for the year ended December 31, 2017 by $934,037 compared to the year ended December 31, 2016. IMAC of Tennessee had an increase in salaries and benefits of $760,873 due to being open seven and a half months in 2017 and only $21,111 in salaries and benefits cost for the year ended December 31, 2016. IMAC of Tennessee was not open in 2016. All facilities have startup costs attributable to the need to hire staff in advance of opening. IMAC Management Services had an increase in salaries and wages of $173,165 attributable to billing and collection services cost for new facilities.

Share-based compensation consists of the value of company stock for sponsor efforts outside of an endorsement agreement. At the time of the compensation, our company was still a limited liability company; therefore, compensation was in the form of limited liability company units instead of stock. The units converted to stock effective upon the company’s conversion from a limited liability company to a corporation.

Share-based compensation decreased by $131,253 during the year ended December 31, 2017 compared to the year ended December 31, 2016. One of our Medical Directors was given 20 units in 2016. In 2017, one Brand Ambassador was given four units for current and future efforts and one unit was given to a second Brand Ambassador for bringing a sponsor to the Company.

Advertising and marketing consists of marketing, business promotion and brand recognition.

Advertising and marketing increased year-over-year by $94,867 for the year ended December 31, 2017 compared to the prior year. IMAC of Tennessee had an increase in advertising and marketing expense of $82,367 for the year ended December 31, 2017 compared to the year ended December 31, 2016. IMAC Holdings’ advertising and marketing expense increased by $12,500.

General and administrative (G&A) consists of all other costs other than advertising and marketing, salaries and wages, patient expenses and depreciation.

General and administrative expense increased by $444,548 for the year ended December 31, 2017 compared to the prior year. For the year ended December 31, 2017, IMAC of Tennessee G&A costs increased primarily due to rent, legal and professional fees. Management Services G&A increased by $285. IMAC Holdings’ G&A costs increased by $89,842 due to legal and accounting costs associated with the requirements for this public offering.

We purchase fixed assets, such as equipment or medical equipment, to use in the course of our business activities. We capitalize the full cost of the asset on our balance sheet and depreciate the cost over the asset’s estimated useful life.

Depreciation expense increased by $65,895 for the year ended December 31, 2017 compared to the prior year. IMAC of Tennessee had additional depreciation of $65,895 in 2017 as compared to 2016.

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Other income (expense)

Other income (expense) consists of interest expense, interest income, and loss on disposal of an asset.

Total other income (expense) increased by $15,078 for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Interest income increased by $14,816 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The $14,816 of interest income was attributable to the related party note from IMAC of St. Louis.

Interest expense was $27,151 for the twelve months ended December 31, 2017 compared to no expense in the year ended December 31, 2016. $25,619 was related to the interest expense for the Edward S. Bredniak Revocable Trust loan of $500,000. The proceeds of that loan were loaned internally to IMAC of St. Louis and used to obtain a letter of credit to secure our medical clinic lease in Chesterfield, Missouri.

Equity in earnings (loss) of non-consolidated affiliate

Equity in earnings (loss) of non-consolidated affiliate is the proportional share (based on ownership) of the net earnings or losses of an unconsolidated affiliate.

Total equity in earnings (loss) of a non-consolidated affiliate increased by $192,006 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was related to IMAC Holdings’ 36% ownership of the outstanding limited liability company membership units of IMAC of St. Louis. IMAC of St. Louis had one facility opened for eight months in 2016 and 12 months in 2017. A second facility opened in August 2017, representing an increase of nine operating months from 2016 to 2017. Overall net income increased by $510,000 year-over-year, of which IMAC Holdings recognized 36%, consistent with its interest in IMAC of St. Louis.

Net loss attributable to the non-controlling interest

Net loss attributable to the non-controlling interest is the amount of net income (loss) for the period allocated to non-controlling partners of IMAC Holdings, Inc. that is included in the entity’s consolidated financial statements.

Net loss attributable to the non-controlling interest increased by $842,708 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The non-controlling interest increase was due to the portion of IMAC of Tennessee PC and IMAC of Tennessee LLC net income (loss) that IMAC Holdings did not own or control. In 2016, neither of the two Tennessee locations were open but minimal expenses were incurred. The Brentwood and Murfreesboro, Tennessee locations opened in May 2017 and November 2017, respectively. During 2017, net revenue of $654,625 was recognized and expenses incurred of $1,445,781 for those locations. We expect new clinic locations to incur losses during their first nine months of the initial operations.

Net loss

Net loss for the twelve months ended December 31, 2017 was $(57,181), which was an increase from a net loss of $(380,797) for the same period in 2016. The increase in net loss was the result of start-up costs for the Brentwood and Murfreesboro locations of IMAC of Tennessee, additional costs of IMAC Holdings in preparation for this offering, and additional costs at IMAC Management Services LLC related to increased billing and collections.

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Results of Operations for the Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017 – IMAC Holdings, Inc.

The following table sets forth a summary of the change in IMAC Holdings, Inc.’s statements of operations at the entity level for the nine months ended September 30, 2018 compared to nine months ended September 30, 2017. IMAC Holdings, Inc.’s actual condensed statements of operations for nine months ended September 30, 2018 and 2017 are set forth in IMAC Holdings, Inc.’s consolidated financial statements included in this prospectus.

IMAC Holdings Inc.

Change in Statements of Operations Entity Level

Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017

	Holdings	IMAC Management Services, LLC	Integrated Medicine and Chiropractic Regeneration Center PSC	IMAC of Tennessee LLC	IMAC of Tennessee PC	IMAC of St. Louis, LLC	Advantage Hand Therapy and Orthopedic Rehabilitation, LLC	BioFirma LLC	Subtotal	Eliminations	Combined Consolidated

Patient revenues	$-	$-	$3,261,130	$-	$1,560,787	$2,340,651	$172,250	$-	$7,334,818	$-	$7,334,818
Contractual adjustments	-	-	(1,920,970)	-	(899,347)	(1,480,574)	-	-	(4,300,890)	-	(4,300,890)
Total patient revenues, net	-	-	1,340,161	-	661,440	860,078	172,250	-	3,033,928	-	3,033,928

Other revenue:
Internal management fee revenue	-	850,587	-	326,467	-	-	-	-	1,177,053	(1,210,853)	(33,800)

Total revenue	-	850,587	1,340,161	326,467	661,440	860,078	172,250	-	4,210,982	(1,210,853)	3,000,128

Operating expenses:
Patient expenses	-	188,500	5,915	73,086	-	106,660	8,595	-	382,756	-	382,756
Salaries and benefits	674,734	156,372	483,274	(77,059)	191,948	455,365	135,040	-	2,019,674	-	2,019,674
Share-based compensation	3,749	-	-	-	-	-	-	-	3,749	-	3,749
Advertising and marketing	144,020	85,564	8,200	105,881	-	62,161	3,216	-	409,041	-	409,041
General and administrative	853,644	259,541	991,337	166,403	357,954	242,696	75,911	753	2,948,240	(1,210,853)	1,737,387
Depreciation	148,121	71,287	-	58,460	-	228,882	1,569	79	508,397	-	508,397
Total operating expenses	1,824,269	761,263	1,488,726	326,770	549,902	1,095,765	224,331	832	6,271,858	(1,210,853)	5,061,004

Operating loss	(1,824,269)	89,323	(148,565)	(304)	111,538	(235,687)	(52,081)	(832)	(2,060,876)	-	(2,060,876)

Other income (expenses):
Interest income	(1,267)	-	-	-	-	2,112	-	-	845	(4,679)	(3,834)
Gain on acquisition	18,356	-	-	-	-	-	-	-	18,356	-	18,356
Loss on disposal of assets	-	-	-	-	-	-	-	-	-	-	-
Interest expense	(43,757)	(10,941)	(3,369)	(1,966)	(12,279)	(14,194)	(1,553)	-	(88,059)	8,023	(80,036)
Total other income (expenses)	(26,668)	(10,941)	(3,369)	(1,966)	(12,279)	(12,082)	(1,553)	-	(68,859)	3,344	(65,515)

Loss before equity in earnings (loss) of non-consolidated affiliate	(1,850,937)	78,383	(151,935)	(2,270)	99,259	(247,769)	(53,634)	(832)	(2,129,735)	3,344	(2,126,391)

Equity in earnings (loss) of non-consolidated affiliate	(116,479)	-	-	-	-	-	-	-	(116,479)	(3,344)	(119,823)

Net loss	(1,967,416)	78,383	(151,935)	(2,270)	99,259	(247,769)	(53,634)	(832)	(2,246,214)	-	(2,246,214)

Net loss attributable to the non-controlling interest	-	-	177,850	13,969	(99,259)	-	-	250	92,810	66,894	66,894

Net loss attributable to the IMAC Inc.	(1,967,416)	78,383	25,916	11,699	-	(247,769)	(53,634)	(582)	(2,153,404)	66,894	(2,179,320)

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The following discussion relates to IMAC Holdings, Inc. and the change in its statements of operations for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. All references in this discussion to interim nine-month periods ended September 30, 2018 and 2017 are unaudited.

Revenues

Gross revenues increased during the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 due to IMAC Regeneration Center of Nashville PC being open a full nine months during the nine months ended September 30, 2018, whereas just the Brentwood, Tennessee location was open for four and a half months during the nine months ended September 30, 2017, and as the acquisitions of IMAC of St. Louis, LLC and Clinic Management Associates, LLC were effective as of June 1, 2018 and June 30, 2018, respectively, and the acquisitions of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, and BioFirma LLC, were effective as of August 1, 2018 and August 20, 2018, respectively.

Net revenue (gross revenues less contractual adjustments) for the nine months ended September 30, 2018 was $3,364,190 as compared to $330,262 for the same period in 2017.

IMAC Holdings, Inc. had non-patient related revenues for the nine months ended September 30, 2018 related to billing services provided by IMAC Management Services LLC to other IMAC facilities and such revenue to IMAC Holdings, Inc. was not eliminated in consolidation due to ownership.

Operating Expenses

Operating expenses consist of patient expenses, salaries and benefits, advertising and marketing, general and administrative expenses and depreciation expenses.

Total operating expenses for the nine months ended September 30, 2018 increased by $5,061,004 compared to the same period in 2017. The increase was attributable to the acquisitions of IMAC of St. Louis, IMAC of Kentucky, and Advantage Therapy. Additionally, there were increased costs in IMAC of Tennessee due to the Brentwood and Murfreesboro facilities having had a combined seven operating months during the nine months ended September 30, 2017 compared to a combined 18 operating months in the same period in 2018, increased overhead costs at IMAC Holdings, Inc. in 2018 related to preparation for this offering, approximately $144,000 in advertising and marketing expenses for new endorsements, approximately $853,000 for accounting, audit, legal, and consulting costs in preparation for this offering and a realignment of resources (approximately $674,000 in staff costs moved from the individual facilities to IMAC Holdings which provides the infrastructure for the all facilities) as compared to the same period in 2017. There were approximately $145,000 of one-time costs in the first nine months of 2018 as compared to the same period in 2017.

Patient expenses consist of medical supplies for services rendered.

Patient expenses increased by $382,756 for the nine months ended September 30, 2018 compared to the same period in 2017. IMAC of Tennessee patient expenses increased due to the Brentwood and Murfreesboro facility being open a full nine months during the nine months ended September 30, 2018 compared to the Brentwood facility being open four and a half months and the Murfreesboro facility being open two months in the nine month period ended September 30, 2017. IMAC of St. Louis, LLC had patient expenses for four months of the nine-month period ended September 30, 2018. IMAC Holdings Inc. had only a minority ownership in IMAC of St. Louis, LLC for the nine-month period ended September 30, 2017 and therefore showed no facility revenue or expenses during this period. The Kentucky entities (IMAC of Kentucky and Management Services) had $194,415 of patient expenses during three months of the nine months ended September 30, 2018. IMAC Holdings Inc. had no ownership in IMAC of Kentucky during the nine months ended September 30, 2017.

Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and benefits increased by $2,019,674 for the nine months ended September 30, 2018 compared to the same period in 2017. IMAC of Tennessee had an increase in salaries and benefits due to nine months of staff and provider cost for both the Brentwood and Murfreesboro facilities in 2018 compared to limited staff for the Brentwood and Murfreesboro facility for the same period in 2017. IMAC Holdings, Inc. had an increase in costs due to the additional cost related to marketing personnel and the realignment of other personnel from the facilities to IMAC Holdings. IMAC Management Services LLC costs increased due to additional costs to support billing and operations for related facilities. IMAC of Kentucky had $483,274 in salaries and benefit expense for the nine-months ended September 30, 2018. No salaries and benefits expense were recorded for the nine months ended September 30, 2017 due to the lack of ownership in this period. IMAC of St. Louis had salaries and benefits expense for four months during the nine months ended September 30, 2018. No salaries and benefits expense were recorded for the nine months ended September 30, 2017 due to our minority ownership.

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Share-based compensation consists of the value of company stock for sponsor efforts outside of an endorsement agreement. At the time of the compensation, our company was still a limited liability company; therefore, compensation was in the form of limited liability company units instead of stock. The units converted to stock effective upon the Company’s conversion from a limited liability company to a corporation.

Share-based compensation for the nine-month period ended September 30, 2018 was $11,248 compared to $7,499 for the same period in 2017. This expense reflected nine months of Brand Ambassador’s expense associated with units issued in 2018 compared to less units issued in 2017.

Advertising and marketing consists of marketing, business promotion and brand recognition

Advertising and marketing increased by $409,040 for the nine-months ended September 30, 2018 compared to the same period in the prior year. IMAC of Tennessee had an increase in advertising and marketing expense of $105,881 for the nine-months ended September 30, 2018 compared to the same period in 2017. IMAC Holdings advertising and marketing expense increased by $144,020 for the nine months ended September 30, 2018 compared to the same period in 2017 in preparation for this offering. IMAC of St. Louis, LLC had advertising and marketing costs of $62,161 for the nine months ended September 30, 2018 compared to no costs in the nine months ended September 30, 2017 due to IMAC’s minority interest during this period.

General and administrative (G&A) consists of all other costs other than advertising and marketing, salaries and wages, patient expenses and depreciation.

General and administrative expense increased by $1,737,387 for the nine months ended September 30, 2018 compared to the same period in 2017. IMAC of Tennessee G&A costs increased by $524,357 due to a full nine months of expense in the Brentwood and Murfreesboro facilities in 2018 compared to limited expense in the Brentwood facility in the same period in 2017. IMAC Management Services LLC G&A increased by $259,541 due to inclusion of the Kentucky market costs. IMAC Holdings, Inc. G&A costs increased by $853,644 due to the additional cost for accounting, legal, audit and consulting costs associated with the requirements for the public filing in the nine months ended September 30, 2018 compared to limited costs during the same period in 2017. IMAC of St. Louis had G&A expense of $242,696 for the nine months ended September 30, 2018 compared to no G&A expense for the same period in 2017 due to IMAC’s minority interest during this period.

We purchase fixed assets, such as equipment or medical equipment, to use in the course of our business activities. We capitalize the full cost of the asset on our balance sheet and depreciate the cost over the asset’s estimated useful life.

Depreciation expense increased by $508,398 for the nine months ended September 30, 2018 compared to the same period during 2017. IMAC of Tennessee had an increase in depreciation of $58,460 for the nine months ended September 30, 2018 compared to the same period in 2017. IMAC Holdings, Inc. had $148,121 in expense for the nine months ended September 30, 2018 and no cost in the same period in 2017. IMAC of St. Louis, LLC had $228,882 in depreciation expense for the nine months ended September 30, 2018 compared to no expense in the same period in 2017 due to IMAC’s minority ownership during this period.

Other income (expense)

Other income (expense) consists of interest expense, interest income, and loss on disposal of an asset.

Total other income (expense) decreased by $65,515 for the nine months ended September 30, 2018 compared to the same period in 2017.

Interest expense increased by $80,036 for the nine months ended September 30, 2018 compared to the same period in 2017.

47

Equity in earnings (loss) of non-consolidated affiliate

Equity in earnings (loss) of non-consolidated affiliate is the proportional share (based on ownership) of the net earnings or losses of an unconsolidated affiliate.

Total equity in earnings (loss) of non-consolidated affiliate decreased by $119,823 for the nine months ended September 30, 2018 compared to the same period in 2017.

Net loss attributable to the non-controlling interest

Net loss attributable to the non-controlling interest is the amount of net income (loss) for the period allocated to non- controlling partners of IMAC Holdings, Inc. that is included in the entity’s consolidated financial statements.

Net loss attributable to the non-controlling interest increased by $66,894 for the nine-month period ended September 30, 2018 compared to the nine months ended September 30, 2017.

Net loss

Net loss for the nine months ended September 30, 2018 was $(2,116,284) compared with net income of $63,034 for the same period in 2017. The loss in the nine months ended September 30, 2018 is due to additional costs at IMAC Holdings Inc. related to this offering and losses from IMAC of St. Louis and IMAC of Kentucky.

Liquidity and Capital Resources

As of December 31, 2017, we had $127,788 in cash and working capital of $234,638. As of December 31, 2016, we had cash of $876,205 and working capital of $1,550,461. The decrease in working capital was primarily due to the decrease in the cash balance, the increase in current portion of debt and patient deposits.

As of September 30, 2018, we had $241,874 in cash and a working capital deficit of $(11,892,072). Our working capital balance was impacted by three primary factors: acquisition liabilities of $7,259,208, a 4% convertible note of $1,530,000, and a six-month mortgage of $1,232,500 on our new Lexington, Kentucky property, which will be refinanced at maturity. As described in this prospectus, our acquisition liabilities will be satisfied through the issuance of our common stock in lieu of further cash payments following the consummation of this offering. See “Prospectus Summary – Business Transactions” and “Capitalization”.

As of September 30, 2018, we had approximately $13.2 million in current liabilities. We intend to satisfy these liabilities, in large part, contemporaneously with the closing of this offering through the issuance of common stock in settlement of approximately $7.1 million in acquisition-related liabilities (see “Business Transactions” above) and conversion of approximately $1.7 million in promissory notes issued in our 2018 private placement. Of the remaining current liabilities, approximately $1.2 million represents a mortgage on our new Lexington, Kentucky property, which we intend to refinance following this offering, approximately $1.5 million represents an existing note payable to the Edward S. Bredniak Revocable Trust, which is due and payable 13 months after this offering, and approximately $851,000 represents patient deposits prior to services being performed, which will be recognized as revenue in the near term. Lastly, we have approximately $1.4 million in current liabilities outstanding to our vendors and in operating lines of credit, which we have historically paid down in the normal course of our business.

Operating Activities

The primary source of our operating cash flow is the collection of accounts receivable from patients, private insurance companies, government programs, self-insured employers and other payers.

During the twelve months ended December 31, 2017, our operating cash flow from operations increased to $(436,976) compared to $(880,589) for the twelve months ended December 31, 2016. This increase was primarily attributable to the opening of the Brentwood, Tennessee facility.

During the nine months ended September 30, 2018, our operating cash flow used in operations was $(1,613,156). This was primarily attributable to the net loss before loss attributable to non-controlling interest of the $(2,895,747) for the nine months ended September 30, 2018.

Investing Activities

Net cash used in investing activities during the twelve months ended December 31, 2017 was $(472,515) which included $(546,470) related to purchases of property and equipment and leasehold improvements for the new IMAC of Tennessee locations. Net cash used in investing activities during the year ended December 31, 2016 was $(421,603). This was attributable to the investment in and loan to IMAC of St. Louis.

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Net cash used in investing activities during the nine months ended September 30, 2018 was $(2,058,351), which included $(1,175,000) related to the purchase of our building in Lexington, Kentucky and $355,000 for construction in process and property and equipment for our Lexington, Kentucky facility. Cash used in investing activities also included the purchase of property and equipment in the St. Louis transaction and the Kentucky transaction.

Financing Activities

Net cash provided by financing activities during the twelve months ended December 31, 2017 was $161,074. Proceeds from notes payable totaled $200,000. This was due to an equipment loan for the IMAC of Tennessee locations. Payments on notes payable totaled $(85,916) for a note payable to the Edward S. Bredniak Revocable Trust. Proceeds from the IMAC of Tennessee PC line of credit totaled $25,000.

Net cash provided by financing activities during the nine months ended September 30, 2018 was $3,785,593. Proceeds from notes payable were $3,429,430. Proceeds were from our convertible notes and a loan payable for our Lexington, Kentucky property for IMAC Holdings, notes for the purchase of equipment and construction costs in connection with the IMAC of St Louis transaction, and notes for the purchase of equipment in connection with the Integrated Medicine and Chiropractic Regeneration Center PSC transaction. There was an additional $494,975 in proceeds from a separate line of credit for the IMAC of Tennessee, IMAC of St. Louis and the Integrated Medicine and Chiropractic Regeneration Center, PSC locations.

Contractual Obligations

The following table is a summary of contractual cash obligations at December 31, 2017:

IMAC Holdings, Inc.
	Total	<1	1 - 3	3 - 5	>5
Notes Payable	$614,007	$157,932	$383,837	$59,145	$13,093
Lease Obligation	$2,324,078	$293,388	$907,712	$313,459	$809,519

The following table is a summary of contractual cash obligations at September 30, 2018:

IMAC Holdings, Inc.
	Total	<1	1-3	4-5	>5
Notes Payable	$4,213,325	$3,855,628	$192,635	$117,082	$47,980
Lease Obligation	$4,801,937	$216,838	$1,648,860	$1,285,029	$1,651,210

References in this section of the MD&A to “IMAC Group” represent IMAC Holdings, Inc. on an unaudited pro forma basis, assuming that the business transactions resulting in the consolidation of Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC were effective as of January 1, 2017.

Results of Operations - IMAC Group

The following tables reflect the pro forma operating results for the IMAC Group for the year ended December 31, 2017 and the nine months ended September 30, 2018.

	Pro Forma
	Nine Months Ended	Year Ended
	September 30, 2018	December 31, 2017

Patient revenues	$19,351,574	$25,812,212
Contractual adjustments	(12,108,286)	(16,215,897)
Total patient revenue, net	7,243,288	9,596,315

Total Revenue	7,243,288	9,596,315

Operating expenses:
Patient expenses	927,609	1,057,635
Salaries and related expenses	4,876,931	5,347,299
Share-based compensation: consulting fees	11,248	18,747
Advertising and marketing	654,389	481,241
General and administrative	2,940,955	2,255,836
Depreciation and amortization	1,892,188	1,955,765
Total operating expenses	11,303,320	11,116,523

Operating loss	(4,060,032)	(1,520,208)

Other income (expenses):
Interest income	2,271	2,852
Gain on acquisition	18,356	-
Interest Expense	(122,166)	(98,290)
Loss on disposal of assets	-	(572,361)
Total other income (expenses)	(101,540)	(667,799)

Net Loss	$(4,161,572)	$(2,188,007)

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The following table sets forth a summary of IMAC Group statements of operations at the entity level for the year ended December 31, 2017.

IMAC Group

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

	IMAC	IMAC	IMAC	Advantage			Pro-Forma	IMAC Group
	Holdings	Kentucky	St. Louis	Therapy	BioFirma		Adjustments	Pro Forma

Patient revenues	$1,378,313	$13,258,419	$8,073,943	$3,101,537	$-			$25,812,212
Contractual adjustments	(723,688)	(8,298,287)	(5,364,015)	(1,829,907)	-			(16,215,897)
Total patient revenue, net	654,625	4,960,132	2,709,928	1,271,630	-			9,596,315
Management fees	131,400	-	-	-	-	(i)	(131,400)	-
Total Revenue	786,025	4,960,132	2,709,928	1,271,630	-			9,596,315

Operating expenses:
Patient expenses	63,216	648,479	309,927	36,013	-			1,057,635
Salaries and related expenses	967,627	2,334,770	1,327,526	717,376	-			5,347,299
Share-based compensation: consulting fees	18,747	-	-	-	-			18,747
Advertising and marketing	119,867	142,642	202,541	16,191	-			481,241
General and administrative	465,740	885,273	679,596	356,627	-	(i)	(131,400)	2,255,836
Depreciation and amortization	65,895	197,945	134,563	17,930	-	(ii)	1,539,432	1,955,765

Total operating expenses	1,701,092	4,209,109	2,654,153	1,144,137	-			11,116,523

Operating loss	(915,067)	751,023	55,775	127,493	-			(1,520,208)

Other income (expenses):
Interest income	14,821	-	2,670	216	-	(i)	(14,855)	2,852
Interest expense	(27,151)	(37,229)	(43,836)	(4,929)	-	(i)	14,855	(98,290)
Loss on disposal of assets	(2,744)	(569,617)	-	-	-			(572,361)
Total other income (expenses)	(15,074)	(606,846)	(41,166)	(4,713)	-			(667,799)

Loss before equity in earnings(loss) of non-consolidated affiliates	(930,141)	144,177	14,609	122,780	-			(2,188,007)

Equity in earnings (loss) of non-consolidated affiliate	13,609	-	-	-	-	(iii)	(13,609)	-

Net earnings (loss)	(916,532)	144,177	14,609	122,780	-			(2,188,007)

Net loss attributable to the non-controlling interest	859,351	-	-	-	-	(ii)	143	859,494

Net loss attributable to the IMAC Holdings Inc. stockholders	(57,181)	144,177	14,609	122,780	-			(1,328,513)

Footnotes

(i)	To eliminate inter-company management fees and interest on loans

(ii)	To record depreciation and amortization arising from purchase accounting adjustments of IMAC Kentucky, IMAC St. Louis, Advanced Therapy, and BioFirma for pre-acquisition periods

(iii)	To eliminate redundancy of equity in earnings of IMAC St. Louis for the period prior to acquisition

50

Results of Operations for the Twelve Months Ended December 31, 2017 — IMAC Group

The following discussion relates to IMAC Group for the year ended December 31, 2017. All references to the year ended December 31, 2017 are unaudited.

Revenues - IMAC Group

The following revenue information is related to IMAC Group as referenced in the tables above.

All revenue information in this section gives retrospective effect to the completion of five transactions we completed in June and August 2018 and the related issuance of shares of our common stock and/or cash payments in such transactions. References to “IMAC Group” represents IMAC Holdings, Inc. on a pro forma basis after completion of the transactions.

Gross revenue for the twelve months ended December 31, 2017 was $25,812,212. Revenue was diversified across four operating segments, IMAC Holdings, IMAC of St. Louis, IMAC Kentucky and Advantage Therapy. Our Tennessee operations, which are included in IMAC Holdings, opened in May 2017 and had gross revenues of $1,378,313. Our St. Louis operations were open for a full year in 2017 and had revenues of $8,073,943, our Kentucky operations were open for a full year in 2017 and had revenues of $13,258,419 and our Advantage Therapy operations were open for a full year in 2017 and had revenues of $3,101,537.

Net revenue (gross revenues less contractual adjustments) for the twelve months ended December 31, 2017 was $9,596,315. For the twelve months ended December 31, 2017, our IMAC Holdings operations had net revenues of $654,625, our IMAC of St. Louis operations had net revenues of $2,709,928, our IMAC Kentucky operations had net revenues of $4,960,132 and our Advantage Therapy operations had revenues of $1,271,630.

Operating Expenses - IMAC Group

The following operating expense information is related to IMAC Group.

Operating expenses consist of patient expenses, salaries and benefits, advertising and marketing, general and administrative expenses and depreciation expenses.

Total operating expenses for the twelve months ended December 31, 2017 were $11,116,523. The costs were attributable to our IMAC Holdings operations, a full year of costs for our St. Louis, IMAC Kentucky and Advantage Therapy operations, and overhead costs at IMAC Holdings related to preparation for this offering.

Patient expenses consist of medical supplies for services rendered.

Patient expenses were $1,057,635 for the year ended December 31, 2017. IMAC Holdings had expenses of $63,216, our Kentucky operations had expenses of $648,479 and our St. Louis operations had expense of $309,927 and Advantage Therapy had expenses of $36,013 during the year ended December 31, 2017.

Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and benefits in total were $5,347,299 for the year ended December 31, 2017. IMAC Holdings salaries and wages expense was $967,627, our Kentucky operations had expense of $2,334,770, our St. Louis operations had expense of $1,327,526 and Advantage Therapy salaries and benefits were $717,376 for the year ended December 31, 2017. All facilities have startup costs attributable to the need to hire staff in advance of opening.

Share-based compensation consists of the value of company stock for sponsor efforts outside of an endorsement agreement. At the time of the compensation, our company was still a limited liability company; therefore, compensation was in the form of limited liability company units instead of stock. The units converted to stock effective upon the company’s conversion from a limited liability company to a corporation.

51

Share-based compensation for the year ended December 31, 2017 was $18,747.

Advertising and marketing consists of marketing, business promotion and brand recognition.

Advertising and marketing expense was $481,241. IMAC Holdings expense was $119,867, our Kentucky operations had expense of $142,642, our St. Louis operations had expense of $202,541 and Advantage Therapy had costs of $16,191 for the year ended December 31, 2017. Advertising and marketing expense reflects necessary cost increases attributable to a new market in Tennessee and a full year of marketing and advertising efforts in St. Louis.

General and administrative consists of all other costs other than advertising and marketing, salaries and wages, patient expenses and depreciation.

General and administrative expense was $2,255,836 for the year ended December 31, 2017. IMAC Holdings had expenses of $465,740 for the year ended December 31, 2017. Our Kentucky operations had general and administrative expenses of $885,273 for the year ended December 31, 2017, our St. Louis operations had expenses of $679,596 and Advantage Therapy had expenses of $356,627 for the year ended December 31, 2017.

A company purchases fixed assets, such as equipment or medical equipment, to use in the course of its business activities. A company capitalizes the full cost of the asset on its balance sheet and depreciates the asset’s cost over its estimated useful life.

Depreciation expense was $1,955,765 for the year ended December 31, 2017. IMAC Holdings had depreciation expenses of $65,895. Our Kentucky operations had depreciation expenses of $197,945 for the year ended December 31, 2017, our St. Louis operations had depreciation expenses of $134,563 and Advantage Therapy had expenses of $17,930 for the year ended December 31, 2017.

Other Income (Expense) - IMAC Group

Other income (expense) consists of interest expense, interest income, minority interest, and loss on disposal of an asset.

Total other income (expense) was $(667,799) for the year ended December 31, 2017.

There was a loss on disposal of an asset of $(572,361) for the period ended December 31, 2017.

Net Loss attributable to IMAC Holdings Inc. stockholders - IMAC Group

Net loss for the twelve months ended December 31, 2017 was $(1,328,513).

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Results of Operations for the Nine Months Ended September 30, 2018 – IMAC Group

The following table sets forth a summary of IMAC Group statements of operations at the entity level for the nine months ended September 20, 2018.

IMAC Group

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2018

	IMAC Holdings	IMAC Kentucky	IMAC St. Louis	Advantage Therapy	BioFirma		Pro Forma Adjustments	IMAC Group Pro Forma

Patient revenues	$8,020,071	$9,492,453	$5,350,963	$2,262,120		(iv)	$(5,774,032)	$19,351,574
Contractual adjustments	(4,655,881)	(5,976,195)	(3,543,103)	$(1,334,651)	-	(iv)	3,401,543	(12,108,286)
Total patient revenues, net	3,364,190	3,516,258	1,807,860	927,469	-		(2,372,489)	7,243,288

Other revenue:
Internal management fee revenue	64,000	-	-	-	-	(i)	(64,000)	-

Total revenue	3,428,191	3,516,258	1,807,860	927,469	-		(2,436,489)	7,243,288

Operating expenses:
Patient expenses	425,609	382,253	212,663	28,255	-	(iv)	(121,170)	927,609
Salaries and benefits	2,709,489	1,586,214	1,075,116	579,791		(iv)	(1,073,680)	4,876,931
Professional fees: consulting	11,248		-				-	11,248
Advertising and marketing	470,199	83,457	156,609	17,700		(iv)	(73,576)	654,389
General and administrative	1,980,827	1,447,260	592,155	295,410		(i), (iv)	(1,374,698)	2,940,955
Depreciation and amortization	544,820	117,532	293,941	11,493	-	(ii),(iv)	924,402	1,892,188
Total operating expenses	6,142,192	3,616,716	2,330,484	932,649	-		(1,718,722)	11,303,320

Operating loss	(2,714,002)	(100,458)	(522,624)	(5,180)	-		(717,768)	(4,060,032)

Other income (expenses):
Interest income	7,541		2,112	159		(i)	(7,541)	2,271
Gain on acquisition	18,356						-	18,356
Loss on disposal of assets	-		-				-	-
Interest expense	(102,092)	(8,147)	(28,933)	(2,109)	-	(i)	19,116	(122,166)
Total other income (expenses)	(76,195)	(8,147)	(26,821)	(1,950)	-		11,576	(101,539)

Loss before equity in earnings (loss) of non-consolidated affiliate	(2,790,197)	(108,605)	(549,446)	(7,130)	-		(706,192)	(4,161,571)

Equity in earnings (loss) of non-consolidated affiliate	(105,550)	-	-	-	-	(iii)	105,550	0

Net earnings (loss)	(2,895,747)	(108,605)	(549,446)	(7,130)	-		(600,642)	(4,161,571)
							-
Net loss attributable to the non-controlling interest	779,463	108,605	-	-	-	(iv)	(151,827)	736,241

Net loss attributable to the IMAC Holdings Inc. stockholders	(2,116,284)	-	(549,446)	(7,130)	-		(752,469)	(3,425,330)

Footnotes

(i)	To eliminate inter-company management fees and interest on loans
(ii)	To record depreciation and amortization arising from purchase accounting adjustments of IMAC Kentucky, IMAC St. Louis, Advanced Therapy, and BioFirma for pre-acquisition periods

(iii)	To eliminate redundancy of equity in earnings of IMAC St. Louis for the period prior to acquisition

(iv)	To eliminate post acquisition activity included in IMAC Holdings Inc. historical consolidated amounts

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The following discussion relates to IMAC Group for the nine months ended September 30, 2018. All references to the nine months ended September 30, 2018 are unaudited.

Revenues - IMAC Group

The following revenue information is related to IMAC Group as referenced in the tables above.

All revenue information in this section gives retrospective effect to the completion of five transactions completed in June and August 2018 and the related issuance of shares of our common stock and/or cash payments in such transactions. References to “IMAC Group” represents IMAC Holdings, Inc. on a pro forma basis after completion of the transactions.

Gross revenue for the nine months ended September 30, 2018 was $19,351,574. Revenue was diversified across four operating segments, IMAC Holdings, IMAC of St. Louis, IMAC Kentucky, and Advantage Therapy. All operating segments were open for a full nine months during the nine-month period ended September 30, 2018. Our Tennessee operations, which are included in IMAC Holdings, opened in May 2017 and had gross revenues of $8,020,071 for the nine months ended September 30, 2018.

Net revenue (gross revenues less contractual adjustments) for the nine months ended September 30, 2018 was $7,243,288. For the nine months ended September 30, 2018, our IMAC Holdings operations had net revenues of $3,364,190, our IMAC of St. Louis operations had net revenues of $1,807,860, our IMAC Kentucky operations had net revenues of $3,516,258 and our Advantage Therapy operations had revenues of $927,469.

Operating Expenses - IMAC Group

The following operating expense information is related to IMAC Group.

Operating expenses consist of patient expenses, salaries and benefits, advertising and marketing, general and administrative expenses and depreciation expenses.

Total operating expenses for the nine months ended September 30, 2018 were $11,303,320. The costs were attributable to our IMAC Holdings operations, a full year of costs for our St. Louis, IMAC Kentucky, and Advantage Therapy operations, and overhead costs at IMAC Holdings related to preparation for this offering.

Patient expenses were $927,609 for the nine months ended September 30, 2018. IMAC Holdings had expenses of $425,609, our Kentucky operations had expenses of $382,253, our St. Louis operations had expenses of $212,663 and Advantage Therapy had expenses of $28,255 during the nine months ended September 30, 2018.

Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and benefits in total were $4,876,931 for the nine months ended September 30, 2018. IMAC Holdings salaries and wages expense was $2,709,489, our Kentucky operations had expense of $1,586,214, our St. Louis operations had expense of $1,075,116 and Advantage Therapy salaries and benefits were $579,791 for the nine months ended September 30, 2018.

Share-based compensation consists of the value of company stock for sponsor efforts outside of an endorsement agreement. At the time of the compensation, our company was still a limited liability company; therefore, compensation was in the form of limited liability company units instead of stock. The units converted to stock effective upon the company’s conversion from a limited liability company to a corporation.

Share-based compensation for the year nine months ended September 30, 2018 was $11,248.

Advertising and marketing consists of marketing, business promotion and brand recognition.

Advertising and marketing expense was $654,389. IMAC Holdings expense was $470,199, our Kentucky operations had expense of $83,457, our St. Louis operations had expense of $156,609 and Advantage Therapy had costs of $17,700 for the nine months ended September 30, 2018.

54

General and administrative consists of all other costs other than advertising and marketing, salaries and wages, patient expenses and depreciation.

General and administrative expense was $2,940,955 for the nine months ended September 30, 2018. IMAC Holdings had expenses of $1,980,827 for the nine months ended September 30,2018. Our Kentucky operations had general and administrative expenses of $517,673, our St. Louis operations had expenses of $592,155 and Advantage Therapy had expenses of $295,410 for the nine months ended September 30, 2018.

A company purchases fixed assets, such as equipment or medical equipment, to use in the course of its business activities. A company capitalizes the full cost of the asset on its balance sheet and depreciates the asset’s cost over its estimated useful life.

Depreciation expense was $1,892,188 for the nine-month period ended September 30, 2018. IMAC Holdings had depreciation expenses of $544,820. Our Kentucky operations had depreciation expenses of $117,532, our St. Louis operations had depreciation expenses of $293,941 and Advantage Therapy had expenses of $11,493 for the nine months ended September 30, 2018.

Other Income (Expense) - IMAC Group

Other income (expense) consists of interest expense, interest income, minority interest, and loss on disposal of an asset. Total other income (expense) was $(101,539) for the nine-month period ended September 30, 2018.

Net Loss attributable to IMAC Holdings Inc. stockholders - IMAC Group

Net loss for the nine months ended September 30, 2018 was $(3,425,330).

Lines of Credit - IMAC Group

IMAC Regeneration Center of Nashville, PC has a $150,000 line of credit with a financial institution that matures on October 15, 2018. The line of credit bears interest at 6.50% per year. The line of credit had a balance as of December 31, 2017 and September 30, 2018 of $25,000 and $150,000, respectively. The line of credit is secured by substantially all of IMAC Nashville, PC’s assets and personally guaranteed by the members.

IMAC of St. Louis, LLC has a $150,000 line of credit with a financial institution that matures on May 15, 2019. The line bears interest at 4.25% per year. The line of credit had a balance as of December 31, 2017 and September 30, 2018 of $150,000 and $0, respectively. The line is secured by substantially all of the Company’s assets and is personally guaranteed by the members.

Integrated Medicine and Chiropractic Regeneration Center PSC has a $150,000 line of line of credit with a financial institution that had a stated maturity of August 1, 2018, which has been extended to August 1, 2019. The line bears interest at 4.25% per year. The line of credit had a balance as of December 31, 2017 and September 30, 2018 of $100,000 and $150,000, respectively. The line is secured by substantially all of the Company’s assets and personally guaranteed by the members.

Notes Payable - IMAC Group

As of December 31, 2017, we had outstanding notes payable in the aggregate amounts of $1,008,461. Of such amounts, $260,157 represented the respective current portions due within one year. As of September 30, 2018, we had outstanding notes payable in the aggregate amount of $4,213,325. Of such amount, $3,855,628 represented the respective current portions due within one year. A description of our notes payable are as follows:

We entered into a note payable to the Edward S. Bredniak Revocable Trust, the trustee of which is Edward S. Bredniak, a former director of our company, in the amount of $500,000 dated December 1, 2016. The note requires 36 monthly installments of $8,534 including principal and interest. The interest rate is fixed at 5% per year. The note matures and has a balloon payment of $250,000 on November 30, 2019, and is secured by the personal guarantees of our members. As of December 31, 2017 and September 30, 2018, the note balance was $414,084 and $984,426, respectively. On June 1, 2018, we entered into a note payable to the Edward S. Bredniak Revocable Trust in the amount of up to $2,000,000. The existing note payable with this entity in the amount of $379,675 was combined into the new note payable. The note carries an interest rate of 10% per year and all outstanding balances are due and payable 13 months after the closing of this offering. The proceeds of this note are being used to satisfy ongoing working capital needs, expenses related to the preparation and execution of this offering, equipment and construction costs related to new clinic locations, and potential transaction expenses.

55

We entered into a note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5% per year. The note matures on July 1, 2026, and is secured by a letter of credit. As of December 31, 2017 and September 30, 2018, the balance was $116,525 and $108,214, respectively.

We entered into a note payable to a financial institution in the amount of $200,000 dated May 4, 2016. The note requires 60 monthly installments of $3,881 including principal and interest at 4.25% per year. The note matures on May 4, 2021, and is secured by the equipment and personal guarantees of certain stockholders and directors. As of December 31, 2017 and September 30, 2018, the note balances were $147,863 and $117,214, respectively.

We entered into a note payable to a financial institution in the amount of $200,000 dated November 15, 2017. The note requires 66 consecutive monthly installments of $2,652 including principal and interest at 5% per year, with a balloon payment of $60,000 on June 15, 2018. The note matures on May 15, 2023, and is secured by the personal guarantees of certain stockholders and directors. As of December 31, 2017 and September 30, 2018, the note balance was $200,000 and $131,984, respectively.

We entered into a note payable to an employee in the amount of $101,906 dated March 8, 2017. The note requires five annual installments of $23,350 including principal and interest at 5% per year. The note matures on December 31, 2021, and is unsecured. As of December 31, 2017 and September 30, 2018, the note balance was $80,000 and $80,000, respectively.

We entered into a note payable to a financial institution in the amount of $133,555 dated September 17, 2014. The note requires 60 monthly installments of $2,475 including principal and interest at 4.25% per year. The note matures on September 17, 2019. As of December 31, 2017 and September 30, 2018, the note balance was $49,989 and $29,987, respectively.

We entered into a mortgage note payable to a financial institution in the amount of $963,050 dated December 11, 2013. The note required 120 monthly installments of principal and interest at 4.95% per year. The note was repaid in December 2017. As of September 30, 2018, the note balance was $0.

In January 2018, we commenced a private placement of up to $2 million of convertible notes. The convertible notes accrue interest at 4% and mature in January 2019. The notes may be converted to shares of our common stock at or prior to maturity at a 20% discount to the per share price of a sale of equity securities. As of September 30, 2018, the convertible note balance was $1,530,000.

We entered into a six-month promissory mortgage note to a financial institution in the amount of $1,232,500 on March 29, 2018. The note requires monthly payments of interest only at a rate of 3.35% per year and one balloon payment of $1,232,500, plus accrued interest on September 29, 2018. The note was renewed on September 29, 2018 and subsequently has a maturity date of December 31, 2019. The note is secured by the guarantee of the Edward S. Bredniak Revocable Trust.

We believe that, with the net proceeds of this offering, our current cash and our available lines of credit, we will have sufficient cash reserves available to cover expenses for longer than the 12 months following the closing of this offering. Given the volatility in U.S. equity markets and our normal working capital fluctuations, and depending on the actual level of net proceeds raised in this offering, we may seek to raise additional capital following this offering to supplement our operating cash flows to the extent we can do so on competitive market terms. In such event, an equity financing may dilute the ownership interests of our stockholders and investors in this offering. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenue, results of operations, liquidity or capital expenditures.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2017 and 2016. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

56

Cybersecurity

We are a medical provider and comply with HIPAA and data sensitivity requirements as regulated by local and federal authorities. Our patient data is hosted, managed and secured with an approved Electronic Medical Record vendor. Cybersecurity is of paramount importance and our executive officers have implemented routine cyber breach insurance policies to protect our company from potential predatory initiatives to access patient and company data. See “Risk Factors – Our reputation and relationships with patients would be harmed if our patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise by unauthorized persons.”

Seasonality

Our business has a seasonal business cycle with much of our patient revenues being derived during the spring and fall months of the year. We believe this occurs primarily as a result of increased exercise and lifestyle activities by persons during these months. We have historically experienced most of our operating losses in the winter months.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, ASC Topic 606 Revenue from Contracts with Customers, takes effect for public entities January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on our financial position or results of operations when adopted.

The new lease accounting standard, ASC Topic 842, takes effect for public entities January 1, 2019, and January 1, 2020 for private entities. Management believes the provisions of ASC Topic 842 will result in the recognition of lease assets and liabilities on its consolidated financial statements when adopted.

Controls and Procedures

In connection with the audits of our consolidated financial statements for the years ended December 31, 2017 and 2016, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of in-house accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired a consulting firm to advise on technical issues related to U.S. generally accepted accounting principles as related to the maintenance of our accounting books and records and the preparation of our consolidated financial statements. Although we are aware of the risks associated with not having dedicated accounting personnel, we are also at an early stage in the development of our business. We anticipate expanding our accounting functions with dedicated staff and improving our internal accounting procedures and separation of duties when we can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

We conduct our operations in the United States dollar. We are not exposed to foreign exchange rate fluctuations.

We currently have no material exposure to interest rate risk. In the future, we intend to invest our excess cash primarily in money market funds, debt instruments of the United States government and its agencies and in high quality corporate bonds and commercial paper. Due to the short-term nature of these investments, we do not believe that there will be material exposure to interest rate risk arising from our investments.

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BUSINESS

Company Overview

We are a growing chain of Integrated Medicine and Chiropractic (IMAC) Regeneration Centers, combining life science advancements with traditional medical care for movement-restricting diseases and conditions. Our mix of medical and physical procedures is designed to improve patient experiences and outcomes, and reduce healthcare costs as compared to other available treatment options. We own six and manage five outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. Our treatments are performed by licensed medical practitioners through our regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of our patients. We do not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. Our employees focus on providing exceptional customer service to give our patients a memorable and caring experience. We believe that we have priced our treatments to be affordable by 95% of the population and are well positioned in the expanding regenerative medical sector.

Our licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 31% of our revenue) with traditional, minimally invasive (minimizing incisions and skin punctures) medical procedures (representing 33% of our revenue) in combination with physical therapies (representing 31% of our revenue from physical therapy, and remaining 5% of our revenue from chiropractic). We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We have successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, our procedures comply with all professional athletic league drug restriction policies, including the NFL, NBA, NHL and MLB.

Dr. Matthew Wallis, DC, our COO, opened the first IMAC Regeneration Center in Paducah, Kentucky 18 years ago in August 2000, which remains the flagship location of our current business. Dr. Jason Brame, DC joined Dr. Wallis in 2008. In 2015, Drs. Wallis and Brame hired Jeffrey S. Ervin as our CEO to collectively create and implement their growth strategy. The result was the formal creation of IMAC Holdings, LLC to expand IMAC clinics outside of western Kentucky, with such facilities to remain owned or operated under the group using the IMAC Regeneration Center name and services. In June 2018, we completed a corporate conversion in which IMAC Holding, LLC was converted to IMAC Holding, Inc. to consolidate ownership of existing clinics and implement our growth strategy.

Since May 2016 to the date of this prospectus, IMAC has opened six outpatient medical clinics and acquired four physical therapy practices for a total of 11 clinics in Kentucky, Missouri and Tennessee. We intend to use a significant portion of the net proceeds of this offering to further expand the reach of our facilities to other strategic locations throughout the United States. In order to enhance our brand, we have partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and one Tony Delk IMAC Regeneration Center. We have also signed former NBA player George Gervin to be a brand ambassador for future clinics in Texas. Our brand ambassadors help deliver awareness to our non-opioid services, emphasizing our ability to treat sports and orthopedic injuries as an alternative to traditional surgeries for joint repair or replacement.

We are focused on providing natural, non-opioid solutions to pain as consumers increasingly demand conservative treatments for an aging population. The demand for our services continues to grow fueled by consumer preferences for organic healthcare solutions over traditionally invasive orthopedic practices. We believe that our regenerative rehabilitation treatments are provided to patients at a much lower price than our primary competitors, including orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. Surgical joint replacements cost several times more than our therapies initially treating the same condition. The U.S. government has recently adopted strict surgery pre-approval initiatives to reduce the cost for CMS and limit the proliferation of opioids since they accompany substantially all joint replacement surgeries.

We believe patient satisfaction will be driven by our following five fundamental beliefs:

●	We believe that the body has the ability to heal itself, and better results occur with our solutions to unlock the body’s natural healing process;

●	We believe in the power of doctors, from many different specializations, working together for the best patient care possible;

●	We believe that employees should know patients by their face, not by a chart number;

●	We believe consumers have a choice regardless of physician referral or insurance coverage; and

●	We believe a medical setting should be comforting.

We are led by senior executive officers who together have more than 70 years of combined experience in the healthcare services industry. Jeffrey S. Ervin, our Chief Executive Officer, joined us in March 2015. Mr. Ervin has a history of sourcing private equity investments and managing private equity operations in the healthcare and other growth industries. Before joining us, he was the senior financial officer at Medx Publishing, LLC, an online healthcare marketing and technology firm and parent company of Medicare.com, where he was responsible for the successful sake and disposition of Medicare.com to eHealth Insurance and sale of Medicaid.com to United Healthcare. Mr. Ervin earned an M.B.A. degree from Vanderbilt University. The founder of our company, Matthew C. Wallis, DC, a former licensed chiropractor, is our Chief Operating Officer. Dr. Wallis has implemented strategies in the company to create consistent operating efficiencies for our sales, marketing and service delivery operations. D. Anthony Bond, CPA joined us as our Chief Financial Officer in October 2017. Mr. Bond has a long history in senior financial roles with healthcare organizations managing multi-state operations. Ian A. White, Ph.D. joined us as our Chief Scientific Officer in August 2018. He is the President of BioFirma, LLC, a stem cell regenerative medicine research firm, and Chairman of the Scientific Committee for the American Association of Stem Cell Physicians. Dr. White received his Ph.D. in Physiology, Biophysics and Systems Biology from Cornell University at its Ansary Stem Cell Institute.

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Our Market Opportunity

Orbis Research reported that the regenerative healthcare industry in the United States is estimated to be $67.6 billion by 2019, and IBIS World estimated that outpatient rehabilitation in the U.S. is an approximately $30 billion industry, with approximately 90% of that revenue generated from physical rehabilitation services, including orthopedic, sports, geriatric and other forms of physical medicine. Outpatient rehabilitation is anticipated to grow at a rate of 2% to 7% in the coming years, according to these industry research companies, due to the aging baby boomer generation, sustained high rates of obesity and healthcare reform. As healthcare insurance providers seek to reduce medical costs and government regulation restricts access to opioid pain prescriptions, physical therapy and outpatient services are poised to capture a larger share of healthcare spending. As the workforce continues to grow, employer-based insurance expenditures will increase. In addition, government spending on Medicare will continue to be significant.

Outpatient Rehabilitation Spending by Segment

According to the Centers for Medicare & Medicaid Services’ National Health Expenditure Projections 2017-2026, national healthcare expenditures continue to rise and are projected to grow from an estimated $3.5 trillion in 2017 to $5.7 trillion by 2026, representing an average annual rate of growth of 5.5%, reaching a projected 19.7% of U.S. gross domestic product in 2026, as shown below.

Demand for minimally invasive movement corrections and non-opioid pain management has surged with the growth of the baby boomer generation. The U.S. Census estimates that the U.S. population over 65 years of age is projected to more than double from 47.8 million to nearly 98.2 million persons and the 85 and older population is expected to more than triple, from 6.3 million to 19.7 million persons, between 2015 and 2060. Additionally, according to the U.S. Census Bureau, the number of older Americans is increasing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 14.9% of the total U.S. population in 2015 and projected to grow to 23.6% by 2060.

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Source: U.S. Census Bureau

This significant demographic shift is changing healthcare consumption patterns. At the same time, individuals who are not eligible for Medicare have faced a significant rise in health insurance premiums. As consumers assume the burden of greater healthcare costs, they are price shopping and considering second opinions from conservative treatment providers like our company.

Despite ongoing consolidation in the outpatient rehabilitation services industry, the industry remains highly fragmented, which has allowed many competitors to enter the market. In such an environment, reputable and successful outpatient clinics will be able to grow through organic expansion and combining services with other providers. While there is significant competition in the industry, we believe no single participant currently captures more than 10% of the market, which may allow existing market participants to distinguish themselves from their competitors as they grow. The attractiveness of outpatient facilities to reduce medical costs has also been seen in other medical areas. Insurer UnitedHealth Group recently purchased surgical care centers and medical practices, with an apparent aim to reduce hospital spending.

Our Operations

We currently operate 11 outpatient medical clinics in three states. Our original clinic opened in August 2000 and remains the flagship location of our current business, which was formally organized in March 2015 with the mission of expanding the reach of our facilities to other strategic locations throughout the United States. Our flagship medical clinic has been operated during the last 18 years by Matthew C. Wallis, DC and Jason Brame, DC, two of our co-founders, and, since March 2015, together with Jeffrey S. Ervin, our third co-founder and the current Chief Executive Officer of the company. This management team continues today throughout the organization incorporating the same strategies used to build and operate the company’s flagship location. During 2016 and 2017, we opened five medical clinics and expanded into two new states, Missouri and Tennessee. This year, to date, we opened one medical clinic and acquired four physical therapy clinics.

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Below is a list of our outpatient medical clinics and information about how we own or control these medical clinics:

Clinic Name	Location of Clinic	Date Opened or Acquired	Form and Date of Control	Primary Services Performed	Operations Included in 2017 Consolidated Pro Forma Results	Operations Included in September 30, 2018 Consolidated Pro Forma Results

IMAC Regeneration Center	Paducah, Kentucky	August 2000	Managed since June 28, 2018	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine	12 months	9 months

Ozzie Smith Center	Chesterfield, Missouri	May 2016	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine	12 months	9 months

IMAC Regeneration Center	Murray, Kentucky	February 2017	Managed since June 28, 2018	Medical evaluations with x-rays, fluoroscopic joint and appendage injections, and physical medicine	11 months	9 months

David Price Center	Brentwood, Tennessee	May 2017	Managed since November 1, 2016	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine	8 months	9 months

Ozzie Smith Center	St. Peters, Missouri	August 2017	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine	5 months	9 months

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David Price Center	Murfreesboro, Tennessee	November 2017	Managed since November 2017	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine	2 months	9 months

Tony Delk Center	Lexington, Kentucky	July 2018	Managed since July 2, 2018	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine	None	3 months

Advantage Therapy	South Springfield, Missouri	August 2018 (originally opened August 2004)	Full ownership effective August 1, 2018, when 100% interest was acquired	Occupational and physical therapy	None	1 month

Advantage Therapy	North Springfield, Missouri	August 2018 (originally opened March 2013)	Full ownership effective August 1, 2018, when 100% interest was acquired	Occupational and physical therapy	None	1 month

Advantage Therapy	Monett, Missouri	August 2018 (originally opened May 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired	Occupational and physical therapy	None	1 month

Advantage Therapy	Ozark, Missouri	August 2018 (originally opened November 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired	Occupational and physical therapy	None	1 month

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In 2017, IMAC Group recorded 81,256 total patient visits at six medical clinics, with partial months for clinics that opened in 2017, as follows:

IMAC Clinics-81,256 Patient Visits in 2017
Clinic Name	Location of Clinic	Date Opened	No. of Months Open in 2017

IMAC Regeneration Center	Paducah, Kentucky	August 2000	12

Ozzie Smith Center	Chesterfield, Missouri	May 2016	12

IMAC Regeneration Center	Murray, Kentucky	February 2017	11

David Price Center	Brentwood, Tennessee	May 2017	8

Ozzie Smith Center	St. Peters, Missouri	August 2017	5

David Price Center	Murfreesboro, Tennessee	November 2017	2

Below is a description of each of our outpatient medical clinics:

Integrated Medicine and Chiropractic Regeneration Center PSC. In November 2015, we relocated our Paducah, Kentucky operations into a 10,200 square foot build-to-suit facility. This facility serves as an anchor clinic for the western Kentucky market of roughly 50,000 residents. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative medicine and physical medicine. The lease term ends in December 2020.

We opened a 4,700 square foot facility in Murray, Kentucky, a town of nearly 15,000 residents near the Tennessee border. This facility provides medical evaluations, fluoroscopic joint and appendage injections, and physical medicine and refers patients to Paducah for regenerative PRP medical procedures. The lease is scheduled to expire in December 2023.

IMAC of St. Louis, LLC. In January 2016, IMAC of St. Louis, LLC, doing business as the Ozzie Smith Center, executed a lease for a 13,300 square foot facility in Chesterfield, Missouri, a suburb 18 miles west of downtown St. Louis. The Ozzie Smith Center opened in May 2016. The lease agreement runs until August 2026. Dr. Devin Bell, D.O. is the medical director. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative PRP medicine and physical medicine. Namesake Ozzie Smith was inducted into the Major League Baseball Hall of Fame in 2002 and replicas of his 13 gold glove trophies are in the lobby of the clinic.

The Ozzie Smith Center opened a satellite facility in St. Peters, Missouri to assist with demand from suburbs west of the Missouri River. The St. Peters clinic opened for business in July 2017. The lease expires in August 2022. The facility operates under the direction of Dr. Bell and offers patient medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine.

IMAC Regeneration Center of Nashville, PC. The David Price Center opened in Brentwood, Tennessee in May 2017. Dr. David Smithson, M.D. is double board certified in Sports Medicine and Internal Medicine and serves as its medical director. The 7,500 square foot clinic is leased through July 2024. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative PRP medicine and physical medicine.

In November 2017, we opened a 5,500 square foot facility in Murfreesboro, Tennessee, a southeastern suburb of Nashville with more than 100,000 residents and hometown to David Price. Mr. Price, who was born and raised in middle Tennessee, was the first pick of the 2007 Major League draft from Vanderbilt University. This facility performs patient medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine. We occupy 10% of the building and the lease expires in October 2022.

Tony Delk Center. In March 2018, we entered into a $1.2 million commitment to purchase a medical practice building in Lexington, Kentucky, where our seventh IMAC outpatient medical clinic, named the Tony Delk Center, opened on July 2, 2018. We have received a six-month promissory note commitment at an annual interest rate of 3.35%.

Advantage Therapy. In August 2018, we acquired the physical and occupational therapy provider, Advantage Therapy, which operates four locations in the Springfield, Missouri metropolitan area. The South Springfield location occupies 5,000 square feet and expires in June 2019. The North Springfield, Monett and Ozark locations function as satellite locations. The north location functions within 2,400 square feet with an expiration date of May 2020. The Monett location occupies 2,200 square feet pursuant to a lease that expires in February 2021, while the Ozark location operates in approximately 1,000 square feet pursuant to a lease that expires upon 30 days’ notice. Advantage Therapy is an established business with more than ten years of operations in the Springfield, Missouri market. We believe there is potential to grow the existing practice that provides over 1,000 therapy visits each month with the addition of medical services to offer our comprehensive IMAC service line.

Our Services

The licensed healthcare professionals at our clinics work with each patient to create a protocol customized for each patient by utilizing a combination of the following traditional and innovative treatments:

Medical Treatments. Our specialized team of doctors work together to provide the latest minimally invasive, prescription-free treatments for movement challenges or pain related to orthopedic conditions. The treatments are customized to treat the underlying condition instead of addressing the challenge with prescriptions or surgeries.

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● Regenerative Medicine. Regenerative therapy at IMAC Regeneration Centers utilizes undifferentiated cellular tissue to regenerate damaged tissue. The majority of our procedures utilize cells from the patient, harvested under minimal manipulation, and applied during the same visit to the clinic. These autologous cells help to heal degenerative soft tissue conditions, which cause pain or compromise the patient’s quality of life. Independent studies in this area, including a recent safety and feasibility study published by Dr. Peter B. Fodor, “Adipose Derived Stromal Cell Injections for Pain Management of Osteoarthritis in the Human Knee Joint” (Aesthetic Surgery Journal, February 2016), have supported claims that autologous cell treatments using stromal vascular fraction (adipose) and bone marrow lead to improved function and decreased pain within joints, muscles and connective tissue and can help alleviate osteoarthritis and degenerative disease. We believe that we have generally followed the increasingly accepted protocols described in these studies in connection with our regenerative therapies.

Physical Medicine. Our team of sports medicine practitioners start by collaboratively building a personalized physical medicine treatment plan designed to help patients get back to living the life they deserve.

● Physical Therapy. With a combination of biomechanical loading and tissue mobilization, our licensed physical rehabilitation therapists work with each patient to help the body restore skill within the joint or soft tissue.

● Spinal Decompression. During this treatment, the spine is stretched and relaxed intermittently in a controlled manner, creating a negative pressure in the disc area that can pull herniated or bulging tissue back into the disc. Whether caused by trauma or degeneration, we realize the impact a spinal injury can have on the quality of one’s life and are committed to providing the most innovative, minimally invasive medical technology and care to relieve back pain and restore function.

● Chiropractic Manipulation. Common for spine conditions, manual manipulation is used to increase range of motion, reduce nerve irritability and improve function.

In November 2017, we engaged a medical consulting group to advise us on current regenerative medicine therapy protocols and to organize a clinical trial towards an investigational new drug application (IND) with the FDA, while pursuing a voluntary Regenerative Medicine Advanced Therapy (RMAT) designation. This process is defined under Section 3033 of the 21st Century Cures Act. We intend to pursue a trial utilizing autologous cellular structures to alleviate symptoms of debilitating neurological conditions and diseases.

The medical consulting group has assisted us in conducting research, establishing patient engagement tools and developing clinical strategies to achieve the RMAT. We have not yet engaged with the FDA and we anticipate our first communication with the FDA to occur during the fourth quarter of 2018 or first quarter of 2019 as an INTERACT (Initial Targeted Engagement for Regulatory Advice on CBER products) meeting. Following the INTERACT meeting, an amount of work (which cannot be quantified as of yet) will be performed to prepare for a pre-Investigational New Drug meeting and gain more precise feedback from the FDA before completing an IND submission. Another round of work will be performed to complete the IND application. Finally, the FDA Office of Tissues and Advanced Therapies will notify us of the IND application result no later than 60 days after receipt of the IND submission and RMAT request.

No assurance can be given that the FDA will find that our trial meets the criteria for RMAT designation. We believe that a RMAT designation may be helpful in differentiating our services and gaining a collaborative connection with the FDA. The failure to earn the RMAT designation will result in unfulfilled research expenses but should not negatively affect our operations. We expect the cost to pursue the RMAT designation will be between $100,000 and $300,000 and take 18 to 30 months of time from the original engagement with our medical consultant.

Our Growth and Expansion Strategy

We have developed a comprehensive approach and well-defined model for new clinic openings ranging from site selection to staffing. Our original clinic in Paducah, Kentucky, which opened in August 2000, has shown consistent growth in patient visits, and is profitable. We will continue to apply this extensive experience and knowledge to new clinic openings as well as acquisitions. Our six recently opened clinics, combined with our August 2018 acquisition of four physical therapy clinics, are expected to provide us with significant revenue growth as these sites mature. In 2018, we have also made investments in our corporate infrastructure and life science product development, which we believe will position us well to support our planned expansion.

We have plans to open additional IMAC Regeneration Centers in the states in which we currently operate, as well as in other strategic locations throughout the United States, building on our familiarity with the demographic market and our reputation in the area to attract new patients and endorsements. Our strategic partnerships with regional and national sports celebrities have enabled us to increase our visibility in our markets and become known for providing innovative regenerative-based therapies. We continue to seek opportunities to work with more athletes to draw awareness to our services. In addition, we have enlisted a wide range of medical and alternative medicine professionals to continue providing innovative outpatient treatments to our patients without major surgery or prescription pain medication.

The key elements of our strategy that we believe will continue to propel our growth and expansion are:

Open New Outpatient Locations and Facilities. We are in the process of identifying strategic new locations at which to lease and develop new IMAC Regeneration Centers. We anticipate initial expansion in the Midwest and southern United States, including in Illinois, Kansas, Oklahoma and Texas within the first 12 months following this offering. By branching into states adjacent to existing centers, we will expand our regional market familiarity, with our outpatient clinics and focus our marketing efforts. We believe our strong regional operations will provide brand awareness and allow us to leverage our established administrative infrastructure and will provide a foundation to support our expansion.

Expand Our Service Offerings to Employers and Self-Insured Health Plans. We have received inquiries from employers researching conservative treatment options for their employees. The inquiries primarily focus on minimizing employee time away from work related to injuries or occupational hazards and the cost of aggressive orthopedic treatments and threat of opioid abuse for employees enrolled in an employer health plan. We intend to use a portion of the net proceeds from this offering for the purpose of creating simple conservative treatment protocols for employers seeking to reduce employee downtime, prescription narcotic usage and surgical expenditures within their health plan.

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Continue to Obtain Endorsements from Well-Known Sports Celebrities. We continue to attract celebrity sports endorsers for each market in which we operate and plan to expand. By collaborating and co-branding with well-known sports figures, patients become more familiar with our brand and associate our company with physical fitness and well-being. Working with sports celebrities that are well-known in our markets and personally recommend our treatments helps establish credibility with patients in those markets.

Accelerate Research and Development of New Regenerative Products. Our recent investment in BioFirma LLC was executed in order to research and develop regenerative medicine products and supplies. We intend to use a portion of the net proceeds from the offering to fund this research with the goal of identifying innovative treatments to deliver within IMAC Regeneration Centers, as well as producing approved products for distribution into the broader medical community.

Expand Our Advertising and Marketing. We intend to increase our advertising and marketing efforts and reach throughout our primary service areas in order to grow patient volume at our existing facilities and spur interest in newer locations. Our current marketing efforts include a combination of local television, internet and event advertising. We will introduce employer marketing initiatives with help from our celebrity endorsers. While we welcome patients that are referred to us by other healthcare providers, we believe that direct marketing will generate more new patients for our outpatient clinics than relying solely on antiquated medical referral practices.

Offer State-of-the-Art Orthopedic Treatments. Our regenerative medicine techniques are used to prevent arthritis, treat meniscus tears, defeat muscle deterioration and address other damaged tissue conditions. We will continue offering innovative therapies and recently approved medical technologies, including alternative medicine treatments, and will adapt our treatment offerings as new treatments are developed and come to market. By bringing together a diverse array of medical specialists, we are able to treat more health conditions and attract a larger base of patients.

Advertising and Marketing

Our corporate advertising and marketing efforts focus on increasing our brand awareness and communicating our commitment to “success without major surgery,” along with the many other competitive advantages our company offers. Our marketing strategy is to offer an innovative and recently approved medical technologies for movement and orthopedic therapies that appeal to a wide range of potential patients, continually elevate awareness of our brand and generate demand for our outpatient medical services. We rely on a number of channels in this area, including digital advertising, email marketing, social media and affiliate marketing, as well as through strategic partnerships with well-known sports celebrities to build our endorsements and draw patients to our IMAC Regeneration Centers. Our celebrity endorsers appear in our press marketing and social media marketing efforts and help generate interest in our brand and services. We maintain our website at www.imacregeneration.com. We intend to hire additional sales and marketing personnel and increase our spending on sales, marketing and promotion in connection with the continued expansion of our outpatient locations. Advertising and marketing expense was $470,199 (unaudited) and $119,867 for the nine months ended September 30, 2018 and the year ended December 31, 2017.

Our sales and marketing strategy focuses on active individuals who seek to maintain, restore and maximize their health and wellness. A majority of our customers are located within 25 miles of one of our outpatient medical clinics. During the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, no single customer accounted for more than 10% of our consolidated revenue, respectively.

Competition and Our Competitive Advantages

The outpatient physical therapy industry is highly competitive, with thousands of clinics across the country. While some of our competitors offer regenerative medical treatments as an effective treatment for degenerative health conditions, we believe that few companies have the multi-disciplinary approach of combining physical therapy and medical professionals working together to generate optimal regenerative health outcomes. Our internal survey results conducted randomly with more than 120 patients during 2016 and 2017 reported that 91% of our patients experienced improvement in their health after treatments at our outpatient clinics. One of our major competitive advantages is the offering of more broadly affordable regenerative treatments.

Competitive factors affecting our business include quality of care, cost, treatment outcomes, convenience of location, and relationships with, and ability to meet the needs of, referral and insurance payor sources. Our clinics compete, directly or indirectly, with many types of healthcare providers including the physical therapy departments of hospitals, private therapy clinics, physician-owned therapy clinics, and chiropractors. We may face more intense competition if consolidation of the therapy industry continues.

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Our Minimally Invasive Approach to Traditional Orthopedic Care. We pay particular attention to rehabilitating our patients’ musculoskeletal system to reduce pain and enhance mobility without major surgery or anesthesia. By combining physical therapy and regenerative medicine, we are able to treat a variety of physical conditions by using a patient’s own body to help heal itself.

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Strong Regional Presence. We own six and manage five clinics in three states, providing us significant leverage for implementation of our marketing strategies and utilization of our staff. We believe we offer a broader platform of regenerative therapies than our regional competitors.

We Do Not Prescribe Addictive Opioids. We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We focus on preventing the potential for addiction through our regenerative-based therapies that help alleviate chronic pain.

We Employ a Regenerative Medicine Scientist. Few medical provides employ scientists. Our regenerative medicine scientist works at our BioFirma office in Miami, Florida and provides direction to our medical professionals as to the availability of regenerative medicine advancements in the marketplace. Collaborative work among our medical professionals and our regenerative medicine scientist through regular meetings, in person visits and telephonic communication yields broad discussions on the potential to develop proprietary techniques or services using such advancements.

Utilizing Diverse Medical Specialists for Customized Care. Our treatment protocols are customized by a team of medical doctors, nurse practitioners, chiropractors and physical therapists and are designed to heal damaged tissue without major surgery or prescription pain medication. This team approach delivers comprehensive service while avoiding the higher costs of major reconstructive surgery by medical specialists.

Protection of Proprietary Information

We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the registered mark “IMAC Regeneration Center.” We rely on trademark laws in the United States, as well as confidentiality procedures and contractual provisions, to protect our proprietary information and brand. We cannot assure you that existing trademark laws or contractual rights will be adequate for protecting our intellectual property and proprietary information. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.

BioFirma, LLC, our 70%-owned subsidiary, has applied for a trademark on the product name NeoCyte. BioFirma has determined not to pursue a patent on this product at its current stage of development, nor considers the success of its future product development to be dependent on obtaining a patent.

We are not aware of any claims of infringement or other challenges to our rights in our trademarks. We do not expect to need any additional intellectual property rights to carry out our growth and expansion strategy.

For the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, we did not incur any material time or labor for the development of the technology we use in our operations.

Government Regulation

Numerous federal, state and local regulations regulate healthcare services and those who provide them. Some states into which we may expand have laws requiring facilities employing health professionals and providing health-related services to be licensed and, in some cases, to obtain a certificate of need (that is, demonstrating to a state regulatory authority the need for, and financial feasibility of, new facilities or the commencement of new healthcare services). None of the states in which we currently operate require a certificate of need for the operation of our physical therapy business functions. Our healthcare professionals and/or medical clinics, however, are required to be licensed, as determined by the state in which they provide services. Failure to obtain or maintain any required certificates, approvals or licenses could have a material adverse effect on our business, financial condition and results of operations.

Regulations Controlling Fraud and Abuse. Various federal and state laws regulate financial relationships involving providers of healthcare services. These laws include Section 1128B(b) of the Social Security Act (42 U.S. C. § 1320a-7b[b]) (the “Fraud and Abuse Law”), under which civil and criminal penalties can be imposed upon persons who, among other things, offer, solicit, pay or receive remuneration in return for (i) the referral of patients for the rendering of any item or service for which payment may be made, in whole or in part, by a Federal health care program (including Medicare and Medicaid); or (ii) purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, ordering any good, facility, service, or item for which payment may be made, in whole or in part, by a Federal health care program (including Medicare and Medicaid). We believe that our business procedures and business arrangements are in compliance with these provisions. However, the provisions are broadly written and the full extent of their specific application to specific facts and arrangements to which we are a party is uncertain and difficult to predict. In addition, several states have enacted state laws similar to the Fraud and Abuse Law, which may be more restrictive than the federal Fraud and Abuse Law.

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Stark Law. Provisions of the Omnibus Budget Reconciliation Act of 1993 (42 U.S.C. §1395nn) (the “Stark Law”) prohibit referrals by a physician of “designated health services” which are payable, in whole or in part, by Medicare or Medicaid, to an entity in which the physician or the physician’s immediate family member has an investment interest or other financial relationship, subject to several exceptions. Unlike the Fraud and Abuse Law, the Stark Law is a strict liability statute. Proof of intent to violate the Stark Law is not required. Physical therapy services are among the “designated health services.” Further, the Stark Law has application to our management contracts with individual physicians and physician groups, as well as, any other financial relationship between us and referring physicians, including medical advisor arrangements and any financial transaction resulting from a clinic acquisition. The Stark Law also prohibits billing for services rendered pursuant to a prohibited referral. Several states have enacted laws similar to the Stark Law. These state laws may cover all (not just Medicare and Medicaid) patients. As with the Fraud and Abuse Law, we consider the Stark Law in planning our outpatient clinics, establishing contractual and other arrangements with physicians, marketing and other activities, and believe that our operations are in substantial compliance with the Stark Law. If we violate the Stark Law or any similar state laws, our financial results and operations could be adversely affected. Penalties for violations include denial of payment for the services, significant civil monetary penalties, and exclusion from the Medicare and Medicaid programs.

HIPAA. In an effort to further combat healthcare fraud and protect patient confidentially, Congress included several anti-fraud measures in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA created a source of funding for fraud control to coordinate federal, state and local healthcare law enforcement programs, conduct investigations, provide guidance to the healthcare industry concerning fraudulent healthcare practices, and establish a national data bank to receive and report final adverse actions. HIPAA also criminalized certain forms of health fraud against all public and private payers. Additionally, HIPAA mandates the adoption of standards regarding the exchange of healthcare information in an effort to ensure the privacy and electronic security of patient information and standards relating to the privacy of health information. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions. In February of 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. Title XIII of ARRA, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), provided for substantial Medicare and Medicaid incentives for providers to adopt electronic health records (“EHRs”) and grants for the development of health information exchange (“HIE”). Recognizing that HIE and EHR systems will not be implemented unless the public can be assured that the privacy and security of patient information in such systems is protected, HITECH also significantly expanded the scope of the privacy and security requirements under HIPAA. Most notable are the mandatory breach notification requirements and a heightened enforcement scheme that includes increased penalties, and which now apply to business associates as well as to covered entities. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable in the use and disclosure of individually identifiable health information that can be more stringent than comparable provisions under HIPAA.

We believe that our operations comply with applicable standards for privacy and security of protected healthcare information. We cannot predict what negative effect, if any, HIPAA/HITECH or any applicable state law or regulation will have on our business.

Cybersecurity. We are a medical provider and comply with HIPAA and data sensitivity requirements as regulated by local and federal authorities. Our patient data is hosted, managed and secured with an approved Electronic Medical Record vendor. Cybersecurity is of paramount importance and our executive officers have implemented routine cyber breach insurance policies to protect our company from potential predatory initiatives to access patient and company data. See “Risk Factors – Our reputation and relationships with patients would be harmed if our patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise by unauthorized persons.”

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FDA Drug Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the Food and Drug Administration (the “FDA”). The Federal Food, Drug, and Cosmetic Act (“FDC Act”) and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications (“NDAs”), warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. As a result of these regulations, pharmaceutical product development and approval are very expensive and time consuming.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an investigational new drug (“IND”), which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. For dermatology products, Phase 2 usually involves trials in a limited patient population to determine metabolism, pharmacokinetics, the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well-controlled Phase 3 clinical trials with statistically significant results to demonstrate the efficacy of the drug. A single Phase 3 clinical trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of an effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required activities, including clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States.

The FDA also may refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with the FDA’s good clinical practice requirements. Additionally, the FDA typically inspects the facility or the facilities at which the drug is manufactured, and may inspect the sponsor company and investigator sites that participated in the clinical trials. The FDA will not approve the product unless compliance with current good manufacturing practice (“cGMP”) is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective for the stated indication.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction following FDA review of a resubmission of the NDA, the FDA will issue an approval letter.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”), to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA generally uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA filed under section 505(b)(1) of the FDC Act. An alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA (“505(b)(2) NDA”), which enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, or published literature, in support of its application.

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505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) NDA applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) NDA applicant.

Biologics

Biological products used for the prevention, treatment or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of NDAs. Biological products are approved for marketing under provisions of the Public Health Service Act (“PHSA”), via a Biologics License Application (“BLA”). However, the application process and requirements for approval of BLAs and BLA supplements, including review timelines, are very similar to those for NDAs and NDA supplements, and biologics are associated with similar approval risks and costs as other drugs.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic safety reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Pediatric Information

Under the Pediatric Research Equity Act, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data.

The Best Pharmaceuticals for Children Act (“BPCA”) provides NDA holders a six-month extension of any exclusivity, patent or non-patent, for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

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Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Competitors may use this publicly available information to gain knowledge regarding the progress of our programs.

Regenerative Medicine Advanced Therapies (RMAT) Designation

The FDA has established a Regenerative Medicine Advanced Therapy (“RMAT”) designation as part of its implementation of the 21st Century Cures Act, or Cures Act. The RMAT designation program is intended to fulfill the Cures Act requirement that the FDA facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) it qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. Like breakthrough therapy designation, RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

Other Regulatory Factors. Political, economic and regulatory influences are fundamentally changing the healthcare industry in the United States. Congress, state legislatures and the private sector continue to review and assess alternative healthcare delivery and payment systems. Potential alternative approaches could include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, and price controls. Legislative debate is expected to continue in the future and market forces are expected to demand only modest increases or reduced costs. For instance, managed care entities are demanding lower reimbursement rates from healthcare providers and, in some cases, are requiring or encouraging providers to accept capitated payments that may not allow providers to cover their full costs or realize traditional levels of profitability. We cannot reasonably predict what impact the adoption of federal or state healthcare reform measures or future private sector reform may have on our business.

In recent years, federal and state governments have launched several initiatives aimed at uncovering behavior that violates the federal civil and criminal laws regarding false claims and fraudulent billing and coding practices. Such laws require providers to adhere to complex reimbursement requirements regarding proper billing and coding in order to be compensated for their services by government payers. Our compliance program requires adherence to applicable law and promotes reimbursement education and training; however, a determination that our clinics’ billing and coding practices are false or fraudulent could have a material adverse effect on us.

As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Managed care payers may also reserve the right to conduct audits. An adverse inspection, review, audit or investigation could result in refunding amounts we have been paid; fines penalties and/or revocation of billing privileges for the affected clinics; exclusion from participation in the Medicare or Medicaid programs or one or more managed care payer network; or damage to our reputation.

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We and our outpatient medical clinics are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare, Medicaid and other governmental programs and third-party payers that contain false or fraudulent information. The federal False Claims Act encourages private individuals to file suits on behalf of the government against healthcare providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated healthcare providers often are unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in (i) exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or (ii) significant financial or criminal sanctions, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed a separate violation. In addition, many states also have enacted similar statutes, which may include criminal penalties, substantial fines, and treble damages.

Employees

As of February 8 , 2019, we employed 95 individuals, of which 73 were full-time employees. As of that date, none of our employees were governed by collective bargaining agreements or were members of a union. We consider our relations with our employees to be very good.

In the states in which our current outpatient clinics are located, persons performing designated medical or physical therapy services are required to be licensed by the state. Based on standard employee screening systems in place, all persons currently employed by us who are required to be licensed are licensed. We are not aware of any federal licensing requirements applicable to our employees.

Medical and Scientific Advisory Board

We intend to establish a Medical and Scientific Advisory Board under the direction of our Chief Scientific Officer comprised of physicians, other healthcare professionals, scientific researchers and university professors with experience in the areas of regenerative medicine. The Advisory Board is expected to meet periodically with our Board of Directors and management to discuss matters relating to our orthopedic therapies, range of medical treatments and strategic direction. Members of the Advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on the Advisory Board. We do not expect any Advisory Board members will have a conflict of interest between their obligation to us and their obligations to other companies or organizations.

Facilities

We manage our business operations from our principal executive office in Brentwood, Tennessee, in approximately 7,500 square feet of leased space. Our office lease extends through July 2024, under which we currently pay $17,465 per month. Our business is conducted at eleven outpatient medical clinics. For more information about our outpatient locations and the terms of their leases, see “Our Operations” above.

We expect total rent expense to be approximately $636,170 under our office and medical clinic leases for 2018.

We believe our present office space and locations are adequate for our current operations and for near-term planned expansion.

Legal Proceedings

There are no legal proceedings or arbitration proceedings currently pending against our company.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position

Jeffrey S. Ervin	41	Chief Executive Officer and Director

Matthew C. Wallis, DC	44	Chief Operating Officer and Director

Ian A. White, Ph.D.	44	Chief Scientific Officer

D. Anthony Bond, CPA	56	Chief Financial Officer

David Ellwanger	58	Director Nominee

George Hampton	49	Director Nominee

Dean Weiland	63	Director Nominee

Messrs. Ellwanger, Hampton and Weiland will assume their positions upon the closing of this offering.

The following information provides a brief description of the business experience of each executive officer, director and director nominee.

Executive Officers and Employee Directors

Jeffrey S. Ervin co-founded our company in March 2015 and serves as our Chief Executive Officer and a member of our Board of Directors. Mr. Ervin earned his M.B.A. from Vanderbilt University and has a history of working within strategic finance roles in the healthcare and high tech industries. Following his M.B.A., Mr. Ervin was the Senior Financial Analyst and Vice President of Finance for the Baptist Hospital System of Nashville from 2006 to September 2011, responsible for sourcing and managing direct investments to satisfy pension obligations. After these five years, Mr. Ervin joined Medicare.com parent Medx Publishing in October 2011 as the senior financial officer tasked with building administrative functions to satisfy rapid growth in the CMS education sector. During this time through March 2015, Medicare.com earned INC. 500 recognition and he was instrumental in the acquisition of Medicaid.com which was sold to United Healthcare Group. Mr. Ervin was also responsible for the disposition and ultimate sale of Medicare.com to eHealth Insurance.

As our Chief Executive Officer and a director, Mr. Ervin leads the Board and manages our company. Mr. Ervin brings extensive healthcare services industry knowledge and a deep background in growing early stage companies, mergers and acquisitions and capital market activities. His service as the Chief Executive Officer and a director creates a critical link between management and the Board.

Matthew C. Wallis, DC co-founded our company in March 2015 and serves as our Chief Operating Officer and a member of our Board of Directors. Dr. Wallis established the first Integrated Medicine and Chiropractic (IMAC) Regeneration Center in August 2000 and has led the Paducah, Kentucky center since then. Prior to establishing the first IMAC medical clinic, Dr. Wallis practiced as a licensed chiropractor in Kentucky. As our Chief Operating Officer, Dr. Wallis, has implemented consistent operating efficiencies for our sales, marketing and serviced delivery operations. Dr. Wallis received a Doctor of Chiropractic (DC) degree from Life University.

Dr. Wallis’ 18 years of experience in the healthcare services industry, day-to-day operational leadership of our initial Paducah, Kentucky medical clinic and in-depth knowledge of our company’s rehabilitative services make him well qualified as a member of the Board.

Ian A. White, Ph.D. joined our company in August 2018 and serves as our Chief Scientific Officer. Dr. White most recently founded and continues to serve as the President of BioFirma, LLC, a stem cell regenerative medicine research firm, of which we acquired an interest in August 2018. Prior to founding BioFirma in March 2018, he worked at the University of Miami’s Miller School of Medicine – Interdisciplinary Stem Cell Institute from March 2013 to March 2018, where he published research in the field of regenerative medicine with Dr. Joshua Hare, including a book chapter on the use of mesenchymal stem cells in cardiology. Prior to his work at the University of Miami, Dr. White conducted research at the University of Georgia (February 2009 to January 2013) on embryonic stem cells, at Harvard University (August 2000 to August 2002) on immune stem cell differentiation, and at Dartmouth College (November 1999 to August 2000) on the genetics of gamete biology.

Dr. White is considered an expert in the field of regenerative medicine with 20 years of experience working in tissue regeneration and stem cell biology. Dr. White has published extensively in the field of stem cell biology, clinical stem cell applications and regenerative medicine. In 2016, he received an award for the “Best Manuscript” by the American Heart Association for his work highlighting the role of peripheral nerves in cardiac regeneration. Dr. White was recently elected Chairman of the Scientific Committee for the American Association of Stem Cell Physicians and holds an adjunct position at Bascom Palmer Eye Institute in Miami, Florida, where he is the lead scientist in charge of cell research in the Translational Ocular Regenerative Medicine Unit. Dr. White received a B.Sc. degree from Liverpool John Moores University and a M.Sc. degree from Liverpool School of Tropical Medicine, both in Liverpool, United kingdom, and a Ph.D. in Physiology, Biophysics and Systems Biology from Cornell University at its Ansary Stem Cell Institute.

D. Anthony Bond, CPA joined our company in October 2017 and serves as our Chief Financial Officer. Mr. Bond served from 2012 to September 2017 in senior financial capacities as an outside financial consultant with several healthcare organizations managing multi-state operations. From 2008 to 2012, Mr. Bond served as a Group Chief Financial Officer for Symbion Surgery Centers, a company with 20 surgery center facilities and two hospitals. Mr. Bond received a B.A. degree in Accounting from Middle Tennessee State University and is a Certified Public Accountant.

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David Ellwanger has agreed to join our Board of Directors upon the closing of this offering. Mr. Ellwanger is currently the President of Health Plan Operations and Senior Vice President for Development of Intercede Health, a private managed care company, since January 2016. At Intercede Health, Mr. Ellwanger is involved in acquiring and building Medicare Advantage programs. From March 2014 to December 2015, Mr. Ellwanger was the President of Hospital Systems and Physicians for Healthways, the largest population health company in the country at the time. From September 2001 to May 2006, Mr. Ellwanger was the President of HealthSpring, an HMO, PPO and Medicare Advantage plan provider. HealthSpring went public in February 2006 and was eventually sold to CIGNA. From April 1994 to July 1997, Mr. Ellwanger worked for InPhyNet Medical Management, where he ran multiple primary care clinics and PPO accepting full risk capitation from insurance payors. InPhyNet went public in 1994 and was sold to MedPartners in 1996. Mr. Ellwanger began his healthcare career in 1985 with Partners National Health Plans, which eventually was merged into Aetna Health Plans. Mr. Ellwanger earned a B.B.A. degree in finance and financial management services from the University of Georgia.

Mr. Ellwanger has more than 33 years of experience operating insurance companies, physician practices and hospitals. Using this experience, Mr. Ellwanger brings insight to the Board and, in particular, with regard to aligning incentives across constituents for long-term results. Additionally, Mr. Ellwanger was part of several management teams that took companies public, such as HealthSpring and InPhyNet Medical Management. Mr. Ellwanger’s experience and expertise in relevant market areas make him well qualified as a member of the Board.

George Hampton has agreed to join our Board of Directors upon the closing of this offering. Mr. Hampton has served as executive vice president of the primary care business unit for Horizon Pharmaceuticals, a publicly-traded biopharmaceuticals company, since February 2016. Mr. Hampton leads Horizon Pharmaceuticals’ forward-looking strategy and establishes operational goals for the business. From April 2015 to February 2016, he was the executive vice president, global orphan business unit and international operations for Horizon Pharmaceuticals. From October 2008 to December 2014, Mr. Hampton served as a consultant to Horizon Pharmaceuticals focusing on preparing the company for the commercialization of its first product. Mr. Hampton has been involved in more than ten product launches in roles of increasing responsibility in sales, international marketing and operations at G.D. Searle (1992 to 2002), Abbott (now AbbVie) (2002 to 2005), and Amylin Pharmaceuticals (July 2007 to February 2009). Mr. Hampton earned a B.A. degree from Miami University in Oxford, Ohio.

Mr. Hampton has more than 25 years of experience as a successful executive in the pharmaceutical and biotech field on both a national and international scale including specific expertise in the autoimmune, primary care, orthopedic, diabetes, anti-infectives and cardiovascular spaces, making his input invaluable to the Board’s discussions.

Dean Weiland has agreed to join our Board of Directors upon the closing of this offering. Mr. Weiland served as a Director, President and Chief Executive Officer of Cogent Healthcare, Inc., a privately-held healthcare company, from June 2013 until it was acquired by Sound Physicians in November 2014. Since November 2014, Mr. Weiland has been retired and serves on the board of VitaHeat, a privately-held company. Prior to Cogent, Mr. Weiland was a co-founder and served as Chief Operating Officer of Renal Advantage Inc. from October 2005 to December 2012. Renal Advantage grew to become the third largest dialysis company in the United States with 158 clinics in 19 states. Renal Advantage merged with Liberty Dialysis in 2010 and was acquired by Fresenius Medical Care in 2012. In 2003, Mr. Weiland was a co-founder of The Work Institute and served as its Chief Executive Officer until July 2005 when he left to form Renal Advantage. From 2000 to 2003, Mr. Weiland was a co-founder of Cleartrack Information Network, a healthcare data company, and served as its Chief Operating Officer from 1997 to 2000. Mr. Weiland served as Executive Vice President at MEDSTAT and the General Manager of Inforum, which were divisions of Thomson Reuters, a public company and held senior positions at Aladdin Industries from 1994 to 1997, and Coventry Corporation from 1993 to 1994. He began his career with Baxter Healthcare from 1977 to 1993, where he served as Vice President of New Business Initiatives for its Caremark division.

Mr. Weiland’s in-depth knowledge of the healthcare market and the broad range of companies in the industry makes him well qualified as a member of the Board. He also brings transactional expertise in establishing a multi-state chain of medical clinics.

Board Composition

Our business and affairs are managed under the direction of our board of directors. The number of directors is determined by our board of directors, subject to the terms of our certificate of incorporation and bylaws that will become effective upon the completion of this offering. Upon the completion of this offering, our board of directors will consist of six members.

Director Independence

Upon the completion of this offering, our common stock and warrants will be listed for trading on The NASDAQ Capital Market. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period after completion of this offering. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees must be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Ellwanger, Hampton and Weiland, and one additional director, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules. In making these determinations, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Upon the closing of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Under Nasdaq rules, the membership of the audit committee is required to consist entirely of independent directors, subject to applicable phase-in periods. The following is a brief description of our committees.

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Audit committee. In accordance with our audit committee charter, after this offering, our audit committee will: oversee our corporate accounting and financial reporting processes and our internal controls over financial reporting; evaluate the independent public accounting firm’s qualifications, independence and performance; engage and provide for the compensation of the independent public accounting firm; approve the retention of the independent public accounting firm to perform any proposed permissible non-audit services; review our consolidated financial statements; review our critical accounting policies and estimates and internal controls over financial reporting; and discuss with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly consolidated financial statements. We believe that our audit committee members meet the requirements for financial literacy under the current requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. In addition, the board of directors has determined that David Ellwanger is qualified as an audit committee financial expert within the meaning of SEC regulations. We have made this determination based on information received by our board of directors, including questionnaires provided by the members of our audit committee. The audit committee will be composed of Messrs. Ellwanger (Chairman), Hampton and Weiland.

Compensation committee. In accordance with our compensation committee charter, after this offering, our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee will also administer the issuance of stock options and other awards under our equity-based incentive plans. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The compensation committee will be composed of Messrs. Hampton (Chairman) and Weiland.

Nominating and governance committee. In accordance with our nominating and governance committee charter, after this offering, our nominating and governance committee will recommend to the board of directors nominees for election as directors, and meet as necessary to review director candidates and nominees for election as directors; recommend members for each committee of the board; oversee corporate governance standards and compliance with applicable listing and regulatory requirements; develop and recommend to the board governance principles applicable to the company; and oversee the evaluation of the board and its committees. We believe that the composition of our nominating and governance committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The nominating and governance committee will be composed of Messrs. Weiland (Chairman) and Hampton.

Code of Business Conduct and Ethics

We will adopt a new code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, which will be posted on our website. Our code of business conduct and ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct and ethics on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an executive officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

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Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Upon completion of this offering, our bylaws will also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions that will be contained in our certificate of incorporation and our bylaws upon completion of this offering may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for the following persons: (i) all persons serving as our principal executive officer during the years ended December 31, 2018 and 2017, and (ii) our two other most highly compensated executive officers who received compensation during the years ended December 31, 2018 and 2017 of at least $100,000 and who were executive officers on December 31, 2018 and 2017. We refer to these persons as our “named executive officers” in this prospectus. The following table includes all compensation earned by the named executive officers for the respective period, regardless of whether such amounts were actually paid during the period:

Name and Position	Years	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Jeffrey S. Ervin,	2018	$177,500	—	—	—	—	—	$24,000	$201,500
Chief Executive Officer	2017	$155,000	—	—	—	—	—	40,000	$195,000

Matthew C. Wallis, DC,	2018	$6,000	—	—	—	—	—	—	$6,000
Chief Operating Officer	2017	$6,000	—	—	—	—	—	—	$6,000

D. Anthony Bond,	2018	$209,484	—	—	—	—	—	—	$209,484
Chief Financial Officer (1)	2017	$26,754	—	—	—	—	—	—	$26,754

(1)	Mr. Bond joined our company in October 2017.

Employment Agreements

Prior to the closing of this offering, we intend to enter into an employment agreement with each of our named executive officers. We expect that each of the agreements will become effective on the closing date of this offering, and will have an initial term that ends three years after the closing date with automatic one-year renewal periods thereafter.

Outstanding Equity Awards at December 31, 2018

No stock options or other equity awards were granted to any of our named executive officers during the year ended December 31, 2018, and no such awards were outstanding as of such date.

2018 Incentive Compensation Plan

Under our 2018 Incentive Compensation Plan (the “Plan”), adopted by our board of directors and holders of a majority of our outstanding shares of common stock in May 2018, 1,000,000 shares of common stock (subject to certain adjustments) are reserved for issuance upon exercise of stock options and grants of other equity awards. The Plan is designed to serve as an incentive for attracting and retaining qualified and motivated employees, officers, directors, consultants and other persons who provide services to us. The compensation committee of our board of directors administers and interprets the Plan and is authorized to grant stock options and other equity awards thereunder to all eligible employees of our company, including non-employee consultants to our company and directors.

The Plan provides for the granting of “incentive stock options” (as defined in Section 422 of the Code), non-statutory stock options, stock appreciation rights, shares of restricted stock, restricted stock units, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Options may be granted under the Plan on such terms and at such prices as determined by the compensation committee of the board, except that the per share exercise price of the stock options cannot be less than the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the stock option agreement, but all stock options must be exercised within ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. The compensation committee of the board has the authority to amend or terminate the Plan, provided that no amendment shall be made without stockholder approval if such stockholder approval is necessary to comply with any tax or regulatory requirement. Unless terminated sooner, the Plan will terminate ten years from its effective date.

Director Compensation

Following the closing of this offering, we intend to compensate each non-employee director through annual stock option grants and by paying a cash fee for each board of directors and committee meeting attended. Currently, our directors do not receive salaries or fees for serving on our board of directors, nor do they receive any compensation for serving on committees. No compensation was paid to our directors in the years ended December 31, 2017 and 2018. Our board of directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Our board of directors intends to adopt a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Related persons include any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons. Related person transactions refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which (i) we were or are to be a participant, (ii) the amount involved exceeds $120,000, and (iii) a related person had or will have a direct or indirect material interest. Related person transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person, in each case subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

We expect that the policy will provide that in any related person transaction, our audit committee and board of directors will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available. After considering all such facts and circumstances, our audit committee and board of directors will determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, once we become a public company, if a related person transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or Nasdaq listing requirements.

Each transaction described in “Certain Relationships and Related Transactions” was entered into prior to the adoption of our audit committee charter and the foregoing policy proposal.

Corporate Conversion

Effective June 1, 2018, we converted to a Delaware corporation and changed our name to IMAC Holdings, Inc. Prior to June 1, 2018, we were a Kentucky limited liability company controlled by Matthew C. Wallis, DC, Jason Brame, DC, and Jeffrey S. Ervin. Upon the Corporate Conversion, all of our outstanding membership interests were exchanged on a proportional basis for shares of common stock of IMAC Holdings, Inc.

Business Transactions

IMAC Management Services, LLC holds a long-term Management Services Agreement with Integrated Medicine and Chiropractic Regeneration Center PSC, a professional service corporation controlled by our co-founders Matthew C. Wallis, DC and Jason Brame, DC, which operates two IMAC Regeneration Centers in Kentucky. The Management Services Agreement is exclusive, extends through June 2048 and will automatically renew annually each year thereafter unless written notice is given within 180 days prior to the completion of the extended term. On June 29, 2018, Clinic Management Associates, LLC, controlled by Drs. Wallis and Brame, merged with and into our subsidiary IMAC Management Services, LLC. IMAC Management Services, LLC provides exclusive comprehensive management and related administrative services to the IMAC Regeneration Centers under the Management Services Agreement. Pursuant to the merger agreement with Clinic Management Associates, LLC, we agreed to pay cash or issue shares of our common stock having a value of $4,598,576 to its former owners upon the closing of this offering. In August 2018, Drs. Wallis and Brame agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the merger agreement. Dr. Wallis is an executive officer and greater than 5% beneficial owner in our company and will receive 75% of the sale price of Clinic Management Associates, LLC. Dr. Brame is a greater than 5% beneficial owner in our company and will receive 25% of the sale price of Clinic Management Associates, LLC. Under the Management Services Agreement, we will receive service fees based on the cost of the services we provide, plus a specified markup percentage, and a discretionary annual bonus.

We entered into a Unit Purchase Agreement with the equity owners of IMAC of St. Louis, LLC to acquire the remaining 64% of the outstanding units of the limited liability company membership interests we did not already own. This entity, doing business as the Ozzie Smith Center, operates two locations in Missouri. Pursuant to the terms of the Unit Purchase Agreement, we agreed to pay IMAC of St. Louis, LLC’s former owners upon the closing of this offering $1,000,000 in cash and the remainder in shares of our common stock in the aggregate amount of $1,490,632. The former owners of IMAC of St. Louis, LLC have agreed to accept shares of our common stock upon the closing of this offering in lieu of any further cash payments for remaining consideration to be paid under the Unit Purchase Agreement. The effective date of the transaction was June 1, 2018. Dr. Wallis is an executive officer and greater than 5% beneficial owner in our company and will receive cash and stock compensation of $372,658.

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We entered into a Unit Purchase Agreement with the equity owners of IMAC Regeneration Management of Nashville, LLC to acquire the remaining 24% of the outstanding units of the limited liability company membership interests we did not already own for $110,000 payable in shares of our common stock upon the closing of this offering and $190,000 principal amount of 4% convertible notes (on the same terms as in our 2018 private placement). The effective date of this transaction was June 1, 2018. IMAC Regeneration Management of Nashville, LLC, now our 100%-owned subsidiary, and IMAC Regeneration Center of Nashville, P.C. previously agreed to a long-term, exclusive management services agreement on November 1, 2016. Mr. Ervin and Dr. Wallis are executive officers and greater than 5% beneficial owners in our company and Mr. Ervin received $50,000 principal amount of 4% convertible notes and Dr. Wallis will receive $100,000 in shares of our common stock under the 2018 Incentive Compensation Plan upon the closing of this offering.

We are compensated under each of our management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation. Under our management services agreements, all obligations owed to us by the professional service corporations are secured by all accounts receivable, contract rights, revenues and general intangibles of the applicable professional service corporation. The management services agreements may be terminated by mutual agreement of the parties, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the other party.

Integrated Medicine and Chiropractic Regeneration Center PSC , IMAC Management Services, LLC, IMAC of St. Louis, LLC and IMAC Regeneration Management of Nashville, LLC are related companies having common ownership with us and our controlling stockholders and have been operating together with us as a single group since 2015.

In August 2018, we purchased 100% of the outstanding units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, a physical and occupational therapy business with four clinics serving the Springfield, Missouri metropolitan area. The purchase price was $22,930.94 in cash (which was paid at the closing of the Unit Purchase Agreement) and $870,000 payable in shares of our common stock upon the closing of this offering.

On August 20, 2018, we acquired a 70% ownership position of BioFirma, LLC for $1,000 in cash. The acquisition of this entity was not considered significant as measured under specific financial tests of the SEC. BioFirma produces NeoCyte, an umbilical cord-derived mononuclear cell product following the FDA’s cGMP regulations. We intend to use approximately $500,000 of the net proceeds of this offering for further research and product development of NeoCyte and other regenerative medicine products, including obtaining regulatory approvals, certifications or designations from the FDA. A portion of the funds for BioFirma will be used for the employment of Ian A. White, Ph.D., Chief Scientific Officer, for a three-year period, as well as for equipment and manufacturing of the product. When it is market-ready, we intend to sell the NeoCyte product at our IMAC Regeneration Centers and other medical clinics.

Related Party Transactions

Integrated Medicine and Chiropractic Regeneration Center PSC advanced monies to and leased real estate from OLM, a related company. OLM is a variable interest entity, formed by Jason Brame DC, a founding member of our company, and the spouse of Matthew C. Wallis, DC, our Chief Operating Officer and director, to purchase real estate for expansion of the Kentucky medical clinic. In 2017, OLM decided to not develop the real estate, which was sold. Integrated Medicine and Chiropractic Regeneration Center PSC sustained the loss related to the real estate sale. The financial statements of OLM have not been included in our consolidated financial statements since Integrated Medicine and Chiropractic Regeneration Center PSC was deemed the primary beneficiary of OLM.

During the last two completed fiscal years, we contracted with SpeakLife to provide staff training and patient advocacy services for $99,000 per year. SpeakLife is owned by Mr. Brame. This contract was terminated on September 30, 2018.

During the last two completed fiscal years, we contracted with UCI to provide marketing services to chiropractic practitioners and source opportunities to expand chiropractic practices into regenerative medicine for $144,000 per year. UCI is owned by the spouse of Dr. Wallis. This contract was terminated on September 30, 2018.

We have a note payable to the Edward S. Bredniak Revocable Trust, the trustee of which is Edward S. Bredniak, a former director of our company, in the amount of $500,000 dated December 1, 2016. The note requires 36 monthly installments of $8,534 including principal and interest. The interest rate is fixed at 5% per annum. The note matures and has a balloon payment of $250,000 on December 31, 2019, and is secured by the personal guarantees of our former members. The proceeds of the note were used to secure our medical clinic lease in Chesterfield, Missouri.

On June 1, 2018, we entered into a note payable to the Edward S. Bredniak Revocable Trust in the amount of up to $2,000,000. An existing note payable with this entity with an outstanding balance of $379,675.60 will be combined into the new note payable. The note carries an interest rate of 10% per annum and all outstanding balances are due and payable 13 months after the closing of this offering. The proceeds of this note are being used to satisfy ongoing working capital needs, expenses related to the preparation for this offering, equipment and construction costs related to new clinic locations, and potential business combination and transaction expenses. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Management—Limitations on Director and Officer Liability and Indemnification.”

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PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of February 8 , 2019, referred to in the table below as the “Beneficial Ownership Date,” and as adjusted to reflect the sale of shares of our common stock offered by this prospectus, by:

●	each person who is known to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

●	each member of our board of directors and each of our named executive officers individually; and

●	all our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and shares of restricted stock subject to vesting until the occurrence of certain events, including the closing of this offering, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 4,533,623 shares of common stock outstanding as of the Beneficial Ownership Date (which reflects the 0.68856-for-1 reverse stock split of our outstanding shares of common stock prior to the effectiveness of this offering) and 7,243,024 shares of common stock outstanding immediately after this offering, assuming that the underwriters do not exercise their option in full to purchase from us up to an additional 127,500 shares of our common stock.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o IMAC Holdings, Inc., 1605 Westgate Circle, Brentwood, Tennessee 37027. Each of the persons and entities named in the table below acquired their shares of common stock pursuant to the Corporate Conversion. See “Corporate Conversion” for additional information.

Name of Beneficial Owner	Shares Beneficially Owned Before Offering	Percentage Beneficially Owned Before Offering	Percentage Beneficially Owned After Offering

Jeffrey S. Ervin(1)	248,864	5.5%	3.6%

Matthew C. Wallis, DC(2)	1,676,448	37.0%	29.7%

Ian A. White, Ph.D.	-	*	*

D. Anthony Bond, CPA	-	*	*

David Ellwanger	-	*	*

George Hampton	-	*	*

Dean Weiland	-	*	*

Edward S. Bredniak Revocable Trust(3)	339,715	7.5%	4.7%

Edward S. Bredniak 2008 Grantor Retained Annuity Trust(4)	699,413	15.4%	9.7%

Edward S. Bredniak Exempt Trust(5)	699,413	15.4%	9.7%

Jason Brame(6)	558,817	12.3%	9.5%

All directors and executive officers as a group (7 persons)	1,925,312	42.5%	33.3%

*	Less than 1% of outstanding shares.

(1)	Mr. Ervin’s beneficial ownership percentage after the offering reflects an additional 12,749 shares of our common stock issuable to him upon the conversion of a convertible promissory note in the principal amount of $50,000 (plus interest) at the effectiveness of this offering.

(2)	Dr. Wallis’ beneficial ownership percentage after the offering reflects an aggregate of an additional 476,818 shares of our common stock issuable to him in payment of a share of the deferred purchase prices for the acquisitions of IMAC of St. Louis, LLC (74,531 shares), Clinic Management Associates, LLC (382,287 shares) and IMAC Regeneration Management of Nashville, LLC (20,000 shares), at the effectiveness of this offering.

(3)	Edward S. Bredniak is the trustee of the Edward S. Bredniak Revocable Trust, over which he has voting and investment power. Mr. Bredniak does not exercise voting or investment power with respect to the shares of common stock held by the GRAT or the Exempt Trust, as described in the following footnotes, and he disclaims any beneficial interest in the shares held by or for the benefit of such trusts or his spouse and descendants. The address of the trust is 7215 Lovelace Road, Paducah, KY 42001.

(4)	The beneficiaries of the Edward S. Bredniak 2008 Grantor Retained Annuity Trust (Susan L. Bredniak, trustee) (the “GRAT”) are the grantor’s spouse and descendants. The GRAT’s primary objective is to fund distributions to the grantor’s spouse and children.

(5)	The beneficiaries of the Edward S. Bredniak Exempt Trust (Susan L. Bredniak, trustee) (the “Exempt Trust”) are the grantor’s spouse and descendants. The Exempt Trust has the primary objective of funding distributions to the grantor’s grandchildren and later descendants. The GRAT and the Exempt Trust disclaim beneficial ownership of each other’s shares of common stock. The address of each trust described in footnotes (4) and (5) is 140 Pearl Street, Suite 100, Buffalo, NY 14202.

(6)	Dr. Brame is a co-founding member of our company. Dr. Brame’s beneficial ownership percentage after the offering reflects an additional 127,429 shares of our common stock issuable to him in payment of a share of the deferred purchase price for the acquisition of Clinic Management Associates, LLC, at the effectiveness of this offering.

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MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following is a general summary of material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our warrants and shares of our common stock in the offering and the acquisition, ownership, and disposition of our shares of common stock issuable upon the exercise of our warrants.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the acquisition, ownership and disposition of our warrants and common stock. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition, ownership and disposition of our warrants and common stock.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our warrants and common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of (i) our warrants or common stock acquired pursuant to this prospectus or (ii) our common stock acquired upon exercise of our warrants that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Colombia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of (i) our warrants or common stock acquired pursuant to this prospectus or (ii) our common stock acquired upon the exercise of our warrants that is not a U.S. Holder.

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Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who (i) acquire our warrants or common stock in the offering or (ii) who receive our common stock upon the exercise of our warrants, and who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding our warrants or common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding our warrants or common stock as a result of a constructive sale; entities that acquire our warrants or common stock that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired our warrants or common stock in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of our warrants and common stock.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our warrants or common stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of our warrants and common stock.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership, and disposition of our warrants or common stock. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership, and disposition of our warrants and common stock.

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of the Warrants and Common Stock

Distributions

Distributions made on our common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. Dividends received by non-corporate U.S. Holders are generally taxed at a maximum tax rate of 20%, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such stock, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of our warrants and common stock,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Warrants and Common Stock

Upon the sale, redemption, or other taxable disposition of our warrants or common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the warrants or shares, as applicable. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in our warrants or common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to limitations.

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Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of our warrants and related receipt of our common stock (unless cash is received in lieu of the issuance of a fractional share of our common stock). A U.S. Holder’s initial tax basis in our common stock received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant. A U.S. Holder’s holding period for our common stock received on the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. Holder.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of our common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of our warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of our warrants should generally not result in a constructive distribution.

Other U.S. Federal Income Tax Consequences Applicable to U.S. Holders

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends on and net gain from the disposition of our warrants or common stock. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our warrants or common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on our common stock and to the proceeds of a sale of our warrants or common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of the Warrants and Common Stock

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of our common stock (unless cash is received in lieu of the issuance of a fractional share of common stock and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of Our Warrants, Common Stock and Preferred Stock”). A Non-U.S. Holder’s initial tax basis in our common stock received on the exercise of a warrant should be equal to the sum of (a) such Non-U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such Non-U.S. Holder on the exercise of such warrant. A Non-U.S. Holder’s holding period for our common stock received on the exercise of a warrant should begin on the date that such warrant is exercised by such Non-U.S. Holder.

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Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of our common stock that will be issued on the exercise of our warrants, or an adjustment to the exercise price of our warrants, may be treated as a constructive distribution to a Non-U.S. Holder of our warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders).

Distributions

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of Our Warrants and Common Stock,” below. Any dividends paid to a Non-U.S. Holder with respect to our common shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN-E or W-8BEN. A Non-U.S. Holder that provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the United States will not be subject to the 30% withholding tax.

Dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, subject to an applicable treaty that provides otherwise. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax on its effectively connected earnings and profits at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Our Warrants and Common Stock

In general, a Non-U.S. Holder of our warrants or common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such warrants or stock, unless:

●	the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

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●

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of our warrants or common shares; provided, with respect to our warrants and common stock, that as long as our common stock is regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of our warrants or common shares under this rule unless the Non-U.S. Holder has owned more than 5% of our common stock at any time during such 5-year or shorter period (a “5% Shareholder”). In addition, certain attribution rules apply in determining ownership for this purpose. Non-U.S. Holders should be aware that we have made no determination as to whether we are or have been a USRPHC, and we can provide no assurances that we are not and will not become a USRPHC in the future. In addition, in the event that we are or become a USRPHC, we can provide no assurances that our common stock will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Dividends” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on our common stock to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN or W-8BEN-E, as applicable) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our warrants or common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Rules Relating to Foreign Accounts

Generally, we will be required to withhold tax at a rate of 30% on dividends in respect of our common stock, and gross proceeds from the sale of our common stock held by or through certain foreign entities, in the case of dividends, and beginning after December 31, 2018, in the case of such gross proceeds, unless such entity is in compliance with its obligations under the Foreign Account Tax Compliance Act, or “FATCA.”

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware law. References to our certificate of incorporation and bylaws are to our certificate of incorporation and our bylaws, respectively, each of which will become effective upon completion of this offering. The description of our common stock and preferred stock reflects the completion of the Corporate Conversion that was effective as of June 1, 2018.

General

Prior to June 1, 2018, we were a Kentucky limited liability company and the rights and obligations of our members were governed by the IMAC Holdings, LLC operating agreement. On June 1, 2018, we effected the Corporate Conversion pursuant to which we converted into a Delaware corporation and changed our name to IMAC Holdings, Inc. The rights and obligations set forth in the IMAC Holdings, LLC operating agreement terminated immediately prior to the consummation of the Corporate Conversion. As of June 1, 2018, we are a federal taxpayer as opposed to a pass-through entity for tax purposes. The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Upon closing of this offering, our authorized capital stock will consist of 30,000,000 shares of common stock with a $0.001 par value per share, and 5,000,000 shares of preferred stock with a $0.001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of February 8 , 2019, there were 6,582,737 shares of common stock issued and outstanding, held of record by seven stockholders, and no shares of preferred stock issued or outstanding.

Prior to the effectiveness of this offering, we intend to file a certificate of amendment of our certificate of incorporation to effect a 0.68856-for-1 reverse stock split of our outstanding shares of common stock. As a result of the reverse stock split, we will have 4,533,623 outstanding shares of common stock prior to the effectiveness of this offering, plus an additional 1,859,401 shares of common stock issuable contemporaneously with the effectiveness of this offering in connection with our recent business transactions and 2018 private placement, for an aggregate of 6,393,024 shares of common stock before the issuance and sale of the securities offered by us in this offering.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

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●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock.

Warrants

The following is a brief summary of the material terms of the warrants offered pursuant to this prospectus and is subject in all respects to the provisions contained in the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The warrants may only be purchased together with shares of common stock in this offering as units. Delivery of the units shall be made by way of delivery of a number of shares equal to the number of units purchased and a number of total warrants equal to two times the number of units purchased. You should review a copy of the form of warrant for the complete description of the terms and conditions of the warrants being issued in this offering.

Form. The warrants will be issued in book-entry form under a warrant agent agreement between Equity Stock Transfer, LLC, as warrant agent, and our company , and will initially be represented by one or more book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrants are identical except for the respective number of shares purchased. You should review a copy of the form of warrant, which is attached as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

Exercisability. The warrants are exercisable at any time after the date of issuance, and at any time up to 5:00 p.m., Eastern time, on the date that is five years after the date on which such warrants are issued, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage will not be effective until the 61st day after such notice to us.

Cashless Exercise. At any time when a registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants is not effective, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock that may be purchased upon such exercise.

Exercise Price; Anti-Dilution. The exercise price per share of common stock is equal to the initial public offering price of the units in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market may never develop.

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Exchange Listing. The warrants will be traded on The NASDAQ Capital Market under the symbol “IMACW.”

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

W ith the consent of the warrant holders holding a majority of the then outstanding warrants (as measured by the number of shares of common stock underlying such outstanding warrants), we may increase the exercise price, shorten the expiration date and amend all other warrant terms.

Unit Purchase Option

We have agreed to issue upon the closing of this offering, for nominal consideration, a unit purchase option to Dawson James Securities, Inc., as representative of the several underwriters, entitling it to purchase a number of our securities equal to 4% of the securities sold in this offering. The underwriters’ unit purchase option will have an exercise price equal to 120% of the public offering price of the units set forth on the cover page of this prospectus (or $6.15 per share and two warrant s ) and may be exercised on a cashless basis. The underwriters’ unit purchase option is not redeemable by us. This prospectus also covers the sale of the underwriters’ unit purchase option and the shares of common stock and warrants (and shares of common stock underlying such warrants) issuable upon the exercise of the underwriters’ unit purchase option. In addition, we have granted the underwriters “piggyback” registration rights with respect to the underlying shares. This piggyback registration right will not be greater than five years after the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). For additional information regarding our arrangements with the underwriters, see “Underwriting.”

Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Calling of special meetings of stockholders and action by written consent

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33 1/3% of the outstanding common stock. Stockholder owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

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Our charter documents provide that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of certificate of incorporation and bylaws

The amendment of certain provisions (including the above provisions) of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if no Court of Chancery located within the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers, or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or any director, officer or other employee that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. Any person or entity purchasing or otherwise acquiring shares of our capital stock will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Limitations of Liability and Indemnification

See “Certain Relationships and Related Transactions—Indemnification Agreements.”

Exchange Listing

Our common stock and warrants will be traded on The NASDAQ Capital Market under the symbols “IMAC” and “IMACW,” respectively.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock and warrant agent for our warrants will be Equity Stock Transfer, LLC. Its address is 237 West 37th Street, Suite 602, New York, NY 10018.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market has existed for any of our securities. Future sales of a substantial number of our shares of common stock, including shares issued upon the exercise of outstanding options or the exercise of the warrants covered by this prospectus, in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

We will have 7,243,024 shares of common stock outstanding immediately after the completion of this offering based on the number of shares outstanding on February 8 , 2019 after giving effect to the reverse stock split described in “Description of Capital Stock” and assuming no exercise of outstanding options, warrants or warrants offered hereby and no exercise of the underwriters’ over-allotment option after such date (or 7,370,524 shares if the underwriters exercise their over-allotment option to purchase additional shares in full). Of those shares, the 850,000 shares of common stock sold in the offering (or 977,500 shares if the underwriters exercise their over-allotment option to purchase additional shares in full) will be freely transferable without restriction, unless purchased by persons deemed to be our “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act. The remaining 6,393,024 shares of common stock to be outstanding immediately following the completion of this offering are “restricted,” which means they were originally sold in offerings that were not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144, which rules are summarized below. Taking into account the lock-up agreements described below, and assuming the representative of the underwriters does not release any stockholders from the lock-up agreements, the restricted shares of our common stock will be available for sale in the public market as follows:

●	850,000 shares will be eligible for sale immediately upon completion of this offering;

●	1,925,312 shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, upon the expiration of lock-up agreements not to sell such shares entered into between the underwriters and such stockholders beginning 180 days after the date of this prospectus; and

●	4,467,712 additional shares will be eligible for sale from time to time thereafter upon expiration of their respective six-month holding periods.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted stock for at least six months, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding (72,430 shares immediately after this offering or 73,705 shares if the underwriters’ over-allotment option to purchase additional shares is exercised in full); or

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

●	Subject to the lock-up agreements described above, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 72,430 shares immediately after this offering; and

●	the average weekly trading volume in our common stock on Nasdaq during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

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Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours for 90 days preceding a sale, and who has beneficially owned restricted stock for at least one year is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Rule 144 will not be available to any stockholders until we have been subject to the reporting requirements of the Exchange Act for 90 days.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 2018 Incentive Compensation Plan. Shares covered by this registration statement will be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resale of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

All of the executive officers and directors and all of our stockholders have agreed that, without the prior written consent of the representative of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exemptions, as set forth in the section entitled “Underwriting.”

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UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom Dawson James Securities, Inc. is acting as the representative, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of our common stock and warrants listed next to its name in the following table:

Underwriters	Number of Shares of Common Stock	Number of Warrants
Dawson James Securities, Inc.
Cuttone & Co., LLC
Total	850,000	1,700,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares and warrants offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares and/or warrants), if the underwriters buy any of such shares and/or warrants. The underwriters’ obligation to purchase the shares and warrants is subject to satisfaction of certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

The underwriters initially propose to offer the common stock and warrants directly to the public at the public offering price per share of common stock and accompanying warrant set forth on the front cover page of this prospectus. After the initial public offering of the shares of our common stock and warrants, the offering price and other selling terms may be changed by the underwriters. Sales of shares of our common stock and warrants made outside the United States may be made by affiliates of certain of the underwriters.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an additional 127,500 shares of our common stock and/or warrants to purchase up to 255,000 shares of our common stock, in any combinations thereof, from us at the same price per security as they are paying for the securities shown in the table above. The underwriters may exercise this option in whole or in part at any time within 45 days after the date of this prospectus. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares and/or warrants proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares and/or warrants.

Discounts and Commissions

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

The underwriting discount is equal to the public offering price per security, less the amount paid by the underwriters to us per security. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of common stock and accompanying warrants in this offering to the underwriters at the initial offering price of $5.125 per unit, consisting of one share of common stock at $5.105 per share and two warrant s at $0.01 per warrant, which represents the initial public offering price of the shares of common stock and accompanying warrants set forth on the cover page of this prospectus less a 6.25% underwriting discount.

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The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock and warrants.

		Total
	Per Unit	Without Over- Allotment Option	Maximum With Over- Allotment Option
Public offering price	$5.125	$4,356,250	$5,009,688
Underwriting discounts and commissions to be paid by us	$0.359	$272,266	$338,154
Proceeds, before expenses, to us	$4.805	$4,083,984	$4,671,534

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $302,172 .

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 0.75% of the gross proceeds received in this offering. In addition, we have also agreed to pay or reimburse the underwriters for their expenses, including fees of counsel in connection with filing with FINRA, in an amount not to exceed $150,000. All fees already paid shall be reimbursable to us to the extent not actually incurred. Further, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Underwriters’ Unit Purchase Option

We have agreed to issue to the underwriters a unit purchase option to purchase a number of our securities equal to 4% of the securities and sold in this offering. The underwriters’ unit purchase option will have an exercise price equal to 120% of the public offering price of the units set forth on the cover of this prospectus (or $6.15 per share and two warrant s ) and may be exercised on a cashless basis. The underwriters’ unit purchase option is not redeemable by us. This prospectus also covers the sale of the underwriters’ unit purchase option and the shares of common stock and warrants (and shares of common stock underlying such warrants) issuable upon the exercise of the underwriters’ unit purchase option. The underwriters’ unit purchase option and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ unit purchase option nor any securities issued upon exercise of the underwriters’ unit purchase option may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ unit purchase option is being issued, except the transfer of any security:

●	by operation of law or by reason of reorganization of our company;

●	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

●	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriters’ unit purchase option may not contain certain anti-dilution terms.

Right of First Refusal

In connection with this offering, we granted Dawson James Securities, Inc. a right of first refusal for a period of 15 months following the closing of this offering to act as our investment banker for any future investment banking activities where we hire an investment bank, on competitive market terms.

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Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

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IPO Pricing

Prior to this offering, no public market has existed for any of our securities. The initial public offering price has been negotiated between us and the underwriters. Among the factors considered in these negotiations are: the history of, and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; previous trading prices for our common stock in the private market and market valuations of publicly traded companies that we and the underwriters believe to be comparable to us.

Lock-up Agreements

We have agreed that for a period of 180 days after the date of the underwriting agreement, we will not, without the prior written consent of Dawson James Securities, Inc., as representative of the several underwriters, which may be withheld or delayed in Dawson James Securities, Inc.’s sole discretion:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or file any registration statement under the Securities Act with respect to any of the foregoing; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our common stock,

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The prior sentence will not apply to (i) the shares to be sold pursuant to the underwriting agreement, (ii) any shares of our common stock issued by us upon the exercise of an option or other security outstanding on the date hereof, (iii) such issuances of options or grants of restricted stock or other equity-based awards under our 2018 Incentive Compensation Plan and the issuance of shares issuable upon exercise of any such equity-based awards, and (iv) the filing by us of registration statements on Form S-8.

Each of our directors and our executive officers has agreed that, for a period ending 180 days after the date of the underwriting agreement, none of them will, without the prior written consent of the representative, which may be withheld or delayed in the representative’s sole discretion:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock owned directly by such director or executive officer or with respect to which such director or executive officer has beneficial ownership; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws and the restrictions contained in our charter, our directors and executive officers may transfer our securities: (i) pursuant to the exercise or conversion of our securities, including, without limitation, options and warrants; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth above; (iii) to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth above; (iv) any transfer required under any benefit plans or the Company’s charter or bylaws; (v) as required by participants in our 2018 Incentive Compensation Plan stock incentive plan in order to reimburse or pay federal income tax and withholding obligations in connection with vesting of restricted stock grants or the exercise of stock options or warrants; or (vi) in or in connection with any merger, consolidation, combination or sale of all or substantially all of our assets or in connection with any tender offer or other offer to purchase at least 50% of our common stock.

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Notwithstanding the foregoing, nothing shall prevent our directors or executive officers from, or restrict their ability to, (i) purchase our securities in a public or private transaction, or (ii) exercise or convert any options, warrants or other convertible securities issued to or held by such director or executive officer, including those granted under our 2018 Incentive Compensation Plan.

Other Relationships

Dawson James Securities, Inc. may in the future provide us and our affiliates with investment banking and financial advisory services for which Dawson James Securities, Inc. may in the future receive customary fees. Dawson James Securities, Inc., as the representative, may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representative may allocate a number of shares and/or warrants to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

Our common stock and warrants will be traded on The NASDAQ Capital Market under the symbols “IMAC” and “IMACW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our warrants is Equity Stock Transfer, LLC.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

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Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

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Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We currently maintain insurance for the benefit of any director or officer, which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the issuer by Olshan Frome Wolosky LLP, New York, New York. The underwriters have been represented in connection with this offering by Schiff Hardin LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of IMAC Holdings, Inc., as of December 31, 2016 and 2017, and for each of the two years in the period ended December 31, 2017, appearing in this prospectus and registration statement have been audited by Daszkal Bolton LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to the securities we are offering pursuant to this prospectus. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the contract, agreement or other document summarized, but are not complete descriptions of all terms of those contracts, agreements or other documents. If we filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you may read the contract, agreement or other document itself for a complete description of its terms. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on their public reference room.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CONSOLIDATED FINANCIAL STATEMENTS OF IMAC HOLDINGS, INC. AND UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF IMAC HOLDINGS, INC.

Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2017 and 2016 and September 30, 2018 (unaudited)	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2017 and 2016 and the unaudited Nine Months ended September 30, 2018 and unaudited Nine Months ended September 30, 2017	F-5
Consolidated Statements Stockholder’s Equity for the Years Ended December 31, 2017 and 2016 and September 30, 2018 (unaudited)	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017 and 2016 and the unaudited Nine Months ended September 30, 2018 and unaudited Nine Months ended September 30, 2017	F-7
Notes to the Consolidated Financial Statements	F-8

CONSOLIDATED FINANCIAL STATEMENTS OF Integrated Medicine and Chiropractic REGENERATION CENTER PSC

Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-21
Consolidated Statements of Operations for the Years Ended December 31, 2017 and 2016	F-22
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2017 and 2016	F-23
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017 and 2016	F-24
Notes to the Consolidated Financial Statements	F-25

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF Integrated Medicine and Chiropractic REGENERATION CENTER PSC

Condensed Consolidated Balance Sheets as of March 31, 2018 (Unaudited) and December 31, 2017.	F-31
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and 2017 (Unaudited)	F-32
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017 (Unaudited)	F-33
Notes to the Condensed Consolidated Financial Statements	F-34

FINANCIAL STATEMENTS OF IMAC REGENERATION CENTER OF ST. LOUIS, LLC

Report of Independent Registered Public Accounting Firm	F-43
Balance Sheets as of December 31, 2017 and 2016	F-44
Statements of Operations and Members’ Equity For the Years Ended December 31, 2017 and 2016	F-45
Statements of Cash Flows for the Years Ended December 31, 2017 and 2016	F-46
Notes to the Financial Statements	F-47

F-1

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS OF IMAC REGENERATION CENTER OF ST. LOUIS, LLC

Condensed Balance Sheets as of March 31, 2018 (Unaudited) and December 31, 2017	F-54
Condensed Statements of Operations and Members’ Equity (Deficit) for the Three Months Ended March 31, 2018 and 2017 (Unaudited)	F-55
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017 (Unaudited)	F-56
Notes to the Condensed Financial Statements	F-57

FINANCIAL STATEMENTS OF ADVANTAGE HAND THERAPY AND ORTHOPEDIC REHABILITATION, LLC

Independent Auditors’ Report	F-66
Balance Sheets as of December 31, 2017 and 2016 and June 30, 2018 (unaudited)	F-67
Statements of Income and Changes in Member’s Equity for the Years Ended December 31, 2017 and 2016 and the unaudited Six Months ended June 30, 2018 and 2017	F-68
Statements of Cash Flows for the Years Ended December 31, 2017 and 2016 and the unaudited Six Months ended June 30, 2018 and 2017	F-69
Notes to the Financial Statements	F-70

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction	F-75
Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2018	F-76
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2017	F-77

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors

IMAC Holdings, Inc.

Brentwood, Tennessee

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of IMAC Holdings, Inc. (the “Company”) at December 31, 2017 and 2016, and the related consolidated statements of operations and stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditors since 2017.

Boca Raton, Florida

May 31, 2018, except for Note 1 to which the date is June 1, 2018.

F-3

IMAC Holdings, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016 and September 30, 2018 (Unaudited)

	December 31,		September 30,
	2017	2016	2018
			(Unaudited)
ASSETS
Current assets:
Cash	$127,788	$876,205	$241,874
Accounts receivable, net	138,981	-	678,786
Employee/Shareholder receivables	1,005	301,000	8,867
Due from related parties	347,648	421,603	-
Other assets	93,040	2,743	423,325
Total current assets	708,463	1,601,551	1,352,852

Property and equipment, net	542,791	-	3,420,132

Other assets:
Intangible assets, net	-	-	6,243,044
Security deposits	27,828	-	438,163
Total other assets	27,828	-	6,259,573

Total assets	$1,279,081	$1,601,551	$11,454,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$56,665	$2,991	$882,813
Acquisition liabilities	-	-	7,259,208
Patient deposits	130,906	-	850,737
Due to related parties	95,501	48,099	-
Notes payable, current portion	157,932	-	3,855,628
Capital lease obligation, net of current portion	7,820	-	16,563
Line of credit	25,000	-	379,975
Total current liabilities	473,824	51,090	13,244,924

Long-term liabilities:
Notes payable, net of current portion	456,152	500,000	357,697
Capital Lease Obligation	52,494	-	88,291
Deferred Rent	64,753	-	201,223
Lease Incentive Obligation	60,428	-	605,086

Total liabilities	1,107,651	551,090	14,497,221

Stockholders’ equity:

Preferred stock - $0.001 par value, 5,000,000 authorized, nil outstanding as of December 31, 2017 and 2016, and September 30, 2018 (unaudited)

Common stock; $0.001 par value, 30,000,000 authorized, 6,582,737, 6,492,563, and 6,582,737 shares issued and outstanding as of December 31, 2017 and 2016 and September 30, 2018 (unaudited)	6,583	6,493	6,583

Additional paid-in capital	1,231,917	1,194,507	1,231,917
Accumulated deficit	(491,076)	(433,896)	(2,607,362)
Non-controlling interest	(575,994)	283,357	(1,674,168)
Total stockholders’ equity	171,430	1,050,461	(3,043,030)

Total liabilities and stockholders’ equity	$1,279,081	$1,601,551	$11,454,191

See accompanying notes to the consolidated financial statements.

F-4

IMAC Holdings, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2017 and 2016 and the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

			September 30,	September 30,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)

Patient revenues	$1,378,313	$-	$8,020,071	$685,252
Contractual adjustments	(723,688)	-	(4,655,881)	(354,990)
Total patient revenue, net	654,625	-	3,364,190	330,262

Management fees	131,400	15,000	64,000	97,800
Total revenue	786,025	15,000	3,428,190	428,062

Operating expenses:
Patient expenses	63,216	4,266	425,609	42,853
Salaries and benefits	967,627	33,589	2,709,489	689,815
Share-based compensation	18,747	150,000	11,248	7,499
Advertising and marketing	119,867	25,000	470,199	61,159
General and administrative	465,740	21,192	1,980,827	243,440
Depreciation	65,895	-	544,820	36,422
Total operating expenses	1,701,092	234,047	6,142,192	1,081,188

Operating loss	(915,067)	(219,047)	(2,714,002)	(653,126)

Other income (expense):
Interest income	14,821	4	7,541	11,375
Other income	-	-	18,356	-
Loss on disposal of assets	(2,744)	-	-	-
Interest expense	(27,151)	-	(102,092)	(22,056)
Total other income (expenses)	(15,074)	4	(76,195)	(10,681)

Loss before equity in earnings (loss) of non-consolidated affiliate	(930,141)	(219,043)	(2,790,197)	(663,807)

Equity in earnings (loss) of non-consolidated affiliate	13,609	(178,397)	(105,550)	14,273

Net Loss	(916,532)	(397,440)	(2,895,747)	(649,534)

Net loss attributable to the non-controlling interest	859,351	16,643	779,463	712,570

Net loss attributable to IMAC Holdings, Inc.	$(57,181)	$(380,797)	$(2,116,284)	$63,036

See accompanying notes to the consolidated financial statements.

F-5

IMAC Holdings, Inc.

Consolidated Statement of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016 and for the Nine Month-Period Ended September 30, 2018 (Unaudited)

	Number of Shares	Par	Additional Paid-In- Capital	Non- Controlling Interest	Accumulated Deficit	Total

Balance, January 1, 2016	3,606,979	$3,607	$(2,607)	$-	$(53,099)	$(52,099)

Issuance of shares for cash	2,524,885	2,525	1,047,475	-	-	1,050,000
Issuance of subsidiary shares for cash	-	-	-	300,000	-	300,000
Issuance of shares for services	360,698	361	149,639	-	-	150,000

Net loss	6,492,563	-	-	(16,643)	(380,797)	(397,440)
Balance, December 31, 2016	6,492,563	6,493	1,194,507	283,357	(433,896)	1,050,461

Issuance of shares for services	90,174	90	37,410	-	-	37,500

Net loss	-	-	-	(859,351)	(57,181)	(916,532)
Balance, December 31, 2017	6,582,737	6,583	1,231,917	(575,994)	(491,077)	171,429

Purchase of non-controlling interest	-	-	-	(318,712)	-	(318,712)

Net loss	-	-	-	(779,463)	(2,116,284)	(2,895,747)
Balance, September 30, 2018	6,582,737	$6,583	$1,231,917	$(1,674,169)	$(2,607,361)	$(3,043,030)

See accompanying notes to the consolidated financial statements.

F-6

IMAC Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016 and the Nine Months Ended September 30, 2018 (Unaudited)

			September 30,	September 30,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(916,532)	$(397,440)	$(2,895,747)	$(649,534)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	65,895	-	544,821	36,422
Deferred rent	64,753	-	136,470	55,517
Equity in (earnings) loss of non-consolidated affiliate	13,609	(178,397)	(105,550)	14,273
(Increase) decrease in operating assets:
Accounts receivable, net	208,416	(305,000)	(547,667)	194,386
Due from related parties	-	-	(95,501)	80,362
Other assets	(90,296)	(2,743)	(330,285)	(37,994)
Security deposits	(27,828)	-	(410,335)	(21,000)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	53,673	2,991	826,149	90,337)
Patient deposits	130,906	-	719,831	100,122
Due to shareholders	-	-	-	-
Lease incentive obligation	60,428	-	544,658	-
Net cash (used in) provided by operating activities	(436,976)	(880,589)	(1,613,156)	(137,109)

Cash flows from investing activities:
Purchase of property and equipment	(546,470)	-	(2,405,999)	(492,812)
Investment in and loan to IMAC St. Louis, LLC	73,955	(421,603)	347,648	51,162
Net cash (used in) provided by investing activities	(472,515)	(421,603)	(2,058,351)	(441,650)

Cash flows from financing activities:
Proceeds from notes payable	200,000	500,000	3,429,430	-
Payments on notes payable	(85,916)	-	(148,901)	(65,734)
Proceeds from line of credit	25,000	-	494,975	-
Payments on line of credit	-	-	(140,000)	-
Proceeds from capital lease obligation	-	-	52,437	62,216
Payments on capital lease obligation	(1,901)	-	(7,898)	-
Payment to non-controlling interest	(13,609)	-	-	(14,273)
Proceeds from non-controlling interest	-	178,397	105,550	-
Issuance of member units for cash	-	1,350,000	-	-
Contributions from members	37,500	150,000	-	37,500
Net cash provided by (used in) financing activities	161,074	2,178,397	3,785,593	19,709

Net (decrease) increase in cash	(748,417)	876,205	114,086	(559,050)

Cash, beginning of year	876,205	-	127,788	876,205

Cash, end of year	$127,788	$876,205	$241,874	$317,155

Supplemental cash flow information:
Interest paid	$27,151	$-	$102,092	$22,056

Non Cash Financing and Investing:
Tangible and intangible assets acquired through acquisition liabilities	$-	$-	$7,139,397	$-

See accompanying notes to condensed consolidated financial statements

F-7

IMAC Holdings, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Description of Business

Effective June 1, 2018, the Company converted from IMAC Holdings, LLC a Kentucky Limited Liability Company to IMAC Holdings, Inc. a Delaware Corporation. This accounting change has been given retrospective treatment in the consolidated financial statements.

IMAC Holdings, Inc. and its Affiliates (the “Company”) provide orthopedic therapies through its chain of IMAC Regeneration Centers. Through its consolidated and equity owned entities, its outpatient medical clinics provide conservative, non-invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. The Company has opened two (2) medical clinics located in Tennessee at December 31, 2017, and plans to expand in the Midwest and Southern United states. The Company has partnered with several well-known sports stars such as David Price in opening its medical clinics, with a focus around treating sports injuries.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of IMAC Holdings, Inc. (“IMAC Holdings”) and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity: IMAC Management Services, LLC (“IMAC Management”), and IMAC Regeneration Management of Nashville, LLC (“IMAC Nashville”); the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC (“IMAC Nashville PC”); and the following which prior to June 1, 2018 was held as a minority interest, IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”).

In June 2018, the Company consummated certain transactions resulting in the acquisition of the outstanding equity interests in IMAC of St. Louis and Clinic Management Associates of KY, LLC, an entity which consolidates Integrated Medical and Chiropractic Regeneration Center, PSC due to control by contract. These entities are included in the consolidated financial statements from the date of acquisition.

F-8

In August 2018, the Company acquired 100% of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (Advantage Therapy) and 70% of BioFirma LLC (BioFirma). Both companies are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity.

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Revenue Recognition

The Company’s patient service revenue is derived from non-surgical procedures performed at our outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third- party payer, including Medicare. We recognize patient service revenue, net of contractual allowances, which we estimate based on the historical trend of our cash collections and contractual write-offs.

Other management service fees are derived from management services where the Company provides billings and collections support to the clinics and where management services are provided based on state specific regulations known as the corporate practice of medicine (“CPM”). Under the CPM, a business corporation is precluded from practicing medicine or employing a physician to provide professional medical services. In these circumstances, the Company provides all administrative support to the physician-owned PC through an LLC. The PC is consolidated due to control by contract (an “SMA” - Service Management Agreement). The fees we derive from these management arrangements are either based on a predetermined percentage of the revenue of each clinic or a percentage mark up on the costs of the LLC. We recognize other management service revenue in the period in which services are rendered. These revenues are earned by IMAC Management Services, LLC and are eliminated in consolidation to the extent owned.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short- term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

F-9

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents for the periods presented.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write- offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

F-10

Intangible Assets

The Company capitalizes the fair value of intangible assets acquired in business combinations. The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. Acquired intangible assets include trade names, non-compete agreements, customer relationships and contractual agreements.

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long lived assets for the periods presented.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $119,867, $25,000 and $470,199 (unaudited) and $61,159 (unaudited) for the years ended December 31, 2017 and 2016 and the nine months ended September 30, 2018 and 2017, respectively.

Income Taxes

IMAC Management, IMAC Texas, and IMAC Nashville are limited liability companies and are taxed as partnerships. IMAC Holdings, Inc. was taxed as a partnership through May 31, 2018. As a result, income tax liabilities are passed through to the individual members. Accordingly, no provision for income taxes is reflected in the consolidated financial statements.

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. Interest and penalties related to income tax matters, if any, would be recognized as a component of income tax expense. At December 31, 2017 and 2016 and September 30, 2018, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Currently, the tax years subsequent to 2016 are open and subject to examination by the taxing authorities.

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the consolidated financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the years ended December 31, 2017 and 2016 and the nine months ended September 30, 2018.

Recent Accounting Pronouncements

The Company adopted ASC Topic 606 Revenue from Contracts with Customers. The provisions of ASC Topic 606 did not have a material impact on the Company’s financial position or results of operations.

F-11

The Company plans to adopt the new lease accounting standard, ASC Topic 842, on January 1, 2019. Management believes the provisions of ASC Topic 842 will result in the recognition of right-of-use assets and related liabilities on its consolidated financial statements when adopted.

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. Cash and cash equivalents in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution was $0, $626,205, and $0 for the years ended December 31, 2017, December 31, 2016 and the nine month period ended September 30, 2018. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

Revenue and Accounts Receivable

The Company had the following revenue and accounts receivable concentrations:

	December 31				September 30
	2017		2016		2018 (Unaudited)		2017 (Unaudited)
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Patient payment	56%	56%	0%	0%	52%	52%	55%	55%
Medicare payment	12%	12%	0%	0%	23%	23%	21%	21%
Insurance payment	32%	32%	0%	0%	25%	25%	24%	24%

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at December 31:

	December 31		September 30
	2017	2016	2018
			(unaudited)

Gross accounts receivable	$295,704	$-	$897,011
Less: allowance for doubtful accounts and contractual adjustments	(156,723)	-	(218,225)
Accounts receivable, net	$138,981	$-	$678,786

Note 5 – Business Acquisitions

During June 2018, the Company acquired two companies for an aggregate consideration of approximately $6.1 million, to be paid in cash and equity. The operating results of these two companies have been included in the Company’s consolidated financial statements from their dates of acquisition. The Company accounted for the transactions as business combinations, and has allocated the purchase consideration to the net assets acquired based on estimated fair values.

F-12

In addition, during June 2018, the Company acquired the non-controlling interest held in a majority-owned subsidiary for $300,000.

During August 2018, the Company acquired two companies for an aggregate consideration of approximately $900,000, to be paid in cash and equity. The operating results of these two companies have been included in the Company’s consolidated financial statements from their dates of acquisition. The Company accounted for the transactions as business combinations, and has allocated the purchase consideration to the net assets acquired based on estimated fair values.

IMAC Regeneration Center, PSC

On June 29, 2018 our subsidiary, IMAC Management Services LLC, completed a merger with Clinic Management Associates of KY LLC (“CMA of KY”). CMA of KY merged with and into IMAC Management Services LLC. CMA of KY ceased corporate existence and IMAC Management Services LLC continues as the surviving corporation. Through this merger, IMAC Management Services, LLC has a long-term Management Services Agreement to provide exclusive comprehensive management and related administrative services to Integrated Medicine and Chiropractic Regeneration Center PSC, an entity engaged in the practice of medicine through physicians and nurse practitioners. The Company has committed to pay approximately $4.6 million in stock to the previous owners of CMA of KY. Under the Management Services Agreement, the Company will receive service fees based on the cost of the services we provide, plus a specified markup percentage, and a discretionary annual bonus.

The Company has included the consolidated financial results of Integrated Medicine and Chiropractic Regeneration Center, PSC in the consolidated financial statements from the date of acquisition. The transaction costs associated with the acquisition were not material.

The following table summarizes the fair value of consideration paid and the preliminary allocation of purchase price to the fair value of tangible and intangible assets acquired and liabilities assumed:

Fair Value

Intangible assets	$4,224,113
Property and equipment	607,257
Deposit	5,521
Line of credit	(119,902)
Notes payable	(118,413)

Net Assets Acquired	$4,598,576

The identifiable intangible assets acquired represents the Management Service Agreement, which entitles the Company with the right to control all non-medical development, management and administrative services associated with the operations and economics of the Integrated Medicine and Chiropractic Regeneration Center PSC.

F-13

IMAC of St. Louis, LLC

On June 1, 2018 the Company acquired the remaining 64% membership interest in IMAC of St. Louis, LLC not already owned by us, increasing the Company’s ownership to 100%. IMAC of St. Louis, LLC operates two (2) Ozzie Smith Centers in Missouri. Pursuant to the terms of a Unit Purchase Agreement, the Company agreed to pay the current owners, upon the closing of our IPO offering, an amount equal to 1.05 times the total collections from payments at the Centers on account of regeneration-related services and associated products from the period from June 1, 2017 to May 31, 2018, which is estimated to be approximately $1,490,632. The purchase consideration will be payable $1,000,000 in cash and $490,632 in the form of shares of our common stock based on the price per share in the IPO offering.

The Company has included the financial results of IMAC of St. Louis LLC in the consolidated financial statements from June 1, 2018, the date of acquisition.

The following table summarizes the fair value of consideration paid and the preliminary allocation of purchase price to the fair value of intangible assets acquired:

	Fair Value	Useful Life

Non Compete	$1,591,507	3 years

Total intangible assets subject to amortization	$1,591,507

IMAC Regeneration Management of Nashville, LLC

Also, on June 1, 2018 the Company acquired the remaining 25% of the outstanding units of the limited liability company membership interests not already owned by the Company in IMAC Regeneration Management of Nashville, LLC for $300,000 and will be payable $110,000 in cash and $190,000 in the form of shares of our common stock based on the price per share in the IPO offering.

The purchase price consideration in excess of the non-controlling interest acquired was recorded in earnings.

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

On August 1, the Company entered into an agreement to purchase all outstanding membership units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC. The purchase price for the interests was equal to the dollar amount represented by .7 times the total Collections from payments for service in the Company account from June 1, 2017 to May 31, 2018. The purchase price is estimated to be approximately $892,000, of which $870,000 and $22,000 will be payable in equity and cash, respectively.

The Company has included the financial results of Advantage Hand in the consolidated financial statements from August 1, 2018, the date of acquisition.

The following table summarizes the fair value of consideration paid and the preliminary allocation of purchase price to the fair value of intangible assets acquired:

Fair Value

Intangible assets	$750,189
Cash	45,736
Accounts Receivable, net	203,123
Other Assets	6,159
Property and equipment	18,647
Accounts Payable	(50,947)
Note Payable	(79,975)

Net Assets Acquired	$892,931

F-14

BioFirma, LLC

On August 1, 2018, the Company entered into an agreement to purchase 70% of all outstanding membership units of BioFirma LLC. The purchase price for the interests was $1,000 paid in cash. BioFirma owns a trademark on NeoCyte, an umbilical cord-derived mononuclear cell product following FDA cGMP regulations. The Company has committed up to $500,000 of offering proceeds for further research and development of NeoCyte and other regenerative medicine products.

The Company has included the financial results of BioFirma in the consolidated financial statements from August 1, 2018, the date of acquisition.

The following table summarizes the fair value of consideration paid and the preliminary allocation of purchase price to the fair value of intangible assets acquired:

Fair Value

Intangible assets	$1,429
Non-Controlling interest	(429)

Net Assets Acquired	$1,000

Pro Forma Results of Operations (Unaudited)

The consolidated pro forma information presented below gives effect to the June 29, 2018 acquisition of Clinic Management Associates of KY, LLC, the June 1, 2018 acquisition of IMAC of St. Louis, LLC, the August 1, 2018 acquisitions of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC and the June 1, 2018 acquisition of the non-controlling interest in IMAC Regeneration Management of Nashville, LLC as if the transactions had occurred on January 1, 2016.

	Year ended		Nine months ended
	December 31	December 31	September 30
	2016	2017	2018

Net revenue	$5,415,415	$9,596,315	$7,243,289

Net loss from continuing operations	(2,006,672)	(1,519,731)	(4,059,674)

Net loss	$(2,207,956)	$(2,187,530)	$(4,155,785)

F-15

Note 6 – Property and Equipment

Property and equipment consisted of the following at December 31:

	Estimated	December 31		September 30
	Useful Life in Years	2017	2016	2018
				(unaudited)

Land and Building	40	$-	$-	$1,175,000
Leasehold improvements	Shorter of asset or lease term	254,515	-	1,424,904
Medical equipment	5	242,899	-	747,632
Construction in Progress		-	-	-
Physical therapy equipment	5	90,337	-	246,207
Office furniture and fixtures	7	2,431	-	44,934
Computers	1.5	9,539	-	20,837
Office equipment	5	-	-	16,336
Signs	5	-	-	19,590
Chiropractic equipment	5	8,965	-	8,965
Vehicles	3	-	-	2,250
Total property and equipment		608,686	-	3,706,656
Less: accumulated depreciation		(65,895)	-	(286,522)
Total property and equipment, net		$542,791	$-	$3,420,134

In March 2018, the Company purchased real estate in Lexington Kentucky for the development of an IMAC facility for approximately $1.2 million. The Company funded the purchase with a short term loan which will be replaced with a 15-year mortgage commitment.

Depreciation was $65,895 and $0 for the years ended December 31, 2017 and 2016 and $220,628 (unaudited) and $36,422 (unaudited) for the nine months ended September 30, 2018 and 2017.

Note 7 – Intangibles Assets

Intangible assets that were acquired in connection with the acquisition transactions (Note5) during 2018:

	September 30, 2018
	(Unaudited)
		Accumulated
	Cost	Amortization	Net

Intangible assets:
Management service agreement	4,975,731	(147,360)	4,828,371
Non compete agreement	1,591,507	(176,834)	1,414,673
Total intangible assets	$6,567,238	$(324,194)	$6,243,044

F-16

Estimated future amortization of intangible assets is as follows:

Years Ending December 31,

2018 (three months)	$230,461
2019	733,941
2020	733,941
2021	398,383
2022	140,804
Thereafter	4,005,513
$6,243,044

Note 8 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2027. Certain leases contain renewal options.

Rent expense for the operating leases was $191,758 and $0 during the years ended December 31, 2017 and 2016 and $401,0177 (unaudited) and $114,670 (unaudited) during the nine months ended September 30, 2018 and 2017.

The required future minimum lease payments under the remaining non-cancelable operating leases consists of the following at September 30, 2018:

Years Ending December 31,	Amount

2018 (three months)	$216,838
2019	854,759
2020	794,101
2021	643,082
2022	641,947
Thereafter	1,651,210
Total	$4,801,937

Note 9 – Lines of Credit

IMAC St. Louis, LLC has a $150,000 line of credit with a financial institution that matures on November 15, 2018. The line bears interest at 4.25% per annum. The line is secured by substantially all of the Company’s assets and personally guaranteed by the members. The LOC had a $150,000, $0 and $0 balance at December 31, 2017 and 2016, and at September 30, 2018 (unaudited).

IMAC Nashville, PC has a $150,000 line of credit with a financial institution that matures on October 15, 2018. The line bears interest at 6.50% per annum. The line is secured by substantially all of the Company’s assets and personally guaranteed by the members. The LOC had a $25,000, $0, and $150,000 balance at December 31, 2017 and 2016 and September 30, 2018 (unaudited).

F-17

Integrated Medicine and Chiropractic Regeneration Center PSC has a $150,000 line of credit with a financial institution that matures on August 1, 2018. The line bears interest at 4.25% per annum. The line is secured by substantially all of the IMAC KY PC’s assets and personally guaranteed by the members. The LOC had a $100,000, $140,000 and $150,000 balance at December 31, 2017 and 2016, and at September 30, 2018 (unaudited).

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC has a $100,000 line of credit with a financial institution that matures on November 20, 2020. The line bears interest at a variable rate which is currently 6.0% per annum. The line is secured by Advantage Therapy’s accounts receivable and other IMAC Holdings assets. The LOC had a $79,975 balance at September 30, 2018 (unaudited).

Note 10-Notes Payable

	December 31		September 30
	2017	2016	2018
			(unaudited)

On June 1, 2018, the Company entered into a note payable to The Edward S. Bredniak Trust in the amount of up to $2,000,000. An existing note payable with this entity in the amount of $379,676 has been combined into the new note payable. The note carries an interest rate of 10% per annum and all outstanding balances are due and payable 13 months after the closing of this offering. The proceeds of this note are being used to satisfy ongoing working capital needs, expenses related to the preparation and execution of the offering, equipment and construction costs related to new clinic locations, and potential acquisition expenses.	$414,084	$500,000	$984,426

Note payable to a financial institution in the amount of $200,000 dated November 15, 2017. The note requires 66 consecutive monthly installments of $2,652 including principal and interest at 5%, with a balloon payment of $60,000 on June 15, 2018. The note matures on May 15, 2023, and is secured by the personal guarantees of the Company’s members.	200,000	-	131,984

In January 2018, the Company commenced a private placement of up to $2 million of convertible notes, of which approximately $1.73 million has been subscribed as of March 6, 2018. The convertible notes accrue interest at 4% and mature in January 2019. The notes may be converted to equity at or prior to maturity at a 20% discount to the per share price of a sale of equity securities. At the time of issuance of the convertible notes, the Company was unable to calculate the amount of a beneficial conversion (“BCF”) and related discount to be recorded until the occurrence of a Qualified Financing by the Company. Once the Qualified Financing has occurred, the Company will recognize the BCF and related interest charge associated with the discount, and the BCF will be classified as a liability if it meets the conditions for derivative treatment at the time of recognition.	-	-	1,530,000

In March 2018, the Company entered into a $1.2 million loan agreement with a financial institution to purchase real estate in Lexington, Kentucky for the development of an IMAC facility. The loan agreement is for 6-months and carries an interest rate 3.35%. The maturity of this note has been extended to December 31, 2018.	-	-	1,232,500

Note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5%. The note matures on July 1, 2026, and is secured by a letter of credit.	-	-	108,214

Note payable to a financial institution in the amount of $200,000 dated May 4, 2016. The note requires 60 monthly installments of $3,881 including principal and interest at 4.25%. The note matures on May 4, 2021, and is secured by the equipment and personal guarantees of the Company’s members.	-	-	117,214

Note payable to an employee in the amount of $101,906 dated March 8, 2017. The note requires 5 annual installments of $23,350 including principal and interest at 5%. The note matures on December 31, 2021, and is unsecured.	-	-	80,000

Note payable to a financial institution in the amount of $133,555 dated September 17, 2014. The note requires 60 monthly installments of $2,475 including principal and interest at 4.25%. The note matures on September 17, 2019.	-	-	28,987
	614,084	500,000	4,213,325
Less: current portion:	(157,932)	-	(3,855,628)
	$456,152	$500,000	$357,697

F-18

Principal maturities of notes payable are as follows at September 30, 2018:

Years Ending December 31,	Amount

2018 (three months)	$3,855,628
2019	106,554
2020	86,081
2021	73,147
2022	43,935
Thereafter	47,980
Total	$4,213,325

Note 11 – Related Party Transactions

From time to time, the Company advances funds to, and receives funds from, entities with common ownership. At December 31, 2017 and 2016 and September 30, 2018, the amounts owed to related parties was $95,501, $48,099 and $0, respectively.

The Company contracts with SpeakLife to provide staff training and patient advocacy services for $99,000 per year. SpeakLife is owned by Dr. Brame.

The Company contracts with UCI to provide marketing services to chiropractic practitioners and sources opportunities to expand chiropractic practices into regenerative medicine for $144,000 per year. UCI is owned by the spouse of Dr. Wallis.

Note 12 – Shareholders’ Equity

Prior to the Company’s conversion to a corporation, the Company had 400 member units authorized with 365 units issued and outstanding.

On June 1, 2018, the Company converted its 365 outstanding member units into 6,582,737 shares of common stock with a $0.001 par value. The conversion has been given retrospective treatment.

During 2016, the Company issued 2,524,885 shares of common stock for cash in the amount of $1,350,000, and 360,698 shares of common stock for services valued at $150,000.

During 2017, the Company issued 90,174 shares of common stock for services valued at $37,500.

The Company also has entered into certain agreements which may entitle or require the Company to settle its obligations through the issuance of common stock. See note 14.

Note 13 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6 % of total compensation for those employees making salary deferrals. The Company made contributions of $13,379 and $914 during 2017 and 2016, respectively and $15,580 and $9,615 during the nine month periods ended September 30, 2018 and 2017, respectively.

Note 14 – Commitments and Contingencies

In connection with the acquisition transactions (Note 5), the Company has committed to fund these transactions using a combination of cash and shares of common stock.

In addition, in connection with an agreement with a consultant to provide strategic advisory services, the Company previously committed to pay a monthly fee, in addition to a contingent fee payable in shares of common stock upon the effectiveness of a registration statement.

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

F-19

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Integrated Medicine and Chiropractic Regeneration Center PSC

Paducah, Kentucky

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Integrated Medicine and Chiropractic Regeneration Center PSC. (the “Company”) at December 31, 2017 and 2016, and the related consolidated statements of operations, consolidated statements of stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditors since 2017.

Boca Raton, Florida

May 31, 2018

F-20

Integrated Medicine and Chiropractic Regeneration Center PSC

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash	$15,994	$29,706
Accounts receivable, net	324,261	229,849
Employee and Member receivables	1,070	84,120
Other assets	65,780	37,749
Total current assets	407,105	381,424

Property and equipment, net	708,798	1,105,732

Other assets:
Due from related parties	99,832	48,099
Security deposits	5,520	5,520
Total other assets	105,352	53,619

Total assets	$1,221,255	$1,540,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$84,180	$54,574
Patient deposits	161,929	165,161
Notes payable – current portion	49,989	76,950
Capital lease obligation, current portion	7,867	-
Line of credit	100,000	140,000
Total current liabilities	403,965	436,685

Long-term liabilities:
Notes payable, net of current portion	80,000	575,095
Capital lease obligation, net of current portion	46,448	-
Deferred rent	44,960	33,000
Lease incentive obligation	205,708	-

Total liabilities	781,080	1,044,780

Stockholders’ equity:
Common stock, $1.00 par value, 1,000 shares issued and outstanding	1,000	1,000
Retained earnings	439,175	494,995
Total stockholders’ equity	440,175	495,995

Total liabilities and stockholders’ equity	$1,221,255	$1,540,775

See accompanying notes to the consolidated financial statements.

F-21

Integrated Medicine and Chiropractic Regeneration Center PSC

Consolidated Statements of Operations

For the Years Ended December 31, 2017 and 2016

	2017	2016

Patient Revenues	$13,258,419	$14,990,042
Contractual Adjustments	(8,298,287)	(11,678,158)
Total Patient Revenue	4,960,132	3,311,884

Operating expenses:
Patient expenses	648,479	581,008
Salaries and benefits	2,334,770	1,999,455
Advertising and marketing	142,642	126,419
General and administrative	885,273	509,360
Depreciation and Amortization	197,945	139,614
Total operating expenses	4,209,109	3,355,856

Operating income (loss)	751,023	(43,972)

Other income (expense):
Interest income	-	586
Loss on disposal of assets	(569,617)	-
Interest expense	(37,229)	(41,100)
Total other income (expenses)	(606,846)	(40,514)

Net income (loss)	$144,177	$(84,486)

See accompanying notes to the consolidated financial statements.

F-22

Integrated Medicine and Chiropractic Regeneration Center PSC

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance, December 31, 2015	1,000	$1,000	$719,484	$720,484

Net loss	-	-	(84,486)	(84,486)

Distributions	-	-	(140,000)	(140,000)

Balance, December 31, 2016	1,000	$1,000	$494,998	$495,998

Net Income	-	-	144,177	144,177

Distributions	-	-	(200,000)	(200,000)

Balance, December 31, 2017	1,000	$1,000	$439,176	$440,176

See accompanying notes to the consolidated financial statements.

F-23

Integrated Medicine and Chiropractic Regeneration Center PSC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016

Cash flows from operating activities:
Net Income (loss)	$144,177	$(84,486)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	197,945	139,614
Loss on disposal of assets	569,618	-
Deferred rent	11,960	10,400
(Increase) decrease in operating assets:
Accounts receivable, net	(63,095)	72,997
Other assets	(28,031)	(34,502)
Security deposits	-	(5,521)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	29,608	9,664
Patient deposits	(3,232)	104,110
Lease incentive obligation	205,708	-
Net cash provided by operating activities	1,064,658	212,277

Cash flows from investing activities:
Purchase of property and equipment	(656,507)	(22,716)
Proceeds of disposal of property and equipment	346,500	-
Net cash used in investing activities	(310,007)	(22,716)

Cash flows from financing activities:
Proceeds from notes payable	100,000	-
Payments on notes payable	(622,057)	(84,329)
Proceeds from line of credit	140,000	247,095
Payments on line of credit	(180,000)	(227,919)
Payments on capital lease obligation	(6,306)	-
Distributions to stockholders	(200,000)	(140,000)
Net cash used in financing activities	(768,363)	(205,153)

Net decrease in cash	(13,713)	(15,592)

Cash, beginning of year	29,707	45,299

Cash, end of year	$15,994	$29,707

See accompanying notes to the consolidated financial statements.

F-24

Note 1 – Description of Business

Integrated Medicine and Chiropractic Regeneration Center, PCS (“IMAC Kentucky” or the “Company”) provides orthopedic therapies. Its outpatient medical clinics provide conservative, non-invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of IMAC Kentucky and the accounts of OLM, a real-estate variable interest entity which IMAC Kentucky is its primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Revenue Recognition

The Company’s patient service revenue is derived from non-surgical procedures performed at our outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third- party payer, including Medicare. We recognize patient service revenue, net of contractual allowances, which we estimate based on the historical trend of our cash collections and contractual write-offs.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

F-25

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short- term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and 2016, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

The Company’s accounts receivables from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

F-26

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long lived assets in 2017 and 2016.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $142,642 and $126,419 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company is a chapter S corporation and taxes are recognized and assessed at the shareholder level.

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the consolidated financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the years ended December 31, 2017 and 2016.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, ASC Topic 606 Revenue from Contracts with Customers, takes effect for public entities January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on the Company’s financial position or results of operations when adopted.

The new lease accounting standard, ASC Topic 842, takes effect for public entities January 1, 2019, and January 1, 2020 for private entities. Management believes the provisions of ASC Topic 842 will result in the recognition of lease assets and liabilities on its consolidated financial statements when adopted.

F-27

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. There were no balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution for the years ended December 31, 2017 and 2016. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

Revenue and Accounts Receivable

The Company had the following revenue and accounts receivable concentrations at December 31:

	2017		2016
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Patient payment	47%	47%	27%	27%
Medicare payment	25%	25%	27%	27%
Insurance payment	28%	28%	46%	46%

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at December 31:

	2017	2016

Gross accounts receivable	$876,381	$1,044,768
Less: allowance for doubtful accounts and contractual adjustments	552,120	814,919
Accounts receivable, net	$324,261	$229,849

Note 5 – Property and Equipment

	Estimated
	Useful Life in Years	2017	2016

Land	-	$-	$172,379
Building	40	-	695,931
Computers	3	23,015	23,015
Machinery and equipment	5	792,988	667,780
Office equipment	5	36,328	18,067
Office furniture and fixtures	5	56,448	56,448
Rehab equipment	5	196,427	103,089
Vehicles	3	6,000	6,000
Leasehold improvements	Shorter of asset or lease term	468,146	105,707
Total property and equipment		1,579,352	1,848,416
Less: accumulated depreciation		(870,555)	(742,684)
Total property and equipment, net		$708,797	$1,105,732

Depreciation and amortization was $197,945 and $139,614 for the years ended December 31, 2017 and 2016, respectively.

F-28

Note 6 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2024. Certain leases contain renewal options.

Rent expense for the operating leases was $191,760 and $149,189 during the years ended December 31, 2017 and 2016, respectively.

Years Ending December 31,	Amount

2018	$242,924
2019	242,924
2020	202,698
2021	70,980
2022	74,923
Thereafter	88,331
Total	$922,780

Note 7 – Line of Credit

IMAC Western Kentucky, PC has a $150,000 line of credit with a financial institution that matures on August 1, 2018. The line bears interest at 4.25% per annum (The LOC has a $100,000 and $140,000 balance at December 31, 2017 and 2016, respectively). The line is secured by substantially all of the Company’s assets and personally guaranteed by the members.

Note 8 – Notes Payable

	2017	2016

Note payable to an employee in the amount of $101,906 dated March 8, 2017. The note requires 5 annual installments of $23,350 including principal and interest at 5%. The note matures on December 31, 2021, and is unsecured.	$80,000	$-

Note payable to a financial institution in the amount of $133,555 dated September 17, 2014. The note requires 60 monthly installments of $2,475 including principal and interest at 4.25%. The note matures on September 17, 2019.	49,989	76,950

Mortgage note payable to a financial institution in the amount of $963,050 dated December 11, 2013. The note required 120 monthly installments of principal and interest at 4.95%. The note was repaid in December 2017.	-	575,096
	129,989	652,046
Less: current portion	(49,989)	(76,950)

Total notes payable, net	$80,000	$575,096

F-29

Note 9 – Related Party Transactions

IMAC Kentucky advanced monies to and leased real estate from OLM, a related company. OLM is a variable interest entity, formed by a founder and a spouse of one of the founders of the Company to purchase real estate for expansion of the Kentucky medical clinic. In 2017, OLM decided to not develop the real estate, which was sold. The Company sustained the loss related to the real estate sale. The financial statements of OLM have been included in the consolidated financial statements since IMAC of Kentucky was deemed the primary beneficiary of OLM.

The Company contracts with SpeakLife to provide staff training and patient advocacy services for $99,000 per year. SpeakLife is owned by one of the Company’s founders.

The Company contracts with UCI to provide marketing services to chiropractic practitioners and sources opportunities to expand chiropractic practices into regenerative medicine for $144,000 per year. UCI is owned by the spouse of one of the Company’s founders.

As of December 31, 2017, the Company has the following receivable amounts outstanding from entities. These entities are related to the Company by common ownership.

Amount
IMAC Holdings, LLC	$52,968
IMAC Regeneration Management of Nashville LLC	44,285
IMAC Regeneration Center of St. Louis LLC	2,579
$99,832

Note 10 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6 % of total compensation for those employees making salary deferrals. The Company made contributions of $13,597 and $11,575 during 2017 and 2016, respectively.

Note 11 – Commitments and Contingencies

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

Note 12 – Subsequent Events

In March 2018, IMAC Holdings, LLC, an entity related by common ownership, committed to enter into an exclusive Management Services Agreement (“MSA”) to provide comprehensive management and related administrative services.

F-30

Integrated Medicine and Chiropractic Regeneration Center PSC

Condensed Consolidated Balance Sheets

March 31, 2018 (unaudited) and December 31, 2017

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$65,876	$15,994
Accounts receivable, net	465,568	324,261
Employee and Member receivables	34,050	1,070
Other assets	65,880	65,780
Total current assets	631,374	407,105

Property and equipment, net	653,666	708,798

Other assets:
Due from related parties	41,060	99,832
Security deposits	5,521	5,521
Total other assets	46,581	105,353

Total assets	$1,331,621	$1,221,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$144,572	$84,180
Patient deposits	300,885	161,929
Notes payable - current portion	48,412	49,989
Capital lease obligation, current portion	8,306	7,867
Line of credit	149,902	100,000
Total current liabilities	652,077	403,965

Long-term liabilities:
Notes payable, net of current portion	74,675	80,000
Capital lease obligation, net of current portion	46,176	46,448
Deferred rent	42,194	44,960
Lease incentive obligation	193,495	205,708

Total liabilities	1,008,617	781,081

Stockholders’ equity:
Common stock, $1.00 par value, 1,000 shares issued and outstanding	1,000	1,000
Retained earnings	322,004	439,175
Total stockholders’ equity	323,004	440,175

Total liabilities and stockholders’ equity	$1,331,621	$1,221,256

See accompanying notes to the unaudited condensed consolidated financial statements.

F-31

Integrated Medicine and Chiropractic Regeneration Center PSC

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2018 and 2017 (Unaudited)

	2018	2017
	(unaudited)	(unaudited)

Patient Revenues	$2,825,256	$2,930,075
Contractual Adjustments	(1,845,047)	(1,776,260)
Total patient revenue	980,209	1,153,815

Operating expenses:
Patient expenses	138,853	126,320
Salaries and benefits	651,282	564,616
Advertising and marketing	44,817	40,511
General and administrative	203,376	208,985
Depreciation and amortization	59,752	33,621
Total operating expenses	1,098,080	974,053

Operating (loss) income	(117,871)	179,762

Other income (expense):
Gain on disposal of assets	-	74,120
Interest income	4,096
Interest expense	(3,395)	(22,010)
Total other income (expense)	701	52,110

Net (loss) income	$(117,170)	$231,872

See accompanying notes to the unaudited condensed consolidated financial statements.

F-32

Integrated Medicine and Chiropractic Regeneration Center PSC

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017 (Unaudited)

	2018	2017
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net (loss) income	$(117,170)	$231,873
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	59,752	33,620
Deferred rent	(2,766)	5,534
(Increase) decrease in operating assets:
Accounts receivable, net	(115,515)	(180,229)
Other assets	(100)	(1,608)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	60,391	75,237
Patient deposits	138,956	126,628
Lease incentive obligation	(12,213)	(2,331)
Net cash provided by (used in) operating activities	11,335	288,724

Cash flows from investing activities:
Purchase of property and equipment	(4,453)	(279,322)
Net cash used in investing activities	(4,453)	(279,322)

Cash flows from financing activities:
Proceeds from notes payable	-	100,000
Payments on notes payable	(6,902)	(6,632)
Proceeds from line of credit	50,000	-
Payments on line of credit	(98)	(61,046)
Distributions to members	-	(20,000)
Net cash provided by financing activities	43,000	12,322

Net (decrease) increase in cash	49,882	21,724

Cash, beginning of quarter	15,994	29,706

Cash, end of quarter	$65,876	$51,430

See accompanying notes to the unaudited condensed consolidated financial statements.

F-33

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 1 – Description of Business

Integrated Medicine and Chiropractic Regeneration Center PSC (“IMAC Kentucky” or the “Company”) provides orthopedic therapies. Its outpatient medical clinics provide conservative, minimally invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of IMAC Kentucky and the accounts of OLM, a real-estate variable interest entity which IMAC Kentucky is its primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Basis of Presentation

The condensed consolidated financial statements have been prepared by the Company, without audit. In the opinion of the Company’s management, the financial statements reflect all adjustments (consisting of normal recurring adjustments, reclassifications and non-recurring adjustments) necessary to present fairly the financial position and results of operations and cash flows for the period presented herein, but are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2018.

Revenue Recognition

The Company’s patient service revenue is derived from minimally invasive procedures performed at our outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third- party payer, including Medicare. The Company recognizes patient service revenue, net of contractual allowances, which are estimated based on the historical trend of cash collections and contractual write-offs.

F-34

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. The Company’s service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short- term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At March 31, 2018 and December 31, 2017, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity, constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

The Company’s accounts receivables from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

F-35

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

F-36

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long lived assets for the three months ended March 31, 2018 and 2017, respectively.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $44,817 (unaudited) and $40,511 (unaudited) for the three months ended March 31, 2018 and 2017, respectively.

Income Taxes

The Company is a chapter S corporation and taxes are recognized and assessed at the shareholder level.

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the combined consolidated financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the three months ended March 31, 2018 and 2017, respectively.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, ASC Topic 606 Revenue from Contracts with Customers, takes effect for public entities on January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on the Company’s financial position or results of operations when adopted.

F-37

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

The new lease accounting standard, ASC Topic 842, takes effect for public entities on January 1, 2019. Management believes the provisions of ASC Topic 842 will result in the recognition of right of use assets and liabilities on its consolidated financial statements when adopted.

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. There were no balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution at March 31, 2018 and December 31, 2017, respectively. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

Revenue and Accounts Receivable

The Company had the following revenue and accounts receivable concentrations at and for the three months ended March 31, 2018 (unaudited) and December 31, 2017:

	2018		2017
	(unaudited)
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Patient payment	46%	46%	53%	53%
Medicare payment	22%	22%	24%	24%
Insurance payment	32%	32%	24%	24%

F-38

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at March 31, 2018 (unaudited) and December 31, 2017:

	2018	2017
	(unaudited)

Gross accounts receivable	$1,356,105	$876,381
Less: allowance for doubtful accounts and contractual adjustments	890,537	552,120
Accounts receivable, net	$465,568	$324,261

Note 5 – Property and Equipment

Property and equipment consisted of the following at March 31, 2018 (unaudited) and December 31, 2017:

	Estimated
	Useful Life in Years	2018	2017
		(unaudited)

Computers	3	$23,015	$23,015
Machinery and equipment	5	797,608	792,988
Office equipment	5	36,328	36,328
Office furniture and fixtures	5	56,448	56,449
Rehab equipment	5	196,428	196,427
Vehicles	3	6,000	6,000
Leasehold improvements	Shorter of asset or lease term	468,146	468,146
Total property and equipment		1,583,973	1,579,353
Less: accumulated depreciation		(930,307)	(870,555)
Total property and equipment, net		$653,666	$708,798

Depreciation and amortization was $59,752 (unaudited) and $29,271(unaudited) for the three months ended March 31, 2018 and 2017, respectively.

Note 6 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2024. Certain leases contain renewal options.

Rent expense for the operating leases was $49,067 (unaudited) and $45,850 (unaudited) during the three months ended March 31, 2018 and 2017, respectively.

F-39

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 6 – Operating Leases, continued

The required future minimum lease payments under the remaining non-cancelable operating leases consists of the following at March 31, 2018 (unaudited):

Years Ending December 31,	Amount

2018 (9 months)	$182,193
2019	242,924
2020	202,698
2021	70,980
2022	74,923
Thereafter	88,331
Total	$862,049

Note 7 – Lines of Credit

IMAC Kentucky has a $150,000 line of credit with a financial institution that matures on August 1, 2018. The line bears interest at 4.25% per annum (The LOC has a balance of $149,902 (unaudited) and $100,000 at March 31, 2018 and December 31, 2017, respectively). The line is secured by substantially all of the Company’s assets and personally guaranteed by the owners.

F-40

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 8 – Notes Payable

Notes payable consisted of the following at March 31(unaudited):

	2018	2017
	(unaudited)

Note payable to an employee in the amount of $101,906 dated March 8, 2017. The note requires 5 annual installments of $23,350 including principal and interest at 5%. The note matures on December 31, 2021, and is unsecured.	$80,000	$80,000

Note payable to a financial institution in the amount of $133,555 dated September 17, 2014. The note requires 60 monthly installments of $2,475 including principal and interest at 4.25%. The note matures on September 17, 2019.	43,087	49,989

	123,087	129,989
Less: current portion	(48,412)	(49,989)

Total notes payable, net	$74,675	$80,000

Principal maturities of notes payable at March 31, 2018 (unaudited) are as follows:

Years Ending December 31,	Amount

2018 (9 months)	$48,412
2019	34,675
2020	20,000
2021	20,000
Total	$123,087

F-41

Integrated Medicine and Chiropractic Regeneration Center PSC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 9 – Related Party Transactions

The Company contracts with SpeakLife to provide staff training and patient advocacy services for $99,000 per year. SpeakLife is owned by one of the Company’s founders.

The Company contracts with UCI to provide marketing services to chiropractic practitioners and sources opportunities to expand chiropractic practices into regenerative medicine for $144,000 per year. UCI is owned by the spouse of one of the Company’s founders.

At March 31, 2018 and December 31, 2017, the Company has receivable amounts outstanding from entities which are related to the Company by common ownership. Amounts due to the Company amounted to $41,060 (unaudited) and $99,832 at March 31, 2018 and December 31, 2017, respectively.

Note 10 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6 % of total compensation for those employees making salary deferrals. The Company made contributions of $4,994 (unaudited) and $2,397 (unaudited) during the three months ended March 31, 2018 and 2017, respectively.

Note 11 – Commitments and Contingencies

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

F-42

Report of Independent Registered Public Accounting Firm

To the Board of Directors

IMAC Regeneration Center of St. Louis, LLC

St. Louis, Missouri

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IMAC Regeneration Center of St. Louis, LLC (the “Company”) at December 31, 2017 and 2016, and the related statements of operations and members’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditors since 2017.

Boca Raton, Florida

May 31, 2018

F-43

IMAC Regeneration Center of St. Louis, LLC

Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash	$34,911	$20,797
Accounts receivable, net	183,064	213,452
Other assets	29,355	31,726
Total current assets	247,330	265,975

Property and equipment, net	878,521	765,220

Other assets:
Security deposits	454,814	504,814
Total other assets	454,814	504,814

Total assets	$1,580,665	$1,536,009

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$39,448	$90,507
Patient deposits	163,176	205,743
Notes payable – current portion	52,236	49,987
Related party note payable	420,788	500,000
Line of credit	150,000	-
Total current liabilities	825,648	846,237

Long-term liabilities:
Notes payable, net of current portion	212,152	264,388
Deferred rent	98,959	65,700
Lease incentive obligation	424,844	355,230

Total liabilities	1,561,603	1,531,555

Members’ equity	19,062	4,454

Total liabilities and members’ equity	$1,580,665	$1,536,009

See accompanying notes to the financial statements.

F-44

IMAC Regeneration Center of St. Louis, LLC

Statements of Operations and Members’ Equity

For the Years Ended December 31, 2017 and 2016

	2017	2016

Patient revenues:	$8,073,943	$3,171,811
Contractual adjustments	(5,364,015)	(2,258,157)
Total patient revenues, net	2,709,928	913,654

Operating expenses:
Patient expenses	309,927	211,554
Salaries and benefits	1,327,527	661,882
Advertising and marketing	202,541	121,040
General and administrative	679,596	337,409
Depreciation	134,563	70,979
Total operating expenses	2,654,154	1,402,864

Operating income (loss)	55,774	(489,210)

Other income (expense):
Interest income	2,670	-
Interest expense	(43,836)	(6,336)
Total other income (expense)	(41,166)	(6,336)

Net income (loss)	14,608	(495,546)

Member’s equity, beginning of year	4,454	500,000

Member’s equity, end of year	$19,062	$4,454

See accompanying notes to the financial statements.

F-45

IMAC Regeneration Center of St. Louis, LLC

Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016

Cash flows from operating activities:
Net income (loss)	$14,608	$(495,546)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	134,563	70,979
Deferred rent	33,259	65,700
(Increase) decrease in operating assets:
Accounts receivable, net	30,388	286,548
Other assets	2,371	(31,726)
Security deposits	50,000	(504,814)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(51,059)	90,507
Patient deposits	(42,567)	205,743
Lease Incentive Obligation	69,614	355,230
Net cash provided by operating activities	241,178	42,621

Cash flows from investing activities:
Purchase of property and equipment	(247,864)	(836,199)
Net cash used in investing activities	(247,864)	(836,199)

Cash flows from financing activities:
Proceeds from notes payable	-	881,387
Payments on notes payable	(49,987)	(67,012)
Payments on related party note payable	(79,212)	-
Proceeds from line of credit	300,000	-
Payments on line of credit	(150,000)	-
Net cash provided by financing activities	20,801	814,375

Net increase in cash	14,115	20,797

Cash, beginning of year	20,797	-

Cash, end of year	$34,911	$20,797

See accompanying notes to the financial statements.

F-46

Note 1 – Description of Business

IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”) was formed in 2015 as a Limited Liability Company and provides orthopedic therapies. Through its entities, its outpatient medical clinics provide conservative, minimally invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. The Company has partnered with Ozzie Smith in opening its medical clinics, with a focus around treating sports injuries.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Revenue Recognition

The Company’s patient service revenue is derived from minimally invasive procedures performed at the Company’s outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third- party payer, including Medicare. The Company recognize patient service revenue, net of contractual allowances, which are estimated based on the historical trend of cash collections and contractual write-offs.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short- term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

F-47

Note 2 – Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and 2016, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

F-48

Note 2 – Summary of Significant Accounting Policies, continued

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long lived assets in 2017 and 2016.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $202,541 and $121,040 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

IMAC of St. Louis is a limited liability company taxed as a partnership. As a result, income taxes are passed through to the members. Accordingly, no provision for income taxes is reflected in the financial statements.

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. Interest and penalties related to income tax matters, if any, would be recognized as a component of income tax expense. At December 31, 2017 and 2016, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. All tax years are open and subject to examination by the taxing authorities.

F-49

Note 2 – Summary of Significant Accounting Policies, continued

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the years ended December 31, 2017 and 2016.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, ASC Topic 606 Revenue from Contracts with Customers, takes effect for public entities January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on the Company’s financial position or results of operations when adopted.

The new lease accounting standard, ASC Topic 842, takes effect for public entities January 1, 2019, and January 1, 2020 for private entities. Management believes the provisions of ASC Topic 842 will result in the recognition of lease assets and liabilities on its financial statements when adopted.

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. Cash and cash equivalents in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution. There were no balances in excess of the FDIC coverage for the years ended December 31, 2017 and 2016. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

F-50

Note 3 – Concentration of Credit Risks, continued

Revenue and Accounts Receivable

The Company had the following revenue and accounts receivable concentrations at December 31:

	2017		2016
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Patient payment	57%	57%	52%	52%
Medicare payment	23%	23%	21%	21%
Insurance payment	20%	20%	27%	27%

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at December 31:

	2017	2016

Gross accounts receivable	$545,482	$741,152
Less: allowance for doubtful accounts and contractual adjustments	362,418	527,700
Accounts receivable, net	$183,064	$213,452

Note 5 – Property and Equipment

Property and equipment consisted of the following at December 31:

	Estimated Useful Life in Years	2017	2016

Computers	3	$5,713	$5,713
Machinery and equipment	5	294,320	166,503
Office furniture and fixtures	5	10,828	10,828
Signs	5	20,260	20,260
Leasehold improvements	Shorter of asset or lease term	752,942	632,895
Total property and equipment		1,084,063	836,199
Less: accumulated depreciation		(205,543)	(70,979)
Total property and equipment, net		$878,520	$765,220

Depreciation and amortization was $134,563 and $70,979 for the years ended December 31, 2017 and 2016, respectively.

F-51

Note 6 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2026. Certain leases contain renewal options.

Years Ending December 31,	Amount

2018	$254,866
2019	254,866
2020	254,866
2021	260,341
2022	253,565
Thereafter	753,360
Total	$2,031,864

Rent expense for the operating leases was $252,654 and $141,702 during the years ended December 31, 2017 and 2016, respectively.

Note 7 – Lines of Credit

IMAC St. Louis, LLC has a $150,000 line of credit with a financial institution that matures on November 15, 2018. The line bears interest at 4.25% per annum (The LOC has a $150,000 balance at December 31, 2017). The line is secured by substantially all of the Company’s assets and is personally guaranteed by the members.

Note 8-Notes Payable

	2017	2016

Note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5%. The note matures on July 1, 2026, and is secured by a letter of credit.	$116,525	$127,134

Note payable to a financial institution in the amount of $200,000 dated May 4, 2016. The note requires 60 monthly installments of $3,881 including principal and interest at 4.25%. The note matures on May 4, 2021, and is secured by the equipment and personal guarantees of the Company’s members.	147,863	187,241
	264,388	314,375
Less: current portion:	(52,236)	(49,987)
	$212,152	$264,388

F-52

Note 8-Notes Payable, continued

Principal maturities of notes payable at December 31, 2017 are as follows:

Years Ending December 31,	Amount

2018	$52,236
2019	54,587
2020	57,047
2021	32,143
2022	13,615
Thereafter	54,760
Total	$264,388

Note 9 – Related Party Transactions

The Company owes the following amounts as of December 31, 2017 to the following related entities. These entities are related based on common ownership with the Company:

Amount
Facility	$1,753
IMAC Holdings, LLC	2,577
Integrated Medicine and Chiropractic Regeneration Center PC	$4,330

This balance in included within accounts payable and accrued expenses on the balance sheets.

Note 10 – Members’ Equity

Pursuant to its operating agreement, the Company has authorized 100 member units, and has 100 units issued and outstanding.

The Company maintains separate capital accounts for each member and is credited for capital contributions and each member’s share of profits and is debited for distributions and each member’s share of losses. The allocation of profit and losses is allocated to the members in accordance with their respective percentage interest in each entity.

Note 11 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6 % of total compensation for those employees making salary deferrals. The Company made contributions of $891 and $0 during 2017 and 2016, respectively.

Note 12 – Commitments and Contingencies

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

Note 13 – Subsequent Events

In March 2018, the IMAC Holdings, LLC entered into an agreement to purchase sixty-four of one hundred of the outstanding ownership shares in the company held by others for an amount based on a percentage of collections from regeneration- related services and associated products for a defined period.

F-53

IMAC Regeneration Center of St Louis, LLC

Condensed Balance Sheets

March 31, 2018 (unaudited) and December 31, 2017

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$16,055	$34,911
Accounts receivable, net	221,502	183,064
Other assets	13,630	29,355
Total current assets	251,187	247,330

Property and equipment, net	847,191	878,521

Other assets:
Security deposits	454,814	454,814
Total other assets	454,814	454,814

Total assets	$1,553,192	$1,580,665

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$76,051	$35,117
Patient Deposits	243,077	163,176
Notes payable - current portion	52,814	52,236
Related party payable	128,593	4,331
Related party note payable	420,788	420,788
Line of credit	150,000	150,000
Total current liabilities	1,071,323	825,648

Long-term liabilities:
Notes payable, net of current portion	198,730	212,152
Deferred Rent	97,209	98,959
Lease Incentive Obligation	409,962	424,844

Total liabilities	1,777,224	1,561,603

Members’ equity (deficit)	(224,032)	19,061

Total liabilities and members’ equity (deficit)	$1,553,192	$1,580,664

See accompanying notes to the unaudited condensed financial statements.

F-54

IMAC Regeneration Center of St Louis, LLC

Condensed Statements of Income and Members’ Equity (Deficit)

For the Three Months Ended March 31, 2018 and 2017 (unaudited)

	2018	2017
	(unaudited)	(unaudited)

Patient Revenues	1,726,631	1,814,432
Contractual Adjustments	(1,194,661)	(1,189,451)
Total patient revenues, net	$531,970	$624,981

Operating expenses:
Patient expenses	101,761	111,909
Salaries and benefits	382,016	280,466
Advertising and marketing	72,489	36,226
General and administrative	168,772	139,338
Depreciation and Amortization	39,036	27,104
Total operating expenses	764,073	595,043

(Loss) income from operations	(232,103)	29,938

Other income (expense):
Interest expense	(10,991)	(9,475)
Total other income (expense)	(10,991)	(9,475)

Net (loss) income	(243,094)	20,463

Members’ equity, beginning of the period	19,062	4,454

Members’ equity (deficit), end of the period	$(224,032)	$24,916

See accompanying notes to the unaudited condensed financial statements.

F-55

IMAC Regeneration Center of St Louis, LLC

Condensed Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017 (Unaudited)

	2018	2017
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net (loss) income	$(243,094)	$20,462
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	39,036	27,104
Deferred rent	(1,750)	-
(Increase) decrease in operating assets:
Accounts receivable, net	(38,438)	44,428
Other assets	15,725	(1,715)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	165,196	(33,077)
Patient deposits	79,901	4,556
Lease incentive obligation	(14,882)	(9,267)
Net cash provided by operating activities	1,694	52,491

Cash flows from investing activities:
Purchase of property and equipment	(7,706)	(127,690)
Net cash used in investing activities	(7,706)	(127,690)

Cash flows from financing activities:
Payments on notes payable	(12,843)	(35,834)
Proceeds from line of credit	-	130,000
Net cash (used in) provided by financing activities	(12,843)	94,166

Net (decrease) increase in cash	(18,856)	18,967

Cash, beginning of period	34,911	20,797

Cash, end of period	$16,055	$39,764

See accompanying notes to the unaudited condensed financial statements.

F-56

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 1 – Description of Business

IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”) provides orthopedic therapies. Through its entities, its outpatient medical clinics provide conservative, minimally invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. The Company has partnered with Ozzie Smith in opening its medical clinics, with a focus around treating sports injuries.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements have been prepared by the Company, without audit. In the opinion of the Company’s management, the financial statements reflect all adjustments (consisting of normal recurring adjustments, reclassifications and non-recurring adjustments) necessary to present fairly the financial position and results of operations and cash flows for the period presented herein, but are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2018.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Revenue Recognition

The Company’s patient service revenue is derived from minimally invasive procedures performed at the Company’s outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third- party payer, including Medicare. The Company recognizes patient service revenue, net of contractual allowances, which are estimated based on the historical trend of our cash collections and contractual write-offs.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are not paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

F-57

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short- term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At March 31, 2018 and December 31, 2017, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity, constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

F-58

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long lived assets for the three months ended March 31, 2018 and 2017, respectively.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $202,541 and $121,040 for the year ended December 31, 2017 and December 31, 2016, respectively, and $72,489 (unaudited) and $36,226 (unaudited) for the three months ended March 31, 2018 and 2017, respectively.

Income Taxes

IMAC of St. Louis is a limited liability company taxed as a partnership. As a result, income taxes are passed through to the members. Accordingly, no provision for income taxes is reflected in the financial statements.

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. Interest and penalties related to income tax matters, if any, would be recognized as a component of income tax expense. At March 31, 2018 and December 31, 2017, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. All tax years are open and subject to examination by the taxing authorities.

F-59

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the combined consolidated financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the three months ended March 31, 2018 and 2017, respectively.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, ASC Topic 606 Revenue from Contracts with Customers, takes effect for public entities January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on the Company’s financial position or results of operations when adopted.

The new lease accounting standard, ASC Topic 842, takes effect for public entities on January 1, 2019. Management believes the provisions of ASC Topic 842 will result in the recognition of right of use assets and liabilities on its financial statements when adopted.

F-60

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. Cash and cash equivalents in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution. There were no balances in excess of the FDIC coverage at March 31, 2018 and December 31, 2017, respectively. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

Revenue and Accounts Receivable

The Company had the following revenue and accounts receivable concentrations at and for the three months ended March 31:

	2018		2017
	(unaudited)		(unaudited)
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Patient payment	58%	58%	59%	59%
Medicare payment	19%	19%	19%	19%
Insurance payment	23%	23%	22%	22%

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at March 31, 2018 (unaudited) and December 31, 2017:

	2018	2017
	(unaudited)

Gross accounts receivable	$698,884	$545,482
Less: allowance for doubtful accounts and contractual adjustments	477,382	362,418
Accounts receivable, net	$221,502	$183,064

F-61

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 5 – Property and Equipment

Property and equipment consisted of the following at March 31, 2018 (unaudited) and December 31, 2017:

	Estimated
	Useful Life in Years	2018	2017
		(unaudited)

Computers	3	$5,713	$5,713
Machinery and equipment	5	296,086	294,320
Office furniture and fixtures	5	10,828	10,828
Signs	5	20,260	20,260
Leasehold improvements	Shorter of asset or lease term	758,882	752,943
Total property and equipment		1,091,769	1,084,064
Less: accumulated depreciation		(244,578)	(205,543)
Total property and equipment, net		$847,191	$878,521

Depreciation and amortization was $39,036 (unaudited) and $27,104 (unaudited) for the three months ended March 31, 2018 and 2017, respectively.

Note 6 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2026. Certain leases contain renewal options.

Rent expense for the operating leases was $65,376 (unaudited) and $53,874 (unaudited) during the three months ended March 31, 2018 and 2017, respectively.

The required future minimum lease payments under the remaining non-cancelable operating leases consists of the following at March 31, 2018 (unaudited):

F-62

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Years Ending December 31,	Amount

2018 (9 months)	$191,150
2019	254,866
2020	254,866
2021	260,341
2022	253,565
Thereafter	753,360
Total	$1,968,148

Note 7 – Lines of Credit

IMAC St. Louis, LLC has a $150,000 line of credit with a financial institution that matures on November 15, 2018. The line bears interest at 4.25% per annum (The LOC has a $150,000 balance at March 31, 2018). The line is secured by substantially all of the Company’s assets and personally guaranteed by the members.

F-63

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 8 – Notes Payable

Notes payable consisted of the following at March 31, 2018 (unaudited) and December 31, 2017:

	2018	2017
	(unaudited)

Note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5%. The note matures on July 1, 2026, and is secured by a letter of credit.	$113,789	$116,525

Note payable to a financial institution in the amount of $200,000 dated May 4, 2016. The note requires 60 monthly installments of $3,881 including principal and interest at 4.25%. The note matures on May 4, 2021, and is secured by the equipment and personal guarantees of the Company’s members.	137,755	147,863
	251,544	264,388
Less: current portion:	(52,814)	(52,236)
	$198,730	$212,152

Principal maturities of notes payable at March 31, 2018 (unaudited) are as follows:

Years Ending December 31,	Amount

2018 (9 months)	$39,392
2019	54,587
2020	57,047
2021	32,143
2022	13,615
Thereafter	54,760
Total	$251,544

Note 9 – Related Party Transactions

From time to time, the Company advances funds to, and receives funds from, entities with common ownership.

At March 31, 2018 and December 31, 2017, the amounts owed to related parties was $128,593 (unaudited) and $4,331, respectively.

Note 10 – Members’ Equity

Pursuant to its operating agreement, the Company has issued 100 member units, and has 100 units issued and outstanding.

The Company maintains separate capital accounts for each member and is credited for capital contributions and each member’s share of profits and is debited for distributions and each member’s share of losses. The allocation of profit and losses is allocated to the members in accordance with their respective percentage interest in each entity.

F-64

IMAC Regeneration Center of St. Louis, LLC

Notes to the Condensed Financial Statements (Unaudited)

Note 11 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6% of total compensation for those employees making salary deferrals. The Company made contributions of $2,709 (unaudited) and $0 (unaudited) during the three months ended March 31, 2018 and 2017, respectively.

Note 12 – Commitments and Contingencies

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

F-65

Independent Auditors’ Report

To Management
Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

Springfield, Missouri

We have audited the accompanying financial statements of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (the “Company”), which comprise the balance sheets at December 31, 2017 and 2016, and the related statements of income and changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

October 18, 2018

F-66

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

Balance Sheets

December 31, 2017 and 2016 and June 30, 2018 (Unaudited)

	December 31,		June 30,
	2017	2016	2018
			(Unaudited)
Assets
Current assets:
Cash	$49,764	$54,992	$23,419
Accounts receivable, net	193,734	183,450	233,018
Prepaid expenses and other current assets	6,031	6,469	6,031
Total current assets	249,529	244,911	262,468

Property and equipment, net	28,570	46,500	21,022

Total assets	$278,099	$291,411	$283,490

Liabilities and Member’s Equity

Current liabilities:
Accounts payable and accrued expenses	$17,467	$30,483	$52,170
Total current liabilities	17,467	30,483	52,170

Long-term liabilities:
Line of credit	83,138	84,497	81,365

Total liabilities	100,605	114,980	133,535

Member’s equity	177,494	176,431	149,955

Total liabilities and member’s equity	$278,099	$291,411	$283,490

See accompanying notes to the financial statements.

F-67

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

Statements of Income and Changes in Member’s Equity

For the Years Ended December 31, 2017 and 2016 and the

Six Months Ended June 30, 2018 and 2017 (Unaudited)

	December 31,		June 30,	June 30,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)

Patient revenues, net	$1,271,630	$1,189,878	$661,377	$593,494

Operating expenses:
Rent	84,717	80,007	38,622	48,806
Salaries and benefits	717,376	719,780	373,497	357,283
General and administrative	324,114	230,118	190,176	135,408
Depreciation	17,930	25,460	8,148	9,318
Total operating expenses	1,144,137	1,055,365	610,443	550,815

Operating income	127,493	134,513	50,934	42,679

Other income (expenses):
Other income	216	218	154	158
Interest expense	(4,929)	(4,657)	(3,272)	(2,445)
Total other income (expenses)	(4,713)	(4,439)	(3,118)	(2,287)

Net income	122,780	130,074	47,816	40,392

Member’s equity, beginning of period	176,431	155,644	177,494	176,431

Distributions	(121,717)	(109,287)	(75,355)	(74,303)

Member’s equity, end of period	$177,494	$176,431	$149,955	$142,520

See accompanying notes to the financial statements.

F-68

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016 and the

Six Months Ended June 30, 2018 and 2017 (Unaudited)

	December 31,		June 30,	June 30,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$122,780	$130,074	$47,816	$40,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,930	25,460	8,147	9,318
(Increase) decrease in operating assets:
Accounts receivable, net	(10,284)	9,125	(39,284)	(4,660)
Prepaid expenses and other assets	438	(717)	-	(298)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(13,016)	(31,584)	34,104	865
Net cash provided by operating activities	117,848	132,358	50,783	45,617

Cash flows from investing activities:
Purchase of property and equipment	-	(8,997)	-	-
Net cash used in investing activities	-	(8,997)	-	-

Cash flows from financing activities:
Proceeds from notes payable	-	15,000	-	-
Payments on notes payable	(1,359)	(3,500)	(1,773)	(1,000)
Distributions to members	(121,717)	(109,287)	(75,355)	(74,303)
Net cash used in financing activities	(123,076)	(97,787)	(77,128)	(75,303)

Net (decrease) increase in cash	(5,228)	25,574	(26,345)	(29,686)

Cash, beginning of period	54,992	29,418	49,764	54,992

Cash, end of period	$49,764	$54,992	$23,419	$25,306

Supplemental cash flow information:
Interest paid	$4,929	$4,657	$3,272	$2,445

See accompanying notes to the financial statements.

F-69

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC

Notes to Financial Statements

Note 1 – Description of Business

Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (“Advantage” or the “Company”) provide physical and occupational therapy through its four clinics located in South Springfield, North Springfield, Monett, and Ozark, Missouri.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Revenue Recognition

The Company’s patient service revenue is derived from non-surgical procedures performed at our outpatient medical clinics and patient visits to physicians. The fees for such services are billed either to the patient or a third-party payer, including Medicare. We recognize patient service revenue, net of contractual allowances, which we estimate based on the historical trend of our cash collections and contractual write-offs.

Fair Value of Financial Instruments

The carrying amount of accounts receivable approximate their respective fair values due to the short-term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents for the periods presented.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of over estimation of net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay the Company for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured patients.

F-70

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payer, size of claim and estimated collection percentage for each patient account. The operating systems used to manage the Company’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are credited to income when the recoveries are made.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expenses) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long-lived assets for the periods presented.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expenses were $16,191, $19,931 and $12,361 (unaudited) and $10,336 (unaudited) for the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018 and 2017, respectively.

Income Taxes

The Company is a single member limited liability company. As a result, income tax liabilities are passed through to the individual member. Accordingly, no provision for income taxes is reflected in the financial statements.

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. Interest and penalties related to income tax matters, if any, would be recognized as a component of income tax expense. At December 31, 2017 and 2016 and June 30, 2018, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

F-71

Legal Proceedings and Loss Contingencies

The Company is subject to various legal proceedings, many involving routine litigation incidental to business. The outcome of any legal proceeding is not within the Company’s complete control, it is often difficult to predict and is resolved over very long periods of time. Estimating probable losses associated with any legal proceedings or other loss contingencies are very complex and require the analysis of many factors including assumptions about potential actions by third parties. Loss contingencies are disclosed when there is at least a reasonable possibility that a loss has been incurred and are recorded as liabilities in the financial statements when it is both (1) probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. If a loss contingency is not probable or cannot be reasonably estimated, a liability is not recorded in the financial statements.

There are no known legal proceedings ongoing or loss contingencies for the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018.

Recent Accounting Pronouncements

The new revenue recognition accounting standard, Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers, takes effect for public entities January 1, 2018, and January 1, 2019 for private entities. Management does not believe the provisions of ASC Topic 606 will have a material impact on the Company’s financial position or results of operations when adopted.

The Company plans to adopt the new lease accounting standard, ASC Topic 842, on January 1, 2019. Management believes the provisions of ASC Topic 842 will result in the recognition of right-of-use assets and related liabilities on its financial statements when adopted.

Date of Management’s Review

Management has evaluated subsequent events through October 18, 2018, which is the date the financial statements were available to be issued

Note 3 – Concentration of Credit Risks

Cash

The Company places its cash with high credit quality financial institutions. The Company had no cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per financial institution for the years ended December 31, 2017, December 31, 2016 and the six month period ended June 30, 2018. The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash.

Note 4 – Accounts Receivable

Accounts receivable consisted of the following at December 31:

	December 31,		June 30,
	2017	2016	2018
			(unaudited)

Gross accounts receivable	$359,055	$369,764	$398,339
Less: allowance for doubtful accounts and contractual adjustments	(165,321)	(186,314)	(165,321)
Accounts receivable, net	$193,734	$183,450	$233,018

F-72

Note 5 – Property and Equipment

Property and equipment consisted of the following at December 31:

	Estimated	December 31		June 30
	Useful Life in Years	2017	2016	2018
				(unaudited)

Leasehold improvements	Shorter of asset or lease term	$47,597	$47,597	$47,597
Medical equipment	5	245,214	245,214	245,214
Office furniture and fixtures	7	26,476	26,476	26,476
Computers	1.5	32,726	32,726	32,726
Vehicles	5	63,067	63,067	63,067
Total property and equipment		415,080	415,080	415,080
Less: accumulated depreciation		(386,510)	(368,580)	(394,058)
Property and equipment, net		$28,570	$46,500	$21,022

Depreciation was $17,930 and $25,460 for the years ended December 31, 2017 and 2016 and $8,148 (unaudited) and $9,318 (unaudited) for the six months ended June 30, 2018 and 2017.

Note 6 – Operating Leases

The Company has certain cancelable and non-cancelable operating leases for facilities used in the treatment of patients, which expire on various dates through 2027. Certain leases contain renewal options.

Rent expense for the operating leases was $84,717 and $80,007 during the years ended December 31, 2017 and 2016 and $38,622 (unaudited) and $48,806 (unaudited) during the six months ended June 30, 2018 and 2017.

The required future minimum lease payments under the remaining non-cancelable operating leases consisted of the following at June 30, 2018:

Years Ending December 31,

2018 (six months)	$36,252
2019	57,252
2020	33,250
2021	4,500
$131,254

Note 7 – Line of Credit

The Company has a $100,000 line of credit with a financial institution that matures on November 20, 2020. The line bears interest at 4.25% per annum. The line is secured by substantially all of the Company’s assets and personally guaranteed by the member. The LOC had a $83,138, $84,497 and $81,365 balance at December 31, 2017 and 2016, and at June 30, 2018 (unaudited).

F-73

Note 8 – Commitments and Contingencies

The Company is subject to extensive regulation, including health insurance regulations directed at ascertaining the appropriateness of reimbursement, preventing fraud and abuse and otherwise regulating reimbursement. To ensure compliance, various insurance providers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. In the event that an audit results in discrepancies in the records provided, insurance providers may be entitled to extrapolate the results of the audit to make overpayment demands based on a wider population of claims than those examined in the audit.

From time to time, the Company is subject to threatened and asserted claims in the ordinary course of business. Because litigation and arbitration are subject to inherent uncertainties and the outcome of such matters cannot be predicted with certainty, future developments could cause any one or more of these matters to have a material impact on the Company’s future financial condition, results of operations or liquidity.

Note 9 – Subsequent Event

On August 1, 2018, the Company entered into an agreement with IMAC Holdings, Inc. for the purchase of all of the outstanding membership units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC. Upon consummation of the transaction, Advantage became a wholly-owned subsidiary of IMAC Holdings, Inc.

F-74

IMAC Holdings, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

In June 2018, IMAC Holdings, LLC (the “Company”) entered into transactions for the acquisition of the assets of Integrated Medicine and Chiropractic Regeneration Center PSC (“IMAC Kentucky”) for stock consideration of approximately $5 million, and the acquisition of IMAC of St. Louis, LLC (“IMAC St. Louis”) for stock consideration of approximately $1.6 million. The Company also entered into a transaction to purchase the outside minority ownership interest in IMAC Tennessee for approximately $0.7 million. In August 2018, the Company entered into a transaction to purchase 100% of all the units of membership interest of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC for cash and stock consideration of approximately $0.9 million. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2017, and nine months ended September 30, 2018 give effect to the acquisitions and the issuances of common stock referred to above as if they occurred on January 1, 2017. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments reflected herein are based on management’s expectations regarding the acquisition and the issuances of common stock transactions discussed above. The acquisition will be accounted for under the purchase method of accounting, which involves determining the fair values of assets acquired and liabilities assumed. The purchase price allocation included in the unaudited pro forma financial statements is preliminary and based on management’s best estimates. The preliminary purchase price allocation is subject to change based on numerous factors, including the final adjusted purchase price and the final estimated fair value of the assets acquired and liabilities assumed. Any such adjustments to the preliminary estimates of fair value reflected in the accompanying unaudited pro forma consolidated financial statements could be material. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the transactions been consummated on the dates or for the periods presented.

“IMAC Group” represents the results of operations of IMAC Holdings, Inc. on an unaudited pro forma basis, assuming that the business transactions resulting in the consolidation of Integrated Medicine and Chiropractic Regeneration Center PSC, IMAC of St. Louis, LLC, IMAC Regeneration Management of Nashville, LLC, Advantage Hand Therapy and Orthopedic Rehabilitation, LLC and BioFirma, LLC were effective as of January 1, 2017.

F-75

IMAC Group

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2018

	IMAC Holdings	IMAC Kentucky	IMAC St. Louis	Advantage Therapy	BioFirma		Pro Forma Adjustments	IMAC Group Pro Forma

Patient revenues	$8,020,071	$9,492,453	$5,350,963	$2,262,120		(iv)	$(5,774,032)	$19,351,574
Contractual adjustments	(4,655,881)	(5,976,195)	(3,543,103)	$(1,334,651)	-	(iv)	3,401,543	(12,108,286)
Total patient revenues, net	3,364,190	3,516,258	1,807,860	927,469	-		(2,372,489)	7,243,288

Other revenue:
Internal management fee revenue	64,000	-	-	-	-	(i)	(64,000)	-

Total revenue	3,428,191	3,516,258	1,807,860	927,469	-		(2,436,489)	7,243,288

Operating expenses:
Patient expenses	425,609	382,253	212,663	28,255	-	(iv)	(121,170)	927,609
Salaries and benefits	2,709,489	1,586,214	1,075,116	579,791		(iv)	(1,073,680)	4,876,931
Professional fees: consulting	11,248		-				-	11,248
Advertising and marketing	470,199	83,457	156,609	17,700		(iv)	(73,576)	654,389
General and administrative	1,980,827	1,447,260	592,155	295,410		(i),(iv)	(1,374,698)	2,940,955
Depreciation and amortization	544,820	117,532	293,941	11,493	-	(ii),(iv)	924,402	1,892,188
Total operating expenses	6,142,192	3,616,716	2,330,484	932,649	-		(1,718,722)	11,303,320

Operating loss	(2,714,002)	(100,458)	(522,624)	(5,180)	-		(717,768)	(4,060,032)

Other income (expenses):
Interest income	7,541		2,112	159		(i)	(7,541)	2,271
Gain on acquisition	18,356						-	18,356
Loss on disposal of assets	-		-				-	-
Interest expense	(102,092)	(8,147)	(28,933)	(2,109)	-	(i)	19,116	(122,166)
Total other income (expenses)	(76,195)	(8,147)	(26,821)	(1,950)	-		11,576	(101,539)

Loss before equity in earnings (loss) of non-consolidated affiliate	(2,790,197)	(108,605)	(549,446)	(7,130)	-		(706,192)	(4,161,571)

Equity in earnings (loss) of non-consolidated affiliate	(105,550)	-	-	-	-	(iii)	105,550	0

Net earnings (loss)	(2,895,747)	(108,605)	(549,446)	(7,130)	-		(600,642)	(4,161,571)
							-
Net loss attributable to the non-controlling interest	779,463	108,605	-	-	-	(iv)	(151,827)	736,241

Net loss attributable to the IMAC Holdings Inc. stockholders	(2,116,284)	-	(549,446)	(7,130)	-		(752,469)	(3,425,330)

Footnotes

(i)	To eliminate inter-company management fees and interest on loans

(ii)	To record depreciation and amortization arising from purchase accounting adjustments of IMAC Kentucky, IMAC St. Louis, Advanced Therapy, and BioFirma for pre-acquisition periods

(iii)	To eliminate redundancy of equity in earnings of IMAC St. Louis for the period prior to acquisition

(iv)	To eliminate post acquisition activity included in IMAC Holdings Inc. historical consolidated amounts

F-76

IMAC Group

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2017

	IMAC Holdings	IMAC Kentucky	IMAC St. Louis	Advantage Therapy	BioFirma		Pro-Forma Adjustments	IMAC Group Pro Forma

Patient revenues	$1,378,313	$13,258,419	$8,073,943	$3,101,537	$-			$25,812,212
Contractual adjustments	(723,688)	(8,298,287)	(5,364,015)	(1,829,907)	-			(16,215,897)
Total patient revenue, net	654,625	4,960,132	2,709,928	1,271,630	-			9,596,315
Management fees	131,400	-	-	-	-	(i)	(131,400)	-
Total Revenue	786,025	4,960,132	2,709,928	1,271,630	-			9,596,315

Operating expenses:
Patient expenses	63,216	648,479	309,927	36,013	-			1,057,635
Salaries and related expenses	967,627	2,334,770	1,327,526	717,376	-			5,347,299
Share-based compensation: consulting fees	18,747	-	-	-	-			18,747
Advertising and marketing	119,867	142,642	202,541	16,191	-			481,241
General and administrative	465,740	885,273	679,596	356,627	-	(i)	(131,400)	2,255,836
Depreciation and amortization	65,895	197,945	134,563	17,930	-	(ii)	1,539,432	1,955,765

Total operating expenses	1,701,092	4,209,109	2,654,153	1,144,137	-			11,116,523

Operating loss	(915,067)	751,023	55,775	127,493	-			(1,520,208)

Other income (expenses):
Interest income	14,821	-	2,670	216	-	(i)	(14,855)	2,852
Interest expense	(27,151)	(37,229)	(43,836)	(4,929)	-	(i)	14,855	(98,290)
Loss on disposal of assets	(2,744)	(569,617)	-	-	-			(572,361)
Total other income (expenses)	(15,074)	(606,846)	(41,166)	(4,713)	-			(667,799)

Loss before equity in earnings(loss) of non-consolidated affiliates	(930,141)	144,177	14,609	122,780	-			(2,188,007)

Equity in earnings (loss) of non-consolidated affiliate	13,609	-	-	-	-	(iii)	(13,609)	-

Net earnings (loss)	(916,532)	144,177	14,609	122,780	-			(2,188,007)

Net loss attributable to the non-controlling interest	859,351	-	-	-	-	(ii)	143	859,494

Net loss attributable to the IMAC Holdings Inc. stockholders	(57,181)	144,177	14,609	122,780	-			(1,328,513)

Footnotes

[i]	To eliminate inter-company management fees and interest on loans

[ii]	To record depreciation and amortization arising from purchase accounting adjustments of IMAC Kentucky, IMAC St. Louis, Advanced Therapy, and BioFirma for pre-acquisition periods

[iii]	To eliminate redundancy of equity in earnings of IMAC St. Louis for the period prior to acquisition

F-77

Units Consisting of 850,000 Shares of Common Stock

and Warrants to Purchase Up to 1,700,000 Shares of Common Stock

( 1,700,000 Shares of Common Stock Underlying the Warrants)

IMAC HOLDINGS, INC.

PROSPECTUS

DAWSON JAMES SECURITIES, INC.	CUTTONE & CO., LLC

February   , 2019

Until March   , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses and costs expected to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and The NASDAQ Capital Market listing fee:

Amount to be Paid
SEC registration fee	$1,242
FINRA filing fee	3,212
Nasdaq listing fee	25,000
Printing and engraving expenses	2,500
Legal fees and expenses	150,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees	5,000
Miscellaneous	7,546
Total	$269,500

ITEM 14. Indemnification of Directors and Officers

Effective as of May 31, 2018, we converted from a Kentucky limited liability company into a Delaware corporation and changed our name to IMAC Holdings, Inc. In connection with this conversion, we adopted a certificate of incorporation and bylaws and are now governed by the Delaware General Corporation Law, or the DGCL. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Article VI of our certificate of incorporation authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

We intend to enter into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set forth in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities

Effective June 1, 2018, we converted from a Kentucky limited liability company into a Delaware corporation. In connection with the conversion, all of our outstanding membership interests were exchanged on a proportional basis into shares of common stock. The issuance of shares of common stock to our members in the conversion was exempt from registration under the Securities Act by virtue of the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the issuances.

ITEM 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation of IMAC Holdings, Inc.

3.2	Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc.

3.3	Bylaws of IMAC Holdings, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Form of Common Stock Warrant certificate.

4.3	Form of Warrant Agency Agreement between IMAC Holdings, Inc. and Equity Stock Transfer, LLC.

4.4*	Form of Underwriters’ Unit Purchase Option.

5.1 *	Opinion of Olshan Frome Wolosky LLP, as to the legality of the securities being offered.

10.1†	2018 Incentive Compensation Plan (to be effective upon the closing of this offering).

10.2	Form of Indemnification Agreement.

10.3	Form of Securities Purchase Agreement between IMAC Holdings, LLC and investors listed therein.

10.4	Management Services Agreement between IMAC Holdings, LLC and Integrated Medicine and Chiropractic Regeneration Center PSC.

10.5	Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC.

10.6	Promissory Note for $200,000, dated November 15, 2017, to Pinnacle Bank.

10.7	Promissory Note for $101,096, dated March 8, 2017, to Tommy West.

10.8	Promissory Note for $133,555.39, dated September 17, 2014, to Independence Bank of Kentucky.

10.9	Promissory Note for $1,232,500, dated March 29, 2018, to Independence Bank of Kentucky.

10.10	Commercial Line of Credit Agreement, dated July 9, 2017, between Integrated Medicine and Chiropractic Regeneration Center PSC and Independence Bank of Kentucky.

10.11	Promissory Note for $150,000, dated November 15, 2017, to Pinnacle Bank.

10.12	Commercial Line of Credit Agreement, dated May 1, 2018, between Integrated Medicine and Chiropractic Regeneration Center of St. Louis, LLC and Independence Bank of Kentucky.

10.13	Promissory Note, dated May 4, 2016, to Independence Bank of Kentucky.

10.14	Promissory Note for $500,000, dated December 1, 2016, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015.

10.15	Promissory Note for $2,000,000, dated June 1, 2018, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015.

10.16	Merger Agreement with Clinic Management Associates, LLC

10.17	Unit Purchase Agreement for Advantage Hand Therapy

10.18	Addendum to Merger Agreement with Clinic Management Associates, LLC.

10.19	Addendum to Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC.

14.1	Code of Ethics and Business Conduct.

14.2	Code of Ethics for the CEO and Senior Financial Officers.

21.1	List of subsidiaries.

Exhibit Number	Description

23.1 *	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Daszkal Bolton LLP, independent registered public accountants.

23.3	Consent of David Ellwanger.

23.4	Consent of George Hampton.

23.5	Consent of Dean Weiland.

24.1	Power of Attorney (set forth on signature page of the initial filing of this registration statement).

Unless otherwise indicated, exhibit has been previously filed.

†	Compensatory plan or agreement.

*	Filed herewith

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 8th day of February 2019.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Jeffrey S. Ervin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Jeffrey S. Ervin		Chief Executive Officer (principal executive	February 8 , 2019
Jeffrey S. Ervin		officer) and Director

/s/ Matthew C. Wallis, DC*			February 8 , 2019
Matthew C. Wallis, DC		Chief Operating Officer and Director

/s/ D. Anthony Bond, CPA		Chief Financial Officer (principal financial and	February 8 , 2019
D. Anthony Bond, CPA		accounting officer)

*By:	/s/ Jeffrey S. Ervin		February 8 , 2019
Jeffrey S. Ervin
Attorney-in-Fact